Filed Pursuant to Rule 424(b)(3)

 Registration No. 333-172354

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED.  THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE.  THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED~~.~~

PROSPECTUS

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BROADCAST INTERNATIONAL, INC.

34,662,465 Shares of Common Stock

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This prospectus relates to the resale of up to 34,662,465 shares of our common stock owned by the selling shareholders, including up to 10,720,821 shares of our common stock upon exercise of certain warrants held by the selling shareholders.

THIS INVESTMENT INVOLVES SIGNIFICANT RISKS.  SEE “RISK FACTORS” BEGINNING ON PAGE 4 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING OUR SECURITIES.

We will not receive any proceeds from the sale of the common stock hereunder.  All proceeds from the sale of the common stock will be paid to the selling shareholders.  We will, however, receive proceeds from the exercise of the outstanding warrants.  If all of the warrants covered by this prospectus are exercised in full, we will issue an aggregate of 10,720,821 shares of our common stock, and we will receive aggregate proceeds of $10,720,821.  See “Use of Proceeds.”

Our common stock is currently traded on the OTC Bulletin Board under the symbol “BCST.”  On June 16, 2011 the closing sale price of our common stock was $0.89 per share.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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The date of this prospectus is June 16, 2011.

You should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with information different from that contained in this prospectus or any prospectus supplement.  This prospectus is not an offer of these securities in any jurisdiction where an offer and sale is not permitted.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.

References in this prospectus to “we,” “our,” “us” and “Broadcast International” refer to Broadcast International, Inc. and our consolidated subsidiaries, including BI Acquisitions, Inc. and Interact Devices, Inc.

TABLE OF CONTENTS

Page

PROSPECTUS SUMMARY

2

RISK FACTORS

4

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

9

USE OF PROCEEDS

10

COMMON STOCK PRICE RANGE

10

DIVIDEND POLICY

11

CAPITALIZATION

11

SELECTED CONSOLIDATED FINANCIAL DATA

11

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS  13

BUSINESS

26

MANAGEMENT

33

COMPENSATION DISCUSSION AND ANALYSIS

36

RELATED PARTY TRANSACTIONS

42

PRINCIPAL AND SELLING SHAREHOLDERS

44

PLAN OF DISTRIBUTION

50

DESCRIPTION OF OUR CAPITAL STOCK

52

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

54

EXPERTS

54

LEGAL OPINION

54

WHERE YOU CAN FIND MORE INFORMATION

54

INDEX TO FINANCIAL STATEMENTS

F-1

PROSPECTUS SUMMARY

You should read the following summary together with the entire prospectus, including the more detailed information in our consolidated financial statements and related notes appearing elsewhere in this prospectus.  You should carefully consider, among other things, the matters discussed under the caption “Risk Factors.”

Our Business

Broadcast International, Inc. is a communications services and technology company headquartered in Salt Lake City, Utah.  The Company operates two divisions – BI Networks and CodecSys.

BI Networks

Through BI Networks, we install, manage and support private communication networks for large organizations that have widely-dispersed locations or operations.  Our enterprise clients use these networks to deliver digital signage solutions, training programs, product announcements, entertainment and other communications to their employees and customers.  We use a variety of delivery technologies, including satellite, Internet streaming and Wi-Fi, depending on the industry standard products and equipment sold by other companies.

In July 2009, we entered into a $10.1 million, three-year contract with Bank of America (“BofA”) to provide technology and digital signage services to approximately 2,300 of its more than 6,000 retail and administrative locations throughout North America. Our customer is in process of expanding its network to additional retail and administrative locations.  In addition, BofA has selected us to be its vendor for certain additional audio visual services during 2011. A factor in securing BofA as a customer was our CodecSys® technology utilized in delivering our services.

CodecSys

We own proprietary video compression technology that we have trademarked “CodecSys.”  Video compression is the process by which video content is converted into a digital data stream for transmission over satellite, cable, Internet or wireless networks. Initially, we developed this technology for delivering video content for our network customers. However, this proprietary technology has expanded into a much wider application.

Video compression is generally accomplished by using a single technique or computer formula to create a particular data stream.  Our patented CodecSys technology is a software-based video operating system that uses multiple techniques or computer formulas to create a particular data stream.  With CodecSys, video content may be transmitted over substantially decreased bandwidth while maintaining media quality.  We believe our CodecSys technology offers significant efficiencies and cost savings over traditional hardware solutions associated with video content transmission and storage.

We have developed a video encoding software product based upon our CodecSys technology that operates on multiple hardware platforms and is easily upgradable. In September 2009, our CodecSys video encoding technology was certified by Microsoft as an approved software encoding system for use by IPTV providers that use Microsoft operating platforms.  Our CodecSys technology is the only software video encoding system certified by Microsoft.  Microsoft is a leading provider of network control software to the IPTV market.

In July 2010, we released CodecSys version 2.0, which has been installed in various large telecoms and labs for evaluation by potential customers. We continue to make sales presentations and respond to requests for proposals at other large telecoms, cable companies and broadcasting companies.  These presentations have been made with our technology partners, including IBM, HP and Microsoft, which are suppliers of hardware and software for video transmission applications in Microsoft’s Media Room environment. Because CodecSys is software-based, it is also ideal for cloud-based initiatives.

Broadcast International

We were incorporated in Utah in 1983.  We did not commence our current business, however, until 2000.  Our principal executive offices are located at 7050 Union Park Avenue, Suite 600, Salt Lake City, Utah 84047, and our telephone number is (801) 562-2252.  We maintain an internet site at www.brin.com, which contains information concerning us.  Our internet website and the information contained therein or connected thereto are not intended to be incorporated into this prospectus and should not be considered a part of this prospectus.

Our common stock is considered “penny stock” under the Securities Exchange Act of 1934, which means that securities broker-dealers cannot recommend the common stock which may make trading the common stock difficult.

Risk Factors

Investing in our securities involves significant risks.  You should carefully read the section entitled “Risk Factors” beginning on page 5 for an explanation of these risks before investing in our securities.

Summary Consolidated Financial Data

The following summary consolidated financial data are derived from our consolidated financial statements.  This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.  The summary consolidated balance sheet data as of December 31, 2010 and 2009 and the summary consolidated statement of operations data for each of the years ended December 31, 2010, 2009, and 2008 have been derived from our consolidated financial statements audited by HJ & Associates, LLC, independent registered public accounting firm, included elsewhere herein.  The summary consolidated balance sheet data as of December 31, 2008 has been derived from our audited consolidated financial statements not included herein.  The summary consolidated balance sheet data as of March 31, 2011 and the summary consolidated statement of operations data for the three months ended March 31, 2010 and 2011 have been derived from unaudited consolidated financial statements that are included elsewhere herein.  The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair statement of our financial position and operating results for the periods presented.  Historical results are not necessarily indicative of the results to be expected in the future, and results of interim periods are not necessarily indicative of results for the entire year

	Year Ended December 31,				Three Months Ended March 31,
	2007	2008	2009	2010	2010	2011
Statement of Operations Data:					(Unaudited)	(Unaudited)
Net sales	$ 4,297,784	$ 3,401,847	$ 3,627,571	$ 7,313,218	$ 1,787,067	$ 1,687,264
Cost of sales	4,273,490	3,378,361	3,180,284	5,185,779	1,273,043	1,275,537
Gross margin	24,294	23,486	447,287	2,127,439	514,024	411,727
Operating expenses:
Administrative and general	8,755,709	7,974,204	5,991,317	4,139,717	1,210,974	2,608,372
Selling and marketing	556,568	1,348,179	651,322	254,002	82,451	159,937
Research and development in process	1,274,792	5,083,056	3,584,019	2,711,933	736,135	597,771
Impairment of assets	1,142,400	2,504	--	--	--	--
Depreciation	--	500,577	756,841	766,614	192,637	180,793
Total operating expenses	11,729,469	14,908,520	10,983,139	7,872,266	2,222,197	3,546,873
Loss from operations	(11,705,175)	(14,885,034)	(10,535,852)	(5,744,827)	(1,708,173)	(3,135,146)
Other income (expense)	(14,582,169)	17,115	(2,844,837)	(12,919,290)	(1,192,558)	2,388,181
Loss before income taxes	(26,287,344)	(12,474,150)	(13,380,689)	(18,664,117)	(2,900,731)	(746,965)
Income tax (expense) credit	--	--	--	--	--	--
Net Loss	$(26,287,344)	$(12,474,150)	$(13,380,689)	$(18,664,117)	$(2,900,731)	$ (746,965)
Net Loss per share – basic and diluted	$ (0.85)	$ (0.32)	$ (0.34)	$ (0.43)	$ (0.07)	$ (0.01)

Weighted average number of shares of common stock outstanding – basic and diluted	30,942,000	38,517,000	39,235,000	43,353,000	40,039,200	74,249,600

	December 31,				March 31,
	2007	2008	2009	2010	2011
					(Unaudited)
Balance Sheet Data:
Cash and cash equivalents	$ 16,598,300	$ 3,558,336	$ 263,492	$ 6,129,632	$ 3,304,891
Total current assets	19,325,588	4,153,311	1,684,604	7,497,739	4,710,861
Property and equipment, net	641,314	2,378,615	3,811,377	2,419,891	2,233,512
Total assets	21,540,626	10,048,934	6,818,157	10,709,638	7,694,191
Current liabilities	15,640,535	7,093,703	18,243,996	19,374,847	14,311,998
Long-term obligations	2,931,245	6,737,006	2,657,012	7,255,633	6,950,386
Total liabilities	18,571,780	13,830,709	20,901,008	26,630,480	21,262,384
Total stockholders’ equity (deficit)	$ 2,968,846	$(3,781,775)	$(14,082,851)	$(15,920,842)	$ 7,694,191

RISK FACTORS

You should carefully consider the following risk factors and all other information contained in this prospectus.  Our business and our securities involve a high degree of risk.

If we do not successfully commercialize our CodecSys technology, we may never achieve profitability, retire our convertible debt or be able to raise future capital.

It is imperative that we successfully commercialize our CodecSys technology.  We continue to develop this technology for a variety of applications.  We have never been involved in a development project of the size and breadth that is involved with CodecSys and none of our management has ever been involved with a software development project.  Management may lack the expertise and we may not have the financial resources needed for successful development of this technology.  Furthermore, commercialization and future applications of the CodecSys technology are expected to require additional capital estimated to be approximately $2.0 million annually for the foreseeable future, although we have spent considerably more than that in past years.  This estimate will increase or decrease depending on specific opportunities and available funding.  If we are unsuccessful in our CodecSys development and commercialization efforts, it is highly doubtful we will achieve profitable operations, retire our existing convertible indebtedness or be able to raise additional funding in the future.

We may need additional capital.  If additional capital is required but is not available, we may have to curtail or cease operations.

We completed an equity funding in December 2010, which should provide us with working capital for the next 18 months.  During this time, we anticipate that we will be able to generate net sales in excess of operating expenses.  If, however, we are unable to do so, we will need to obtain additional financing to continue operations.  We believe external funding may be difficult to obtain, particularly given the prevailing financial market conditions.  If sufficient capital is not available to us, we will be required to pursue one or a combination of the following remedies:  significantly reduce development, commercialization or other operating expenses; sell part or all of our assets; or terminate operations.

The existing turbulence and illiquidity in the credit and financial markets are continuing challenges that have generally made potential funding sources more difficult to access, less reliable and more expensive.  These market conditions have made the management of our own liquidity significantly more challenging.  A further deterioration in the credit and financial markets or a prolonged period without improvement could adversely affect our ability to raise additional capital.

We may not be able to repay our outstanding convertible notes when they become due.

The maturity date of our $5.5 million senior unsecured convertible note is December 23, 2013.  Our $1.0 million unsecured convertible note is due on December 31, 2013.  In order to repay our outstanding convertible notes, we believe we will need to secure additional debt or equity financing.  If we are unable to repay our unsecured convertible notes when due, we may face possible foreclosure on our assets by the note holders, bankruptcy protection or liquidation.

We have sustained and may continue to sustain substantial losses.

We have sustained operating losses in each of the last seven years.  Through December 31, 2010, our accumulated deficit was $112,492,311.  Although we have significantly reduced our use of cash for operations due to our new digital signage contracts, we continue to sustain losses on a quarterly and annual basis.

Our success depends on adoption of our CodecSys technology by OEMs and end-users.

The success of our CodecSys technology depends on the adoption of this technology by original equipment manufacturers, or OEMs, like IBM and HP, as well as end-users.  The OEM qualification and adoption process is complex, time-consuming and unpredictable.  Furthermore, OEMs may elect to maintain their relationships with incumbent technology providers, even when presented with technology that may be superior to the incumbent technology.  Significant delays in the development or OEM adoption of CodecSys will adversely affect our results of operations, financial condition and prospects.

Our continued losses may impact our relationships with OEMs and customers.

Our continued losses may impact our relationships with existing and potential OEMs and customers.  OEMs may be reluctant to partner with us or present our technology in conjunction with their product offerings if they believe our financial condition is marginal or in jeopardy.  OEMs and prospective customers may delay adoption of our CodecSys technology and other products if they believe we are not financially sound enough to support our technology or other product offerings.

Covenant restrictions contained in our outstanding convertible notes may limit our ability to obtain additional capital and to operate our business.

Our $5.5 million senior convertible note and our $1.0 million unsecured convertible note contain, among other things, covenants that may restrict our ability to obtain additional capital or to operate our business.  For example, (i) the senior convertible note prohibits us from paying any dividends unless we obtain the prior written consent of the holder of such note; (ii) the senior convertible note prohibits us from incurring any indebtedness; (iii) the senior convertible note prohibits us from repaying any indebtedness which is junior to the senior convertible note; and (iv) the senior convertible note and the unsecured convertible note contain anti-dilution provisions.  Even if we are able to obtain additional capital, such covenants could result in substantial dilution to our existing shareholders.  Furthermore, a breach of any of the covenants contained in the convertible notes could result in a default under the notes, in which event the note holders could elect to declare all amounts outstanding to be immediately due and payable, which would require us to secure additional debt or equity financing to repay the indebtedness or to seek bankruptcy protection or liquidation.

Adverse economic or other market conditions could reduce the purchase of our services by existing and prospective customers, which would harm our business.

Our business is impacted from time to time by changes in general economic, business and international conditions and other similar factors.  Adverse economic or other market conditions negatively affect the business spending of existing and prospective customers.  In adverse market times, our network and other services may not be deemed critical for these customers.  Therefore, our services are often viewed as discretionary and may be deferred or eliminated in times of limited business spending, thereby harming our business.

The recent recession and market turmoil present considerable risks and challenges.  These risks and challenges have reached unprecedented levels and have significantly diminished overall confidence in the national economy, upon which we are dependent.  Such factors could have an adverse impact on our business and prospects in ways that are not predictable or that we may fail to anticipate.

Our systems of internal operational and financial controls may not be effective.

We establish and maintain systems of internal operational and financial controls that provide us with critical information.  These systems are not foolproof, and are subject to various inherent limitations, including cost, judgments used in decision-making, assumptions about the likelihood of future events, the soundness of our systems, the possibility of human error, and the risk of fraud.  Moreover, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions and the risk that the degree of compliance with policies or procedures may deteriorate over time.  Because of these limitations, any system of internal controls or procedures may not be successful in preventing all errors or fraud or in making all material information known in a timely manner to the appropriate levels of management.  We have previously experienced significant deficiencies in our required disclosure controls and procedures regarding the updating of certain accounting pronouncements and the reporting of current information required to be filed with the SEC.  We have also experienced a significant deficiency and a material weakness in our required disclosure controls and procedures regarding our accounting entries and financial statements, which resulted in the restatement of one accounting period.  Any future deficiency, weakness, malfunction or inadequacy related to internal operational or financial control systems or procedures could produce inaccurate and unreliable information that may harm our business.

We may be unable to respond adequately to rapid changes in technology.

The markets for private communication networks and video encoder systems are characterized by rapidly changing technology, evolving industry standards and frequent new product introductions.  The introduction of new technology and products and the emergence of new industry standards not only impacts our ability to compete, but could also render our products, services and CodecSys technology uncompetitive or obsolete.  If we are unable to adequately respond to changes in technology and standards, we will not be able to serve our clients effectively.  Moreover, the cost to modify our services, products or infrastructure in order to adapt to these changes could be substantial and we may not have the financial resources to fund these expenses.

We face intense competition that could harm our business.

The communications industry is extremely competitive.  We compete with numerous competitors who are much larger than us and have greater financial and other resources.  With respect to video conferencing, we compete with Sony, Polycom, Tandberg and others.  In the satellite network and services segment, we compete with Convergent Media Systems, Globecast, IBM, Cisco, TeleSat Canada and others.  Our competitors have established distribution channels and significant marketing and sales resources.  Competition results in reduced operating margins for our business and may cause us to lose clients and/or prevent us from gaining new clients critical for our success.

There are several additional major market sectors in which we plan to compete with our CodecSys technology, all with active competitors.  These sectors include the basic codec technology market, the corporate enterprise network market and small business streaming media market.  These are sectors where we may compete by providing direct services.  Competition in these new market areas will also be characterized by intense competition with much larger and more powerful companies, such as Microsoft and Yahoo, which are already in the video compression and transmission business.  Many of these competitors already have an established customer base with industry standard technology, which we must overcome to be successful.

On a technology basis, CodecSys competition varies by market sector, with codecs and codec suppliers like Microsoft Windows Media Player, Real Networks’ Real Player, Apple QuickTime, MPEG2, MPEG4, On2, DivX and many others.  There are several companies, including Akamai, Inktomi, Activate and Loudeye, which utilize different codec systems.  These companies specialize in encoding, hosting and streaming content services primarily for news/entertainment clients with large consumer audiences.  All are larger and have greater financial resources than we have.

If we fail to hire additional specialized personnel or retain our key personnel in the future, we will not have the ability to successfully commercialize our technology or manage our business.

We still need to hire additional specialized personnel to successfully commercialize our CodecSys technology.  If we are unable to hire or retain qualified software engineers and project managers, our ability to complete further development and commercialization efforts will be significantly impaired.  Our success is also dependent upon the efforts and abilities of our management team.  If we lose the services of certain of our current management team members, we may not be able to find qualified replacements which would harm the continuation and management of our business.

Our revenue is dependent upon the sales efforts of others.

We are dependent upon the sales and marketing efforts of IBM, HP, Microsoft and other third-party businesses in order to derive licensing revenue from our CodecSys technology.  Such businesses may not continue their sales efforts which would adversely affect our potential licensing fees.  We are not able to control the sales and marketing efforts of these third parties.    Limited revenues from our historical sources make us even more dependent upon the sales efforts of others.  Given the current recession and market developments, third-party businesses may scale back on sales efforts which could significantly harm our business and prospects.

We rely heavily on a few significant customers and if we lose any of these significant customers, our business may be harmed.

A small number of customers account for a large percentage of our revenue.  Our business model relies upon generating new sales to existing and new customers.  In September 2009 we secured a contract with a large national organization, which has become our largest customer. Sales revenues from our largest customer accounted for approximately 87% of total revenues for the year ended December 31, 2010 and 72% of total revenues for the three months ended March 31, 2011.  To the extent that our largest customer reduces its reliance on us or terminates its relationship with us, revenues would decline substantially, which would harm our business, unless we can replace that customer with another similarly large customer.

There is significant uncertainty regarding our patent and proprietary technology protection.

Our success is dependent upon our CodecSys technology and other intellectual property rights.  If we are unable to protect and enforce these intellectual property rights, competitors will have the ability to introduce competing products that are similar to ours.  If this were to occur, our revenues, market share and operating results would suffer.  To date, we have relied primarily on a combination of patent, copyright, trade secret, and trademark laws, and nondisclosure and other contractual restrictions on copying and distribution to protect our proprietary technology. Our initial U.S. patent related to our CodecSys technology was granted by the PTO in August 2007 and four additional patents related to applications of the technology were subsequently issued by the PTO.  As of May 15, 2011, eleven foreign countries had issued our initial patent.  In addition, we have 20 pending U.S. and foreign patent applications.  If we fail to deter misappropriation of our proprietary information or if we are unable to detect unauthorized use of our proprietary information, then our revenues, market share and operating results will suffer.  The laws of some countries may not protect our intellectual property rights to the same extent as do the laws of the United States.  Furthermore, litigation may be necessary to enforce our intellectual property rights, to protect trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity.  This litigation could result in substantial costs and diversion of resources that would harm our business.

Our products could infringe on the intellectual property rights of others, which may subject us to future litigation and cause financial harm to our business.

To date, we have not been notified that our services, products and technology infringe the proprietary rights of third parties, but there is the risk that third parties may claim infringement by us with respect to current or future operations.  We expect software developers will increasingly be subject to infringement claims as the number of products and competitors in the industry segment grows and the functionality of products in different industry segments overlaps.  Any of these claims, with or without merit, could be time-consuming to defend, result in costly litigation, divert management’s attention and resources, cause product shipment delays, or require us to enter into royalty or licensing agreements.  These royalty or licensing agreements, if required, may not be available on terms acceptable to us.  A successful claim against us of infringement and failure or inability to license the infringed or similar technology on favorable terms would harm our business.

Our common stock is considered “penny stock” which may make selling the common stock difficult.

Our common stock is considered to be a “penny stock” under the definitions in Rules 15g-2 through 15g-6 promulgated under Section 15(g) of the Securities Exchange Act of 1934, as amended.  Under the rules, stock is considered “penny stock” if:  (i) the stock trades at a price less than $5.00 per share; (ii) it is not traded on a “recognized” national exchange; (iii) it is not quoted on the Nasdaq Stock Market, or even if quoted, has a price less than $5.00 per share; or (iv) is issued by a company with net tangible assets less than $2.0 million, if in business more than a continuous three years, or with average revenues at less than $6.0 million for the past three years.  The principal result or effect of being designated a “penny stock” is that securities broker-dealers cannot recommend our stock but must trade it on an unsolicited basis.

Section 15(g) of the Exchange Act and Rule 15g-2 promulgated thereunder by the SEC require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor’s account.  Potential investors in our common stock are urged to obtain and read such disclosure carefully before purchasing any shares that are deemed to be “penny stocks.”  Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor.  This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives.  Compliance with these requirements may make it more difficult for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

Trading in our securities could be subject to extreme price fluctuations that could cause the value of your investment to decrease.

Our stock price has fluctuated significantly in the past and could continue to do so in the future.  Our stock is thinly-traded, which means investors will have limited opportunities to sell their shares of common stock in the open market.  Limited trading of our common stock also contributes to more volatile price fluctuations.  The market price of our common stock is also subject to extreme fluctuations because of the nature of the CodecSys technology and the potential for large-scale acceptance or rejection of our technology in the marketplace.  Given these fluctuations, an investment in our stock could lose value.  A significant drop in our stock price could expose us to the risk of securities class action lawsuits.  Defending against such lawsuits could result in substantial costs and divert management’s attention and resources, thereby causing an investment in our stock to lose additional value.

Future sales of our common stock could cause our stock price to decrease.

Substantial sales of our common stock in the public market, or the perception by the market that such sales could occur, could lower our stock price.  As of May 15, 2011, we had 75,575,773 shares of common stock outstanding.  As of May 15, 2011, stock options, including options granted to our employees, and warrants to purchase an aggregate of 20,442,170 shares of our common stock were issued and outstanding, a substantial portion of which were fully exercisable.  As of May 15, 2011, notes convertible into 5,740,740 shares of our common stock were issued and outstanding.  As of May 15, 2011, we had granted restricted stock units to members of our Board of Directors and others, which may be settled at various time in the future by the issuance of 1,950,000 shares of common stock.  Future sales of our common stock, or the availability of our common stock for sale, may cause the market price of our common stock to decline.

Any stock ownership interest may be substantially diluted by future issuances of securities.

We may issue shares of our common stock to holders of outstanding convertible notes, stock options and warrants.  The conversion of the convertible notes and the exercise of options and warrants into shares of our common stock will be dilutive to shareholders.  We also have offered and expect to continue to offer stock options to our employees and others, and have approximately 1,581,979 shares of common stock available for future issuance under our 2004 long-term incentive stock option plan and 1,565,000 shares of common stock available for future issuance under our 2008 equity incentive plan.  To the extent that future stock options are granted and ultimately exercised, there will be further dilution to shareholders.

In connection with the Equity Financing (as defined below) completed in December, 2010, the Company agreed to prepare and file, within 60 days following the issuance of the securities, a registration statement covering the resale of the shares of common stock sold in the financing and the shares of common stock underlying the Warrants, which it did.  If the Company fails to have the registration statement declared effective within 120 days following the date of the filing of the registration statement, the Company will be obligated to issue additional warrants to the investors to purchase an additional 1,250,000 shares for each 30-day period after the deadlines, until either the registration statement is filed or declared effective, as the case may be which could result in further dilution to the shareholders.

We have never paid dividends and do not anticipate paying any dividends on our common stock in the future, so any return on an investment in our common stock will depend on the market price of the stock.

We currently intend to retain any future earnings to finance our operations.  The terms and conditions of our convertible notes restrict and limit payments or distributions in respect of our common stock.  The return on any investment in our common stock will depend on the future market price of our common stock and not on any potential dividends.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder, that involve inherent risk and uncertainties.  Any statements about our expectations, beliefs, plans, objectives, strategies or future events or performance constitute forward-looking statements.  These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend” and similar words or phrases.  Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed or implied therein.  All forward-looking statements are qualified in their entirety by reference to the factors discussed in this prospectus, including, among others, the following risk factors discussed more fully under the caption “Risk Factors” above:

•

dependence on commercialization of our CodecSys technology;

•

our need and ability to raise sufficient additional capital;

•

uncertainty about our ability to repay our outstanding convertible notes;

•

our continued losses;

•

delays in adoption of our CodecSys technology;

•

concerns of OEMs and customers relating to our financial uncertainty;

•

restrictions contained in our outstanding convertible notes;

•

general economic and market conditions;

•

ineffective internal operational and financial control systems;

•

rapid technological change;

•

intense competitive factors;

•

our ability to hire and retain specialized and key personnel;

•

dependence on the sales efforts of others;

•

dependence on significant customers;

•

uncertainty of intellectual property protection;

•

potential infringement on the intellectual property rights of others;

•

factors affecting our common stock as a “penny stock;”

•

extreme price fluctuations in our common stock;

•

price decreases due to future sales of our common stock;

•

future shareholder dilution; and

•

absence of dividends.

Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed or implied in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statement.  Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of future events or developments.  New factors emerge from time to time, and it is not possible for us to predict which factors will arise.  In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Section 27A(b)(1)(C) of the Securities Act of 1933, as amended and Section 21E(b)(1)(C) of the Securities Exchange Act of 1934, as amended state that the safe harbor for forward-looking statements does not apply to statements made by companies that issue penny stock.  Because our common stock is “penny stock,” the safe harbor for forward-looking statements does not apply to us.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock sold by the selling shareholders.  We will, however, receive proceeds from the exercise of the warrants held by the selling shareholders.  We have no assurance that the warrants will be exercised by the selling shareholders.

The outstanding warrants covered by this prospectus that are held by the selling shareholders are exercisable for 10,720,821 shares of our common stock at an exercise price of $1.00 per share.  If all of the outstanding warrants covered by this prospectus are exercised in full, we will issue 10,720,821 shares of our common stock, and we will receive aggregate proceeds of $10,720,821.  Any proceeds we receive upon exercise of the warrants will be used by us for working capital and general corporate purposes.

COMMON STOCK PRICE RANGE

Our common stock is currently traded on the OTC Bulletin Board under the symbol “BCST.”  The following table sets forth, for the periods indicated, the high and low bid quotations, as adjusted for stock splits of our common stock, as reported by the OTC Bulletin Board, and represents prices between dealers, does not include retail markups, markdowns or commissions, and may not represent actual transactions:

	High Bid	Low Bid
Year ending December 31, 2011
First Quarter	$1.30	$0.84
Year ending December 31, 2010
First Quarter	$1.24	$0.93
Second Quarter	$1.29	$0.58
Third Quarter	$1.16	$0.58
Fourth Quarter	$1.18	$0.28

Year ending December 31, 2009
First Quarter	$2.25	$0.80
Second Quarter	$1.56	$0.80
Third Quarter	$1.91	$1.07
Fourth Quarter	$1.75	$0.96

As of May 15, 2011, we had 75,520,675 shares of our common stock issued and outstanding, and there were approximately 1,400 shareholders of record.

DIVIDEND POLICY

We have never paid or declared any cash dividends.  Future payment of dividends, if any, will be at the discretion of our board of directors and will depend, among other criteria, upon our earnings, capital requirements, and financial condition as well as other relative factors.  Management intends to retain any and all earnings to finance the development of our business, at least in the foreseeable future.  Such a policy is likely to be maintained as long as necessary to provide working capital for our operations.  Moreover, our outstanding convertible notes contain restrictive covenants that prohibit us to declare or pay dividends.

CAPITALIZATION

The following table presents our capitalization as of March 31, 2011.  You should read this table in conjunction with “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere herein.

March 31, 2011
Total liabilities	$ 21,262,384
Stockholders’ equity:
Common stock, par value $.05 per share, 180,000,000 shares authorized; 75,575,733 shares issued and outstanding	3,778,802
Preferred stock, no par value, 20,000,000 shares authorized, none issued and outstanding	--
Additional paid-in capital	95,892,281
Accumulated deficit	(113,239,276)
Total stockholders’ deficit	(13,568,193)
Total capitalization	$ 7,694,191

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected financial data are derived from our consolidated financial statements.  This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.  The selected consolidated balance sheet data as of December 31, 2010 and 2009 and the selected consolidated statement of operations data for each of the years ended December 31, 2010 and 2009  have been derived from our consolidated financial statements audited by HJ & Associates, LLC, independent registered public accounting firm, included elsewhere herein. The summary consolidated balance sheet data as of December 31, 2008 has been derived from our audited consolidated financial statements not included herein.  The summary consolidated balance sheet data as of March 31, 2011 and the summary consolidated statement of operations data for the three months ended March 31, 2010 and 2011 have been derived from unaudited consolidated financial statements that are included elsewhere herein.  The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair statement of our financial position and operating results for the periods presented.  Historical results are not necessarily indicative of the results to be expected in the future, and results of interim periods are not necessarily indicative of results for the entire year.

	Year Ended December 31,					Three Months Ended March 31,
	2006	2007	2008	2009	2010	2010	2011
						(Unaudited)
Statement of Operations Data:
Net sales	$13,894,383	$ 4,297,784	$ 3,401,847	$ 3,627,571	$ 7,313,218	$ 1,787,067	$1,687,264
Cost of sales	13,153,261	4,273,490	3,378,361	3,180,284	5,185,779	1,273,043	1,275,537
Gross margin (loss)	741,122	24,294	23,486	447,287	2,127,439	514,024	411,727
Operating expenses:
Administrative and general	4,583,512	8,755,709	7,974,204	5,991,317	4,139,717	1,210,974	2,608,372
Selling and marketing	693,223	556,568	1,348,179	651,322	254,002	82,451	159,937
Research and development in process	2,323,843	1,274,792	5,083,056	3,584,019	2,711,933	736,135	597,771
Impairment of license rights	1,732,600	1,142,400	2,504	--	--	--	--
Depreciation.	--	--	500,577	756,841	766,614	192,637	180,793
Total operating expenses	9,333,178	11,729,469	14,908,520	10,983,139	7,872,266	2,222,197	3,546,873
Loss from operations	(8,592,056)	(11,705,175)	(14,885,034)	(10,535,852)	(5,744,827)	(1,708,173)	(3,135,146)
Other income (expense)	(7,005,853)	(14,582,169)	17,115	(2,844,837)	(12,919,290)	(1,192,558)	2,388,181
Loss before income taxes	(15,597,909)	(26,287,344)	(12,474,150)	(13,380,689)	(18,664,117)	(2,900,731)	(746,965)
Income tax (expense) credit	--	--	--	--	--	--	--
Net loss	$(15,597,909)	$(26,287,344)	$(12,474,150)	$(13,380,689)	$(18,664,117)	$(2,900,731)	$ (746,965)
Net loss per share – basic and diluted	$ (0.56)	$ (0.85)	$ (0.32)	$ (0.34)	$ (0.43)	$ (0.07)	$ (0.01)

Weighted average number of shares of common stock outstanding – basic and diluted	27,962,000	30,942,000	38,517,000	39,235,000	43,353,000	40,039,200	74,249,600

	December 31,					March 31,
	2006	2007	2008	2009	2010	2011
						(Unaudited)
Balance Sheet Data:
Cash and cash equivalents	$ 807,741	$16,598,300	$ 3,558,336	$ 263,492	$ 6,129,632	$ 3,304,891
Total current assets	3,105,916	19,325,588	4,153,311	1,684,604	7,497,739	4,710,861
Property and equipment, net	387,058	641,314	2,378,615	3,811,377	2,419,891	2,233,512
Total assets	5,190,744	21,540,626	10,048,934	6,818,157	10,709,638	7,694,191
Current liabilities	6,827,621	15,640,535	7,093,703	18,243,996	19,374,847	14,311,998
Long-term obligations	2,048,401	2,931,245	6,737,006	2,657,012	7,255,633	6,950,386
Total liabilities	8,876,022	18,571,780	13,830,709	20,901,008	26,630,480	21,262,384
Total stockholders’ equity (deficit)	$(3,685,278)	$ 2,968,846	$(3,781,775)	$(14,082,851)	$(15,920,842)	$ 7,694,191

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read together with our consolidated financial statements and related notes that are included elsewhere in this prospectus.  This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties.  Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under the caption “Risk Factors” or in other parts of this prospectus.  See “Cautionary Note Regarding Forward-Looking Statements.”

Critical Accounting Policies

Management Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.  Actual results could differ from those estimates.

Cash and Cash Equivalents

We consider all cash on hand and in banks, and highly liquid investments with maturities of three months or less, to be cash equivalents. At December 31, 2010 and 2009, we had bank balances in the excess of amounts insured by the Federal Deposit Insurance Corporation. We have not experienced any losses in such accounts, and believe we are not exposed to any significant credit risk on cash and cash equivalents.

Current financial market conditions have had the effect of restricting liquidity of cash management investments and have increased the risk of even the most liquid investments and the viability of some financial institutions.  We do not believe, however, that these conditions will materially affect our business or our ability to meet our obligations or pursue our business plans.

Accounts Receivable

Trade accounts receivable are carried at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis. Management determines the allowance for doubtful accounts by identifying troubled accounts and by using historical experience applied to an aging of accounts. Trade receivables are written off when deemed uncollectible. Recoveries of trade receivables previously written off are recorded when received.

A trade receivable is considered to be past due if any portion of the receivable balance is outstanding for more than 90 days. After the receivable becomes past due, it is on non-accrual status and accrual of interest is suspended.

Inventories

Inventories consisting of electrical and computer parts are stated at the lower of cost or market determined using the first-in, first-out method.

Property and Equipment

Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the property, generally from three to five years.  Repairs and maintenance costs are expensed as incurred except when such repairs significantly add to the useful life or productive capacity of the asset, in which case the repairs are capitalized.

Patents and Intangibles

Patents represent initial legal costs incurred to apply for United States and international patents on the CodecSys technology, and are amortized on a straight-line basis over their useful life of approximately 20 years.  We have filed several patents in the United States and foreign countries. As of May 15, 2011, the PTO had approved five patents.  Additionally, eleven foreign countries had approved patent rights.  While we are unsure whether we can develop the technology in order to obtain the full benefits, the patents themselves hold value and could be sold to companies with more resources to complete the development. On-going legal expenses incurred for patent follow-up have been expensed from July 2005 forward. For the year ended December 31, 2008, we recorded a $2,504 valuation impairment related to the discontinuation of patent applications in three foreign countries.

Amortization expense recognized on all patents totaled $10,003 for the year ended December 31, 2010,  $7,777 in 2009, and $9,651 in 2008 .

Estimated amortization expense, if all patents were issued at the beginning of 2011 for each of the next five years is as follows:

Year ending December 31:
2011	$ 12,231
2012	12,231
2013	11,763
2014	11,763
2015	11,763

Long-Lived Assets

We review our long-lived assets, including patents, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability of assets held and used is measured by a comparison of the carrying amount of an asset to future un-discounted net cash flows expected to be generated by the asset.  If such assets are considered to be impaired, then the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets.  Fair value is determined by using cash flow analyses and other market valuations.

As previously discussed, we recorded an impairment of long-lived assets of $2,504 for the year ended December 31, 2008, related to our patents. After our review at December 31, 2010 and at December 31, 2009, it was determined that no further adjustments were required.

Stock-based Compensation

Stock-based compensation cost is estimated at the grant date, based on the estimated fair value of the awards, and recognized as expense ratably over the requisite service period of the award for awards expected to vest.

Income Taxes

We account for income taxes in accordance with the asset and liability method of accounting for income taxes.  Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to the taxable income in the years in which those temporary differences are expected to be recovered or settled.

Revenue Recognition

We recognize revenue when evidence exists that there is an arrangement between us and our customers, delivery of equipment sold or service has occurred, the selling price to our customers is fixed and determinable with required documentation, and collectability is reasonably assured. We recognize as deferred revenue, payments made in advance by customers for services not yet provided.

When we enter into a multi-year contract with a customer to provide installation, network management, satellite transponder and help desk, or combination of these services, we recognize this revenue as services are performed and as equipment is sold.  These agreements typically provide for additional fees, as needed, to be charged if on-site visits are required by the customer in order to ensure that each customer location is able to receive network communication. As these on-site visits are performed the associated revenue and cost are recognized in the period the work is completed. If we install, for an additional fee, new or replacement equipment to an immaterial number of new customer locations, and the equipment immediately becomes the property of the customer, the associated revenue and cost are recorded in the period in which the work is completed.

Research and Development

Research and development costs are expensed when incurred.  We expensed $2,711,933 for the year ended December 31, 2010, $3,584,019 in 2009, and $5,083,056 in 2008 of research and development costs.

Concentration of Credit Risk

Financial instruments, which potentially subject us to concentration of credit risk, consist primarily of trade accounts receivable. In the normal course of business, we provide credit terms to our customers. Accordingly, we perform ongoing credit evaluations of our customers and maintain allowances for possible losses which, when realized, have been within the range of management’s expectations.

In the year ended December 31, 2010, we had one customer that individually constituted 87% of our total revenues.  In 2009, that same customer individually constituted 72% of our total revenues, with no other single customer representing more than 5% of total revenues.  That largest customer signed a three year contact which we began servicing in the second half of 2009. In 2008, we had three customers that individually constituted greater than 10% of our total revenues, which represented 29%, 11% and 10% of our revenues, respectively.

Loss per Common Share

The computation of basic loss per common share is based on the weighted average number of shares outstanding during each year.

The computation of diluted earnings per common share is based on the weighted average number of shares outstanding during the year, plus the dilutive common stock equivalents that would arise from the exercise of stock options, warrants and restricted stock units outstanding during the year, using the treasury stock method and the average market price per share during the year.  Options and warrants to purchase 20,442,170 shares of common stock at prices ranging from $.33 to $36.25 per share were outstanding at December 31, 2010. Options and warrants to purchase 13,167,337, shares of common stock at prices ranging from $.04 to $36.25 per share were outstanding at December 31, 2009. Options and warrants to purchase 14,943,393 and 16,034,019 shares of common stock at prices ranging from $.02 to $45.90 per share were outstanding at December 31, 2008. There were 950,000 and 975,000 restricted stock units outstanding at December 31, 2010and 2009, respectively. As we experienced a net loss for the years ended December 31, 2010,  2009 and 2008, no common stock equivalents have been included in the diluted earnings per common share calculation as the effect of such common stock equivalents would be anti-dilutive.

Advertising Expenses

We follow the policy of charging the costs of advertising to expense as incurred.  Advertising expense was $7,704 in the year ended December 31, 2010, $4,013 in 2009 and $203,980 in 2008.

Auction Rate Preferred Securities

As of December 31, 2009, we had investments in auction rate preferred securities, or ARPS, in the amount of $300,000 which were classified as long-term investments on our consolidated balance sheet and reflected at fair value. These ARPS were all that remained of investments that originally totaled $11,600,000 and which all but the $300,000 were redeemed at par. The ARPS secured a loan made by the brokerage company from which we purchased the ARPS in the original amount of $1,400,000, of which $162,500 remained outstanding at December 31, 2009. During the year ended December 31, 2010, we redeemed the remaining balance of $300,000 (par value) of our ARPS and recognized a $49,264 loss on sale of available for sale securities and retired the loan.

Executive Overview

The current recession and market conditions have had substantial impacts on the global and national economies and financial markets.  These factors, together with soft credit markets, have slowed business growth and generally made potential funding sources more difficult to access.  We continue to be affected by prevailing economic and market conditions, which present considerable risks and challenges to us.

During 2009, we decreased certain of our development activities and expenses notwithstanding the need to refocus and develop our CodecSys technology on a different platform using a newly announced Intel operating chip.  Even with decreased engineering staff and certain related development employees, we were able to complete our video encoding system utilizing the Intel chip, prepare our CodecSys technology for installation on both the IBM and HP equipment platforms, and become certified by Microsoft as an approved software video encoding system for use by IPTV providers using Microsoft operating platforms.  On July 1, 2010, we released CodecSys 2.0, which has been installed in various large telecoms and labs for evaluation by potential customers.  We continue to make sales presentations and respond to requests for proposals at other large telecoms, cable companies and broadcasting companies.  These presentations have been made with our technology partners which are suppliers of hardware and software for video transmission applications in media room environments such as IBM, HP and Microsoft. Although license revenue from the CodecSys technology has been minimal to date, we believe we have made significant progress and continue to believe that our CodecSys technology holds substantial revenue opportunities for our business.

On July 31, 2009, we entered into a $10.1 million, three-year contract with a Fortune 10 financial institution customer to provide technology and digital signage services to approximately 2,000 of the customer’s more than 6,000 retail and administrative locations throughout North America.  The customer is in the process of expanding its network to additional locations.   In addition, the customer selected us to be its vendor for certain additional audio visual services during the next year.  A factor in securing this contract was the benefits of the CodecSys technology delivering our services to be utilized in our services.  For the year ended December 31, 2010, we realized approximately $6,342,057 in revenue from this new customer contract, which contributed approximately 87% of our revenues for the year.

Our revenues for the year ended December 31, 2010 increased by approximately $3,685,647 or 102% over the year ended December 31, 2009. In order to reduce our operating cash requirements and preserve our cash resources, we reduced our personnel and curtailed other spending and our cash used for operations for the year ended December 31, 2010 decreased by approximately $3,223,549 compared to the year ended December 31, 2009.  However, even with the increase in our revenues and an increase of approximately $1,680,152 in our gross profit for the year ended December 31, 2010 compared to the same period in 2009, we continued to deplete our available cash and increased our need for future equity and debt financing.    Our audited financial statements for the year ended December 31, 2009 included a “going concern” qualification.  Although the financial statements for the year ended December 31, 2010 do not contain a “going concern” qualification, we continue to spend more money that we generate from operations. See Note 3 of the Notes to Consolidated Financial Statements appearing elsewhere herein.

During 2010, we sold 1,601,666 shares of our common stock to 19 separate investors at a purchase price of $1.00 per share together with a warrant to purchase additional shares of our stock for $1.50 per share. The warrant expires at the end of three years. The net proceeds from the sale of these shares were used for general working capital purposes.    Each of the investors was given the right to adjust their purchase in the event we sold additional equity at a price and on terms different from the terms on which their equity was purchased.  Upon completion of the Equity Financing described below, each of the investors converted their purchase to the terms contained in the Equity Financing.  This resulted in the issuance of an additional 2,083,374 shares of common stock and the cancellation of 2,495,075 warrants with an exercise price of $1.50 and the issuance of 2,079,222 warrants with an exercise price of $1.00 and an expiration date of five years from the conversion.

On December 24, 2010, we closed on an equity financing (the “Equity Financing”) as well as a restructuring of our outstanding convertible indebtedness (the “Debt Restructuring”).  The Equity Financing and the Debt Restructuring are described as follows.

We entered into a Placement Agency Agreement, dated December 17, 2010, with Philadelphia Brokerage Corporation (“PBC”), pursuant to which PBC agreed to act as the exclusive agent of the Company on a “best efforts” basis with respect to the sale of up to a maximum gross consideration of $15,000,000 of units of the Company’s securities, subject to a minimum gross consideration of $10,000,000.  The Units consisted of two shares of our common stock and one warrant to purchase a share of our common stock.  The Company agreed to pay PBC a commission of 8% of the gross offering proceeds received by the Company, to issue PBC 40,000 shares of its common stock for each $1,000,000 raised, and to pay the reasonable costs and expenses of PBC related to the offering.  The Company also agreed to pay PBC a restructuring fee in the amount of approximately $180,000 upon the closing of the Equity Financing and the simultaneous Debt Restructuring.

Pursuant to the Placement Agency Agreement, we entered into Subscription Agreements dated December 23, 2010 with select institutional and other accredited investors for the private placement of 12,500,000 units of our securities.  The Subscription Agreements included a purchase price of $1.20 per unit, with each unit consisting of two shares of common stock and one warrant to purchase an additional share of common stock.  The warrants have a term of five years and an exercise price of $1.00 per share.

Net proceeds from the Equity Financing, after deducting the commissions and debt restructuring fees payable to PBC and the estimated legal, printing and other costs and expenses related to the financing, were approximately $13.5 million.  We used a portion of the net proceeds of the Equity Financing to pay down debt and the remainder will be used for working capital.

On November 29, 2010, we entered into a bridge loan transaction with three accredited investors pursuant to which we issued unsecured notes in the aggregate principal amount of $1.0 million.  Upon the closing of the Equity Financing, the lenders converted the entire principal amount plus accrued interest into the same units offered in the Equity Financing and the proceeds from the bridge loan transaction were treated as funds raised with respect to the financing.

In connection with the Equity Financing and under the terms of the Subscription Agreements, the Company agreed to prepare and file and did file, within 60 days following the issuance of the securities, a registration statement covering the resale of the shares of common stock sold in the financing and the shares of common stock underlying the Warrants.  If the Company fails to have the registration statement declared effective within 120 days following the date of the filing of the registration statement, the Company will be obligated to issue additional warrants to the investors to purchase an additional 1,250,000 shares for each 30-day period after the deadlines, until either the registration statement is filed or declared effective, as the case may be.

On December 24, 2010, we also closed on the Debt Restructuring.  In connection therewith, we (i) issued an Amended and Restated Senior Convertible Note in the principal amount of $5.5 million (the “Amended and Restated Note”) to Castlerigg Master Investment Ltd. (“Castlerigg”), (ii) paid $2.5 million in cash to Castlerigg, (iii) cancelled warrants previously issued to Castlerigg that were exercisable for a total of 5,208,333 shares of common stock, (iv) issued 800,000 shares of common stock to Castlerigg in satisfaction of an obligation under a prior loan amendment, (v) entered into the Letter Agreement pursuant to which we paid Castlerigg an additional $2.75 million in cash in lieu of the issuance of $3.5 million in stock and warrants as provided in the loan restructuring agreement under which the Amended and Restated Note and other documents was issued (the “Loan Restructuring Agreement”), and (vi) entered into an Investor Rights Agreement with Castlerigg dated December 23, 2010.  As a result of the foregoing, Castlerigg forgave approximately $7.2 million of principal and accrued but unpaid interest.

The Amended and Restated Note, dated December 23, 2010, is a senior, unsecured note that matures in three years from the closing and bears interest at an annual rate of 6.25%, payable semi-annually.  We paid the first year’s interest of approximately $344,000 at the closing.  The Amended and Restated Note is convertible into shares of common stock at a conversion price of $1.35 per share, subject to adjustment.  The Amended and Restated Note is convertible in whole or in part at any time upon notice by Castlerigg to us.  The Amended and Restated Note also contains various restrictions, acceleration provisions and other standard and customary terms and conditions.  Two of our consolidated subsidiaries guaranteed our obligations under the Amended and Restated Note.

The Investor Rights Agreement provides Castlerigg with certain registration rights with respect to the Company’s securities held by Castlerigg.  These registration rights include an obligation of the Company to issue additional warrants to Castlerigg if certain registration deadlines or conditions are not satisfied.  The agreement also contains full-ratchet anti-dilution price protection provisions in the event the Company issues stock or convertible debt with a purchase price or conversion price less than the conversion price described above.

In connection with the Debt Restructuring, the Company amended the note with the holder of a $1.0 million unsecured convertible note, pursuant to which the maturity date of the note was extended to December 31, 2013.  We also issued 150,000 shares to the holder of this note as consideration to extend the term of the note.

Results of Operations for the Three Months ended March 31, 2011 and March 31, 2010

Revenues

The Company generated $1,687,264 in revenue during the three months ended March 31, 2011.  During the same three-month period in 2010, the Company generated revenue of $1,787,067.  The decrease in revenue of $99,803 was due primarily to a reduction of license fees of $167,787 in our digital signage network for our largest customer because we performed certain additional services at the beginning of the contract.  The decrease in licensing revenues was partially offset by an increase of $87,964 in system sales for our largest customer and one other new customer. The revenue generated by our largest customer aggregated $1,467,908, which was $137,987 less than in the same quarter of 2010.

The Company’s largest customer’s sales revenues accounted for approximately 87% and 90% of total revenues for the quarters ended March 31, 2011 and 2010, respectively.  Any material reduction in revenues generated from our largest customer could harm the Company’s results of operations, financial condition and liquidity.  We, however, continue to expand the customer’s network and are providing additional services for the customer.

Cost of Revenues

Costs of Revenues increased by $2,494 to $1,275,537 for the three months ended March 31, 2011, from $1,273,043 for the three months ended March 31, 2010.  The increase was due to additional cost of equipment provided for installation of equipment and operations of our customer’s digital signage network of $15,371 and an increase in depreciation of $5,821 offset by a decrease of satellite distribution costs of $15,371 due to the termination of a customer’s satellite delivery of its network.

Expenses

General and Administrative expenses for the three months ended March 31, 2011 were $2,608,372 compared to $1,210,974 for the three months ended March 31, 2010.  The increase of $1,397,398 resulted primarily from an increase in expenses incurred related to the issuance of options and warrants of $1,181,692 primarily for the grant of Restricted Stock Units to members of the Board of Directors. In addition, employee and related costs increased $97,783 and operating expenses, primarily travel related expenses, increased $73,616 and legal expenses increased $60,985.  Research and development in process decreased by $138,364 for the three months ended March 31, 2011 to $597,771 from $736,135 for the three months ended March 31, 2010, primarily due to a reduction in employee and related costs, but sales and marketing expenses increased by $77,486 due to an increase in employee and related costs and an increase in travel and tradeshow expenses. Depreciation expense decreased by $11,844 in the same period.

Interest Expense

For the three months ended March 31, 2011, the Company incurred interest expense of $381,189 compared to interest expense for the three months ended March 31, 2010 of $1,715,025.  The decrease of $1,333,836 resulted primarily from the restructure of our senior debt in which the outstanding balance of the senior note decreased from approximately $17,500,000 to $5,500,000.  Interest expense incurred on the remaining balance of $5,500,000 of our senior note has been included in the carrying value of the senior note and as payments are made the carrying value is reduced, but not recorded as an expense. The main components of our interest expense consisted of $240,734 recorded to account for the accretion of our unsecured convertible note liability on our balance sheet issuance of equity related to the extension of that note and interest on our equipment leasing obligation of $84,921.

Net Loss

The Company realized a net loss for the three months ending March 31, 2011 of $746,965 compared with a net loss for the three months ended March 31, 2010 of $2,900,731. The decrease in net loss of $2,153,766 was primarily the result of an increase in derivative valuation gain of our derivative securities of $3,701,300 and the decrease in interest expense of $1,333,836 as described above, all of which was partially offset by increased loss from operations reflected in a decrease of $102,297 in gross margin as described above and an increase in operating expenses of $1,324,676 as described above.  In addition, we realized a loss on the extinguishment of debt related to the restructure of our senior note of $970,033 and incurred an equity issuance cost of $476,234 related to issuance of warrants in connection with our debt restructuring.

Results of Operations for the Years Ended December 31, 2010 and December 31, 2009

Net Sales

We realized net sales of $7,313,218 for the year ended December 31, 2010 compared to net sales of $3,627,571 for the year ended December 31, 2009 which represents an increase of approximately 102% for the year.  The net increase in revenues of $3,685,647 was primarily the result of an increase of $3,729,091 in revenues directly related to services provided for our new digital signage network customer, which was offset by a decrease in other income of $43,444 made up of many smaller customers.

Cost of Sales

The cost of sales for the year ended December 31, 2010 aggregated $5,185,779 as compared to the cost of sales of $3,180,284 for the year ended December 31, 2009, which represents an increase in cost of sales of 63%.  The increase in cost of sales of $2,005,495 was primarily a result of the increase of $1,208,153 in cost of equipment sales due to increased installation activity for our digital signage customer and an increase of $143,063 in operations department costs, which increase consisted primarily of increased employee costs of $152,549 resulting from hiring additional personnel to handle the increased workload.  In addition, an increase in depreciation and amortization of $665,492 added to the overall increase in cost of sales.

Operating Expenses

We incurred total operating expenses of $7,872,266 for the year ended December 31, 2010 compared to total operating expenses of $10,983,139 for the year ended December 31, 2009.  The decrease of $3,110,873 was primarily due to a decrease in general and administrative expenses of $1,851,600 and a decrease in our research and development in process expenses of $872,086.  In addition, our sales expense decreased by $397,320.

Our general and administrative expenses decreased $1,851,600 from $5,991,317 for the year ended December 31, 2009 to $4,139,717 for the year ended December 31, 2010.  The decrease of $753,549 in option expense accounted for the largest single decrease in expense due to fewer options being granted consultants and employees. Legal and other professional services decreased by $366,299 and expenses incurred for temporary help decreased by $213,730.  Expenses related to our purchase of minority interest in our IDI subsidiary decreased by $252,242, which also contributed to the decrease in general and administrative expenses.  In addition, our director’s fees decreased by $80,304.  We experienced decreases of lesser amounts in many accounts, but an increase of $118,097 in employee and related costs offset a portion of such decreases.

Our research and development expenses decreased by $872,086 primarily due to a decrease in employee and related costs of $561,146, a decrease of $297,493 for other professional services, including outside engineering and design costs, and a decrease of $96,984 in equipment and office space rental as we closed our California development office.  These decreases were primarily due to a management decision to conserve capital in the past year through restricting discretionary expenditures and the completion of our initial release of CodecSys 2.0 in July of 2010.

Our sales and marketing expenses for the year ended December 31, 2010 were $254,002 compared to sales and marketing expenses of $651,322 for the year ended December 31, 2009.  The decrease of $397,320 is due primarily to a decrease of $170,850 in consulting and other professional services, a decrease of $89,482 in employee related expenses, and a decrease of $189,640 in tradeshow and convention related expenses.  These decreases also reflect the reduction of staff and cost savings instituted by management at the beginning of the year.

Interest Expense

We recorded an increase in interest expense of $4,748,870 from interest of $6,605,988 in 2009 to $11,354,858 in 2010. Of the total amount of interest expense incurred, $10,321,210 were non-cash expenses.  Of the total non-cash interest expense, $4,078,631 related to accretion of our 6.25% senior secured convertible note, which was restructured in December, 2010, $3,737,525 of non-cash interest expense was incurred related to the loan restructuring agreement entered into with holder of our debt and $1,465,543 related to the capitalization of interest expense throughout the year. An amount equal to $792,115 was recorded as interest expense related to the conversion of a portion of our senior note that was converted to common stock. In addition, we recorded interest expense paid or accrued during the year of $1,033,648, $453,179 of which related  to our equipment leasing transaction entered into to finance the equipment retrofit for our large digital signage customer, $268,338 of which related to the conversion to equity of certain expenses, and $159,666 of which related to payments due on our unsecured convertible note, which were accrued and not paid during the year and $120,808 related to short term borrowings needed to maintain operations.

Net Loss

We had a net loss of $18,664,117 for the year ended December 31, 2010 compared to a net loss of $13,380,689 for the year ended December 31, 2009.  The net loss increased by $5,283,428, which resulted primarily from recording an increase of $10,074,453 in other expenses, which consisted of an increase of $7,059,911 in the derivative valuation gain or loss related to our convertible notes, for which we recorded a gain of $3,579,600 for the year ended December 31, 2009 and recorded a loss of $3,480,311 for the year ended December 31, 2010, and an increase of $4,478,870 in interest expense as discussed above, a loss of $1,102,682 on the equity issuance costs related to warrants issued.  The increase in other expenses was offset by a decrease in the loss from operations of $4,791,025, as discussed above, and a gain of $3,062,457 from the restructuring of our senior debt.

Results of Operations for the Years Ended December 31, 2009 and December 31, 2008

Net Sales

We realized net sales of $3,627,571 for the year ended December 31, 2009 compared to net sales of $3,401,847 for the year ended December 31, 2008, which represents an increase of approximately 7% for the year.  The net increase in revenues of $225,724 was primarily the result of an increase of $1,133,708 in license fees directly related to services provided for our new digital signage network customer, which was offset by decreases in satellite transmission fees of $299,630 due to one of our customer contracts not being renewed, decreased installation revenues of $282,832, decreased studio and video production fees of $176,002 and a decrease in other revenue of $149,520.

Cost of Sales

The cost of sales for the year ended December 31, 2009 aggregated $3,180,284 as compared to the cost of sales of $3,378,361 for the year ended December 31, 2008, which represents a decrease in cost of sales of 6%.  The decrease in cost of sales of $198,077 was primarily a result of the decrease of $577,959 in operations department costs, which decrease consisted primarily of decreased employee costs of $358,364 and decreased production services expenses of $127,296.  These decreases in costs resulted from reducing the number of employees and reducing the number of third party technicians for much of the year. The decreases were offset by an increase in cost of equipment sales, which increased by $543,183, which increase resulted from the installation of equipment at our large digital signage network for our newest large customer in its initial equipment retrofit.  Satellite distribution costs decreased by $289,962 due to losses of customers utilizing satellite delivery of video content, which was partially offset by an increase in depreciation and amortization of $126,661.

Operating Expenses

We incurred total operating expenses of $10,983,139 for the year ended December 31, 2009 compared to total operating expenses of $14,908,520 for the year ended December 31, 2008.  The decrease of $3,925,381 was primarily due to a decrease in general and administrative expenses of $1,982,887 and a decrease in our research and development in process expenses of $1,499,037.  In addition, our sales expense decreased by $696,857.

Our general and administrative expenses decreased $1,982,887 from $7,974,204 for the year ended December 31, 2008 to $5,991,317 for the year ended December 31, 2009.  The decrease of $1,982,887 is composed primarily of a decrease of $2,454,068 in consulting fees resulting from the substantial completion of our video encoding system and the termination of outside consultants as well as the termination of consultants providing shareholder relations and other business consulting services.  In addition, our option expense decreased by $780,219 due to fewer options being granted and bad debt expense decreased by $158,922.  These decreases were offset by an increase of $613,852 in employee related expenses, an increase of $269,453 of other professional services, and an increase of $256,265 in expenses related to the purchase of minority interests in our IDI subsidiary.  In addition, our director’s fees decreased by $125,320 as we had only two outside compensated directors.

Our research and development expenses decreased by $1,499,037 primarily due to a decrease in employee and related costs of $705,505, a decrease of $424,854 for other professional services, and a decrease of $149,956 in software development and maintenance.  These decreases were all due to the completion of the development expenditures related to the IBM Cell-BE development project.  In addition, there was a decrease of $250,046 related to the purchase of minority interests that was reported in 2009 as an expense in general and administrative expenses.

Our sales and marketing expenses for the year ended December 31, 2009 were $651,322 compared to sales and marketing expenses of $1,348,178 for the year ended December 31, 2008.  The decrease of $696,856 is due primarily to a decrease of $273,164 in employee related expenses, a decrease of $169,966 in tradeshow and convention expense, and a decrease of $185,400 in consulting and other professional services.  These decreases reflect the reduction of staff and cost savings instituted by management at the beginning of the year.

Interest Expense

We recorded an increase in interest expense of $625,670 from interest of $5,980,318 in 2008 to $6,605,988 in 2009.  The increase was primarily due to an increase in interest expense related to our senior secured convertible notes because we chose to defer cash payments of interest and add the deferral to the principal balance of the senior secured convertible note.  This deferral also resulted in an increased interest rate on the deferred portion of the note to 9%.  Of the total interest expense, we incurred non-cash interest expense of $6,314,044, which included $4,191,300 of interest related to accretion of notes as notes are recorded on our consolidated balance sheet and $1,396,250 of capitalized interest and $459,000 of amortization of debt issuance expense.  In addition, we recorded interest expense paid or accrued during the year of $291,944 related primarily to an equipment leasing transaction entered into to finance the equipment retrofit for our large new digital signage customer.

Net Loss

We had a net loss of $13,380,689 for the year ended December 31, 2009 compared to a net loss of $12,474,150 for the year ended December 31, 2008.  The net loss increased by $906,539, which resulted primarily from recording an increase of $5,255,721 in other expenses, which consisted of a decrease of $4,677,023 in the derivative valuation gain or loss related to our senior secured convertible note and our unsecured convertible note, for which we recorded a gain of $3,579,600 for the year ended December 31, 2009 and recorded a gain of $8,256,623 for the year ended December 31, 2008, and an increase of $625,670 in interest expense as discussed above and a decrease of $332,174 in interest income.  The increase in other expenses was offset by decreased expenses of $4,349,182 from operations, as discussed above, and $423,801 of increased gross margin, also as discussed above.

Quarterly Financial Data

Summarized unaudited quarterly financial data for 2009 and 2010 is as follows:

	2009
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Net sales	$376,089	$332,543	$806,398	$2,112,541
Gross margin (loss)	(43,387)	(105,083)	152,696	443,061
Net loss	(648,048)	(4,779,939)	(3,845,147)	(4,107,555)
Basic loss per share	(0.02)	(0.12)	(0.10)	(0.10)
Diluted loss per share	(0.02)	(0.12)	(0.10)	(0.10)

	2010
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

Net sales	$1,787,067	$1,687,240	$1,885,600	$1,953,311
Gross margin	512,024	370,521	627,646	617,248
Net loss	(2,900,731)	(3,223,960)	(5,524,667)	(7,014,759)
Basic loss per share	(0.07)	(0.12)	(0.13)	(.11)
Diluted loss per share	(0.07)	(0.12)	(0.13)	(.11)

Contractual Obligations

The following table summarizes our contractual obligations as of December 31, 2010:

	Payments Due
	Within One Year	One Year to Three Years	Three Years to Five Years	After Five Years	Total

Long-term debt obligations	$-	$7,180,816	$-	$-	$7,180,816
Capital lease obligations	1,426,834	1,067,649	-	-	2,494,483
Operating lease obligations	271,224	1,344	-	-	272,568
Purchase obligations	-	-	-	-	-
Other obligations	775,000	-	-	-	775,000
Total contractual obligations	$2,473,058	$8,249,809	$-	$-	$10,722,867

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Liquidity and Capital Resources

At March 31, 2011, we had cash of $3,304,891, total current assets of $4,710,861, total current liabilities of $14,311,998 and total stockholders’ deficit of $13,568,193.  Included in current liabilities is $11,394,100 relating to the value of the embedded derivatives for our senior convertible note and our unsecured convertible note.

We experienced negative cash flow used in operations during the twelve months ending December 31, 2010 of $3,862,030 compared to negative cash flow used in operations for the twelve months ended December 31, 2009 of $7,085,579.  The negative cash flow was met by cash reserves, sales of our common stock, and issuances of short term debt.  We expect to continue to experience negative operating cash flow as long as we continue our technology development program or until we begin to receive licensing revenue from licenses of our CodecSys technology or increase sales in our network division by adding new customers.

On December 24, 2010, we also closed on the Debt Restructuring.  In connection therewith, we (i) issued the Amended and Restated Note in the principal amount of $5.5 million to Castlerigg, (ii) paid $2.5 million in cash to Castlerigg, (iii) cancelled warrants previously issued to Castlerigg that were exercisable for a total of 5,208,333 shares of common stock, (iv) issued 800,000 shares of common stock to Castlerigg in satisfaction of an obligation under a prior loan amendment, (v) entered into the Letter Agreement with Castlerigg dated December 23, 2010 pursuant to which we paid Castlerigg an additional $2.75 million in cash in lieu of the issuance of $3.5 million in stock and warrants as provided in the Loan Restructuring Agreement, and (vi) entered into an Investor Rights Agreement with Castlerigg dated December 23, 2010.  As a result of the foregoing, Castlerigg forgave approximately $7.2 million of principal and accrued but unpaid interest.

The Amended and Restated Note, dated December 23, 2010, is a senior, unsecured note that matures in three years from the closing and bears interest at an annual rate of 6.25%, payable semi-annually.  We paid the first year’s interest of approximately $344,000 at the closing.  The Amended and Restated Note is convertible into shares of common stock at a conversion price of $1.35 per share, subject to adjustment.  The Amended and Restated Note is convertible in whole or in part at any time upon notice by Castlerigg to us.  The Amended and Restated Note also contains various restrictions, acceleration provisions and other standard and customary terms and conditions.  Two of our consolidated subsidiaries guaranteed our obligations under the Amended and Restated Note.

The Investor Rights Agreement provides Castlerigg with certain registration rights with respect to the Company’s securities held by Castlerigg, including the right to include 2,500,000 of its shares in this registration.  These registration rights include an obligation of the Company to issue additional warrants to Castlerigg if certain registration deadlines or conditions are not satisfied.  The agreement also contains full-ratchet anti-dilution price protection provisions in the event the Company issues stock or convertible debt with a purchase price or conversion price less than the conversion price described above.

In connection with the Debt Restructuring, the Company amended the note with the holder of a $1.0 million unsecured convertible note, pursuant to which the maturity date of the note was extended to December 31, 2013.  We also issued 150,000 to the holder of this note as consideration to extend the term of the note.

We entered into a Placement Agency Agreement, dated December 17, 2010, with PBC, pursuant to which PBC agreed to act as the exclusive agent of the Company on a “best efforts” basis with respect to the sale of up to a maximum gross consideration of $15,000,000 of units of the Company’s securities, subject to a minimum gross consideration of $10,000,000.  The Company agreed to pay PBC a commission of 8% of the gross offering proceeds received by the Company, to issue PBC 40,000 shares of its common stock for each $1,000,000 raised, and to pay the reasonable costs and expenses of PBC related to the offering.  The Company also agreed to pay PBC a restructuring fee in the amount of approximately $180,000 upon the closing of the Equity Financing and simultaneous Debt Restructuring.

Pursuant to the Placement Agency Agreement, we entered into Subscription Agreements dated December 23, 2010 with select institutional and other accredited investors for the private placement of 12,500,000 units of our securities.  The Subscription Agreements included a purchase price of $1.20 per unit, with each unit consisting of two shares of common stock and one warrant to purchase an additional share of common stock.  The warrants have a term of five years and an exercise price of $1.00 per share.

Net proceeds from the Equity Financing, after deducting the commissions and debt restructuring fees payable to PBC and the estimated legal, printing and other costs and expenses related to the financing, were approximately $13.5 million.  We used a portion of the net proceeds of the Equity Financing to pay down our senior debt, brought our accounts payable current and the remainder will be used for working capital.

On November 29, 2010, we entered into a bridge loan transaction with three accredited investors pursuant to which we issued unsecured notes in the aggregate principal amount of $1.0 million.  Upon the closing of the Equity Financing, the lenders converted the entire principal amount plus accrued interest into the same units offered in the Equity Financing and the proceeds from the bridge loan transaction were treated as funds raised with respect to the financing.

In connection with the Equity Financing and under the terms of the Subscription Agreements, the Company agreed to prepare and file, and did file, within 60 days following the issuance of the securities, a registration statement covering the resale of the shares of common stock sold in the financing and the shares of common stock underlying the Warrants.  If the Company fails to have the registration statement declared effective within 120 days following the date of the filing of the registration statement, the Company will be obligated to issue additional warrants to the investors to purchase an additional 1,250,000 shares for each 30-day period after the deadlines, until either the registration statement is filed or declared effective, as the case may be.

During March 2010 through October 2010, we raised approximately $2.485 million through the sale of common stock and the issuance of convertible notes to purchasers at an investment or conversion price of $1.00 per share. The financing included the sale of 1,535,000 shares of our common stock and the issuance of convertible notes in the aggregate principal amount of $950,000. We also issued to these purchasers warrants to acquire shares of our common stock at an exercise price of $1.50 per share, which are exercisable anytime during a three year period.  At the time of these sales, we agreed to certain price protection provisions whereby if we were to sell equity at a price lower than $1.00 per share before December 31, 2010, the purchasers would be able to elect to exchange and receive equity on the same financial terms and conditions as the new investors.

All holders of the convertible notes converted the notes and aggregate accrued interest of $10,075 into 960,075 shares of our common stock at a conversion price of $1.00 per share.  In addition, the holders received warrants to acquire up to 960,075 shares our common stock at an exercise price of $1.50 per share.  The shares issued upon conversion of the notes, together with the 1,535,000 shares issued to the purchasers of the common stock, total 2,495,075 shares of our common stock.  In addition, warrants to purchase an aggregate of 2,495,075 shares at an exercise price of $1.50 were held by the purchasers in this financing.  The warrants could be exercised any time for a period of three years.

Upon completion of the Equity Financing, each of the investors in these sales elected to treat their purchases according to the terms contained in the Equity Financing.  This resulted in the issuance of an additional

2,083,374 shares of common stock and the cancellation of 2,495,075 warrants with an exercise price of $1.50 and the issuance of 2,079,222 warrants with an exercise price of $1.00 and an expiration date of five years from the conversion.

During 2010, we entered into two Accounts Receivable Purchase Agreements with one individual for an aggregate amount of $675,000. In these agreements, we pledged certain outstanding accounts receivable in exchange for an advance payment and a commitment to remit to the purchaser the amount advanced upon collection from our customer. Terms of the first agreement under which we were advanced $175,000 include a 3% discount with a 3% interest fee for every 30 days the advances remain outstanding. Terms of the second agreement under which we were advanced $500,000 include a 10% discount with a 0.5% interest fee for every 30 days the advances remain outstanding.

During 2010, we entered into a $500,000 line of credit for equipment financing to purchase equipment for our largest customer’s digital signage network.  The terms of the line of credit include a 3% interest fee for every 30 days the advances on the line of credit remain outstanding.  We received total advances on the line of credit of $500,000 and subsequent to the completion of the Equity Financing repaid the line of credit.  We used the proceeds to purchase and install the equipment at our customer’s locations.

In August 2009, we entered into a sale and leaseback agreement which financed the purchase and installation of equipment to retrofit our new customer’s approximately 2,100 retail sites with our digital signage product offering.  We received approximately $4,100,000 from the sale of the equipment in exchange for making lease payments over a 36 month period of $144,000 per month.

On December 24, 2007, we entered into a securities purchase agreement in connection with our senior secured convertible note financing in which we raised $15,000,000 (less $937,000 of prepaid interest).  We have used the proceeds from this financing to support our CodecSys commercialization and development and for general working capital purposes.  The senior secured convertible note has been restructured as described above.  During 2010, we capitalized interest of $1,491,161 related to the senior secured convertible note.

The Loan Restructuring Agreement contains, among other things, covenants that may restrict our ability to obtain additional capital, to declare or pay a dividend or to engage in other business activities.  A breach of any of these covenants could result in a default under our senior secured convertible note, in which event the holder of the note could elect to declare all amounts outstanding to be immediately due and payable, which would require us to secure additional debt or equity financing to repay the indebtedness or to seek bankruptcy protection or liquidation.  The Loan Restructuring Agreement provides that we cannot do any of the following without the prior written consent of the holder:

•

directly or indirectly, redeem, or declare or pay any cash dividend or distribution on, our common stock;

•

incur or guarantee any indebtedness other than indebtedness evidenced by the Amended and Restated Note and other permitted indebtedness as defined in the Amended and Restated Note;

•

repay any indebtedness which is junior to the Amended and Restated Note;

•

issue any additional notes or issue any other securities that would cause a breach or default under the Amended and Restated Note;

•

issue or sell any rights, warrants or options to subscribe for or purchase common stock or directly or indirectly convertible into or exchangeable or exercisable for common stock at a price which varies or may vary with the market price of the common stock, including by way of one or more reset(s) to any fixed price unless the conversion, exchange or exercise price of any such security cannot be less than the then applicable conversion price with respect to the common stock into which any note is convertible or the then applicable exercise price with respect to the common stock into which any warrant is exercisable;

•

enter into or effect any dilutive issuance (as defined in the note) if the effect of such dilutive issuance is to cause us to be required to issue upon conversion of any note or exercise of any warrant any shares of common stock in excess of that number of shares of common stock which we may issue upon conversion of the note and exercise of the warrants without breaching our obligations under the rules or regulations of the principal market or any applicable eligible market;

•

liquidate, wind up or dissolve (or suffer any liquidation or dissolution);

•

convey, sell, lease, license, assign, transfer or otherwise dispose of all or any substantial portion of our properties or assets, other than transactions in the ordinary course of business consistent with past practices, and transactions by non-material subsidiaries, if any and;

•

cause, permit or suffer, directly or indirectly, any change in control transaction as defined in the Amended and Restated Note.

On November 2, 2006, we closed on a convertible note securities agreement dated October 28, 2006 with an individual that provided we issue to the convertible note holder (i) an unsecured convertible note in the principal amount of $1,000,000 representing the funding received by us from an affiliate of the convertible note holder on September 29, 2006, and (ii) four classes of warrants (A warrants, B warrants, C warrants and D warrants) which gave the convertible note holder the right to purchase a total of 5,500,000 shares of our common stock.  The holder of the note no longer has any warrants to purchase any of our stock.  The unsecured convertible note was due October 16, 2009 and was extended to December 22, 2010 and the annual interest rate was increased to 8%, payable semi-annually in cash or in shares of our common stock if certain conditions are satisfied The unsecured convertible note is convertible into shares of our common stock at a conversion price of $1.50 per share, convertible any time during the term of the note, and is subject to standard anti-dilution rights.  The term of the convertible note has been extended and now is due December 31, 2013.  In connection with the extension of the note, we issued to the holder of the note 150,000 shares of common stock to extend the term of the note.  In addition, we committed to pay accrued interest due on the convertible note through the issuance of common stock and warrants on the same terms as the Equity Financing.

The conversion feature and the prepayment provision of our $5.5 million Amended and Restated Note and our $1.0 million unsecured convertible note have been accounted for as embedded derivatives and valued on the respective transaction dates using a Black-Scholes pricing model.  The warrants related to the $1.0 million unsecured convertible notes have been accounted for as derivatives and were valued on the respective transaction dates using a Black-Scholes pricing model as well.  At the end of each quarterly reporting date, the values of the embedded derivatives and the warrants are evaluated and adjusted to current market value.  The conversion features of the convertible notes and the warrants may be exercised at any time and, therefore, have been reported as current liabilities.  Prepayment provisions contained in the convertible notes limit our ability to prepay the notes in certain circumstances.  For all periods since the issuance of the senior secured convertible note and the unsecured convertible note, the derivative values of the respective prepayment provisions have been nominal and have not had any offsetting effect on the valuation of the conversion features of the notes.  For a description of the accounting treatment of the senior secured convertible note financing, see Note 7 to the Notes to Condensed Consolidated Financial Statements (Unaudited) included elsewhere herein.

On March 21, 2011, Broadcast International, Inc. (the “Company”), converted $784,292 of its short-term debt into equity through the issuance of common stock and warrants to two lenders at the same unit pricing as the Company’s recent equity raise in December 2010. In consideration of converting the short- term loans on the basis of $1.20 for two shares of common stock plus one warrant at an exercise price of $1.00, the Company issued 1,307,153 shares of common stock and warrants to acquire up to 653,576 shares of common stock, which warrants have a five year term and are exercisable at $1.00 per share. The Company’s objective for converting the short-term debt into equity was to conserve cash.

Our monthly operating expenses, including our CodecSys technology research and development expenses, exceeded our monthly net sales by approximately $300,000 per month during the year ended December 31, 2010.  The net proceeds from the Equity Financing after the payment of debt to the senior note holder, commissions, expenses of the offering, and payment of past due accounts payable is approximately $6,000,000.  At our current rate of expenditures over revenues, we would have sufficient capital for approximately eighteen months.  The foregoing estimates, expectations and forward-looking statements are subject to change as we make strategic operating decisions from time to time and as our expenses and sales fluctuate from period to period.

The amount of our operating deficit could decrease or increase significantly depending on strategic and other operating decisions, thereby affecting our need for additional capital.  We expect our operating expenses will continue to outpace our net sales until we are able to generate additional revenue.  Our business model contemplates that sources of additional revenue include (i) sales from our private communication network services, (ii) sales resulting from new customer contracts, and (iii) sales, licensing fees and/or royalties related to commercial applications of our CodecSys technology, including sales resulting from marketing efforts by companies such as IBM, HP and Microsoft.

Our long-term liquidity is dependent upon execution of our business model and the realization of additional revenue and working capital as described above, and upon capital needed for continued commercialization and development of the CodecSys technology.  Commercialization and future applications of the CodecSys technology are expected to require additional capital estimated to be approximately $2.0 million annually for the foreseeable future.  This estimate will increase or decrease depending on specific opportunities and available funding.

To date, we have met our working capital needs primarily through funds received from sales of our common stock and from convertible debt financings.  Until our operations become profitable, we will continue to rely on proceeds received from external funding.  We expect additional investment capital, if needed, may come from (i) the exercise of outstanding warrants to purchase our capital stock currently held by existing warrant holders; (ii) additional private placements of our common stock with existing and new investors; and (iii) the private placement of other securities with institutional investors similar to those institutions that have provided funding in the past.  We have no arrangements for any such additional external financings, whether debt or equity, and are not certain whether any new external financing would be available on acceptable terms or at all. Any new debt financing would require the cooperation and agreement of existing note holders, of which there is no assurance.

Quantitative and Qualitative Disclosures about Market Risk

Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates.  We do not issue financial instruments for trading purposes.  As discussed above, however, the embedded conversion feature and prepayment option of our convertible notes and our related warrants are deemed to be derivatives and are subject to quarterly “mark-to-market” valuations.

Our cash and cash equivalents are also exposed to market risk.  However, because of the short-term maturities of our cash and cash equivalents, we do not believe that an increase in market rates would have any significant impact on the realized value of our cash and cash equivalent investments.  We currently do not hedge interest rate exposure and are not exposed to the impact of foreign currency fluctuations.

BUSINESS

Broadcast International, Inc. is a communications services and technology company headquartered in Salt Lake City, Utah.  The Company operates two divisions – BI Networks and CodecSys.

Overview of BI Networks

Through BI Networks, we install, manage and support private communication networks for large organizations that have widely-dispersed locations or operations.  Our enterprise clients use these networks to deliver digital signage solutions, training programs, product announcements, entertainment and other communications to their employees and customers.  We use a variety of delivery technologies, including satellite, Internet streaming and Wi-Fi, depending on the industry standard products and equipment sold by other companies.

In July 2009, we entered into a $10.1 million, three-year contract with Bank of America (“BofA”) to provide technology and digital signage services to approximately 2,100 of its more than 6,000 retail and administrative locations throughout North America. The customer continues to expand its network by adding additional sites to the network.   In addition, BofA has selected us to be its vendor for certain additional audio visual services during 2011. A factor in securing BofA as a customer was our CodecSys® technology utilized in delivering our services.

Bi Networks Products and Services

Following are some of the ways in which businesses utilize our products and services.

Internal Business Applications

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Deliver briefings from the CEO or other management

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Launch new products or services

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Present new marketing campaigns

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Train employees

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Announce significant changes or implement new policies and procedures

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Respond to crisis situations

External Business Applications

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Display advertising in public areas utilizing digital signage

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Make promotional presentations to prospective customers or recruits

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Provide product/service training to customers

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Train and communicate with sales agents, dealers, VARs, franchisees, association members, etc.

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Sponsor satellite media tours

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Provide video/audio news releases

Network-Based Services

We utilize satellite technology for various business training and communication applications.  The list that follows describes the comprehensive offering of products and services that attracts companies in need of a satellite solution.

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Network design and engineering

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Equipment and installation

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Network management

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24/7 help desk services

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On-site maintenance and service

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Full-time or occasional satellite transponder purchases (broadcast time)

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Uplink facilities or remote SNG uplink trucks

Streamed Video Hosting Services

With the advancement of streaming technologies and the increase of bandwidth, the Internet provides an effective platform for video-based business training and communications.  Our management believes that the Internet will become an increasing means of broadband business video delivery.  Consequently, we have invested in the infrastructure and personnel needed to be a recognized provider of Internet-based services.  Following are the services we currently provide:

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Dedicated server space

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High-speed, redundant Internet connection

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Secure access

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Seamless links from client’s website

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Customized link pages and media viewers

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Testing or self-checks

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Interactive discussion threads

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Participation/performance reports for managers/administrators

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Notification of participants via email

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Pay-per-view or other e-commerce applications

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Live events

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24/7 technical support

Production and Content Development Services

To support both satellite and Internet-based delivery platforms, we employ professional production and content development teams and operate full service video and audio production studios.  A list of support services follows:

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In-studio or on-location video/audio production

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Editing/post-production

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Instructional design

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Video/audio encoding for Internet delivery

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Conversion of text or PowerPoint to HTML

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Alternative language conversion

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Access to “off-the-shelf” video training content

Service Revenue

We generate revenue by charging fees for the services we provide, and/or by selling equipment and satellite time.  A typical satellite network generates one-time revenues from the sale and installation of satellite receivers and antennas and monthly revenues from network management services.  On-site maintenance/service, production fees, and occasional satellite time are charged as they are used.

For Internet-based services, we charge customers monthly fees for hosting content, account management, quality assurance and technical support, if requested.  For delivery of content, we generally charge a fee every time a person listens to or watches a streamed audio or video presentation.  Encoding, production and content creation or customization are billed as these services are performed.  We have also entered into content development partnerships with professional organizations that have access to subject matter experts.  In these cases, we produce web-based training presentations and sell them on a pay-per-view basis, sharing revenues with the respective partner.

In the process of creating integrated technology solutions, we have developed proprietary software systems such as our content delivery system, incorporating site, user, media and template controls to provide a powerful mechanism to administer content delivery across multiple platforms and to integrate into any web-based system.  We use our content delivery system to manage networks of thousands of video receiving locations for enterprise clients.

The percentages of revenues derived from our different services fluctuate depending on the customer contracts entered into and the level of activity required by such contracts in any given period.  Of our net sales in 2010, 2009, and 2008, approximately 90% were derived from network management related services and approximately 10% were derived from product and content development and all other services.

Our network management and support services are generally provided to customers by our operations personnel located at our corporate headquarters.  Our production and content development services are generally provided by our personnel from our production studio.  We generally contract with independent service technicians to perform our installation and maintenance services at customer locations throughout the United States.

Overview of CodecSys

We own proprietary video compression technology that we have trademarked “CodecSys.”  Video compression is the process by which video content is converted into a digital data stream for transmission over satellite, cable, Internet or wireless networks. Initially, we developed this technology for delivering video content for our network customers. However, this proprietary technology has expanded into a much wider application.

Video compression is generally accomplished by using a single technique or computer formula to create a particular data stream.  Our patented CodecSys technology is a software-based video operating system that uses multiple techniques or computer formulas to create a particular data stream.  With CodecSys, video content may be transmitted over substantially decreased bandwidth while maintaining media quality.  We believe our CodecSys technology offers significant efficiencies and cost savings over traditional hardware solutions associated with video content transmission and storage.

We have developed a video encoding software product based upon our CodecSys technology that operates on multiple hardware platforms and is easily upgradable. In September 2009, our CodecSys video encoding technology was certified by Microsoft as an approved software encoding system for use by IPTV providers that use Microsoft operating platforms.  Our CodecSys technology is the only software video encoding system certified by Microsoft.  Microsoft is a leading provider of network control software to the IPTV market.

In July 2010, we released CodecSys version 2.0, which has been installed in various large telecoms and labs for evaluation by potential customers. We continue to make sales presentations and respond to requests for proposals at other large telecoms, cable companies and broadcasting companies.  These presentations have been made with our technology partners, including IBM, HP and Microsoft, which are suppliers of hardware and software for video transmission applications in Microsoft’s Media Room environment. Because CodecSys is software-based, it is also ideal for cloud-based initiatives.

CodecSys Technology

We own proprietary video compression technology that we trademarked as “CodecSys” and are developing commercial applications for the technology.  Video compression is the process by which video content is converted into a digital data stream for transmission over satellite, cable, Internet or wireless networks.  Today, video compression is generally accomplished by using a single technique or mathematical algorithm to create a particular data stream.  Our CodecSys technology uses multiple techniques or mathematical algorithms to create a particular data stream.  With CodecSys, video content may be transmitted over decreased bandwidth while maintaining media quality.

In today’s market, any video content to be distributed via satellite, cable, the Internet and other methods must be encoded into a digital stream using any one of numerous codecs.  The most commonly used codecs are now MPEG2, MPEG4, and H.264.  When new codecs are developed that perform functions better than the current standards, all of the video content previously encoded in the old format must be re-encoded to take advantage of the new codec.  Our CodecSys technology eliminates obsolescence in the video compression marketplace by integrating new codecs into its library.  Using a CodecSys switching system to utilize the particular advantages of each codec, we may utilize any new codec as it becomes available by including it in the application library.  Codec switching can happen on a scene-by-scene or even a frame-by-frame basis.

We believe the CodecSys technology represents an unprecedented shift from currently used technologies for two important reasons.  First, CodecSys allows a change from using only a single codec to compress video content to using multiple codecs and algorithms in the compression and transmission of content.  The CodecSys system selects dynamically the most suitable codecs available from the various codecs stored in its library to compress a single video stream.  As a video frame, or a number of similar frames (a scene), is compressed, CodecSys applies the optimized codec from the library that best compresses that content.  CodecSys repeats the selection throughout the video encoding process, resulting in the use of numerous codecs on a best performance basis.  The resulting file is typically substantially smaller than when a single codec compression method is used.

The second important distinction is that CodecSys is a software encoding system that can be upgraded and improved without changing the hardware on which it is resident much as a personal computer can have its application software upgraded and changed without replacing the equipment.  In addition, CodecSys software can run equally efficiently on different manufacturers’ equipment.  For example, using the Intel chip currently employed by us, our CodecSys encoding system can run equally as well on IBM equipment and HP equipment, which expands our potential market of customers and opens the possibility of different sales channels as our software can be sold by IBM sales people as well as HP sales people. In addition, currently, most video encoders utilize an application specific integrated circuit (ASIC) chip as the encoding engine and when new developments are made, the customer must purchase new hardware to take advantage of the changes.  Having a software based encoding system new changes in technology and encoding algorithms can be downloaded remotely to upgrade the encoding system on the customers already resident hardware.  We believe that having a software based encoding product will slow hardware obsolescence for the customer and be a competitive advantage for us.

CodecSys Products and Services

In November 2007, we entered into a two-year license agreement with IBM pursuant to which we licensed our patented CodecSys technology for use by IBM in selling video encoding solutions using IBM’s Cell-BE processing chip.  The IBM agreement was our first significant license of the CodecSys technology for use in a commercial application.  In connection with this license, we increased our engineering staff, acquired additional equipment to facilitate the development process, purchased additional codecs for use in our encoding system and engaged outside engineering firms to perform development services.  These development initiatives resulted in substantially increased research and development expenditures for 2008. The initial version of a video encoder running on the IBM platform was completed in a commercially deployable form for sales in 2009, although additional development work was required.

After we had completed substantially all of our development work on the IBM Cell-BE processor chip in the first half of 2009, IBM sales efforts using the Cell-BE processor chip were redirected to products not employing the Cell-BE processor chip.  At approximately the same time, Intel released a newly developed operating chip with sufficient processing capacity to perform the multiple functions required by CodecSys, on which we decided to redirect our development efforts.  This chip is based on x86 architecture, which is the standard in the industry acceptable to almost all users, and it is easier to program applications to this architecture.  Although our license agreement with IBM has expired, IBM is making hardware sales presentations utilizing our CodecSys technology based upon the Intel chip. The initial version of the CodecSys video encoding system utilizing the Intel chip was first ready for sales presentations and testing in the fourth quarter of 2009, but the CodecSys version 2.0, the first commercial version of the software hardened for sales and deployment was not ready for sales installation until July 1, 2010.  All sales anticipated in the future will be made using the Intel chip.  Notwithstanding the expiration of our license with IBM, we continue to market our CodecSys video encoding software with IBM for use on IBM hardware to prospective customers.

As described above, we continue to make sales presentations with IBM to IBM customers as our software based encoding system is a part of the IBM media room product offering.  The IBM media room products consist of servers and control and management software used by broadcasters and other distributors of video content over a variety of delivery platforms.  Using CodecSys as an integral part of the product offering gives IBM and other hardware providers an additional product that is sold in the same process as its media room offering.  Currently, IBM has installed our CodecSys based software in “proof of concept” systems at customer locations for the customers to test and evaluate the quality, speed, and bandwidth requirements of our software encoding solution.  IBM marketing and sales activities with respect to an encoder utilizing the Intel chip and incorporating our CodecSys technology are continuing, and we are increasing the number of our “proof of concept” units at IBM potential customers.

Because we now have our CodecSys technology resident on the Intel chip, we are able to market with other manufacturers of computer equipment such as HP.  We have made sales presentations to HP customers in conjunction with HP, which has also selected our video encoding solution as a solution that it will present to its customers.  This has occurred primarily because CodecSys is the only software based encoding system available that will operate on HP hardware platforms and is the only solution that will operate in a cloud computing environment.

In September 2009, our CodecSys encoding system was certified by Microsoft as an approved software encoding system for use by IPTV providers, which use Microsoft Media Room software in their delivery and management of their IPTV systems.  It is the only software video encoding system certified by Microsoft that can be used on a variety of hardware platforms.  The certification has been a source of sales and marketing leads from Microsoft customers desiring encoding solutions for their projects.

Despite the developments described above, we have not derived any material revenue from our CodecSys technology to date.

We continue to develop the CodecSys technology for a variety of applications, including Internet streaming, cable and satellite broadcasting, IPTV and transmitting video content to cellular phones and other hand-held electronic devices.  Commercialization and future applications of the CodecSys technology are expected to require additional capital estimated to be approximately $2.0 million annually.  This estimate may increase or decrease depending on specific opportunities and available funding.

Research and Development

We have spent substantial amounts in connection with our research and development efforts.  These efforts have been dedicated to the development and commercialization of the CodecSys technology.  For the year ended December 31, 2008, we recorded research and development in process expenses of approximately $5,083,000, but decreased our research and development expenditures to approximately $3,584,000 in 2009 and further decreased those expenditures to $ 2,711,933 for the year ended December 31, 2010.  Because of our current liquidity position and capital budgeting plans and the fact that we still expend approximately $300,000 per month more than we receive from operating activities, our cash resources may not be sufficient to support future research and development activities unless we raise additional capital or succeed in generating revenues from sales of CodecSys encoders.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources” above.

Intellectual Property Protection

Because much of our future success and value depends on the CodecSys technology, our patent and intellectual property strategy is of critical importance.  Two provisional patents describing the technology were filed on September 30, 2001.  We have filed for patent protection in the United States and various foreign countries.  Our initial U.S. patent related to the CodecSys technology was granted by the U.S. Patent and Trademark Office, or PTO, in August 2007.  Four additional patents have been issued by the PTO.  As of May 15, 2011, we also had eleven patents issued in foreign countries and 20 pending patent applications, including U.S. and foreign counterpart applications.

We have identified additional applications of the technology, which represent potential patents that further define specific applications of the processes that are covered by the original patents.  We intend to continue building our intellectual property portfolio as development continues and resources are available.

We have registered the “CodecSys” trademark with the PTO, and seek to protect our know-how, trade secrets and other intellectual property through a variety of means, including confidentiality agreements with our employees, customers, vendors, and others.

Major Customers

A small number of customers account for a large percentage of our revenue.  In 2010 and 2009, we had one customer that individually constituted 87% and 72%, respectively of our total revenues, with no other single customer representing more than 5% of total revenues.  Our largest customer signed a three year contact which we began servicing in the second half of 2009.  Two of the three largest customers in 2010 were the same customers as in 2009, including our largest customer. Sales revenues from our three largest customers accounted for approximately 81% of total revenues for 2009 and 50% of total revenues for 2008.  In 2008, the multi year contracts for two of our three largest customers expired and were not renewed.  The third of these customers completed its conversion to digital delivery of its video content and no longer needed our services.

In September 2009, we accelerated the extent of the services we were performing for our new Fortune 50 customer by commencing a retrofit program for approximately 2,100 of its retail locations throughout the country.  Despite performing on that contract for only four months, this customer was our largest customer in 2009 and in the year ended December 31, 2010 this customer accounted for 87% of our total revenues. Any material reduction in revenues generated from this customer could harm our results of operations, financial condition and liquidity.  Our largest customer may not continue to purchase our services and may decrease its level of purchases. To the extent that our largest customer no longer uses our services, revenues will decline substantially, which would harm our business unless we can replace that customer with another similarly large customer.

Competition

The communications industry is extremely competitive.  In the private satellite network market, there are many firms that provide some or all of the services we provide.  Many of these competitors are larger than us and have significantly greater financial resources.  In the bidding process for potential customers, many of our competitors have a competitive advantage in the satellite delivery of content because many own satellite transponders or otherwise have unused capacity that gives them the ability to submit lower bids than we are able to make.  In the satellite network and services segment, we compete with Convergent Media Systems, Globecast, IBM, Cisco, TeleSat Canada and others.  With respect to video conferencing, we compete with Sony, Polycom, Tandberg and others.

There are several additional major market sectors in which we plan to compete with our CodecSys technology, all with active competitors.  These sectors include the basic codec technology market, the corporate enterprise and small business streaming media market, and the video conferencing market.  These are sectors where we may compete by providing direct services.  Competition in these new market areas will also be characterized by intense competition with much larger and more powerful companies, such as Microsoft and Yahoo, which are already in the video compression and transmission business.  Many of these competitors already have an established customer base with industry standard technology, which we must overcome to be successful.

The video encoders to be sold by IBM and HP will compete directly against video encoders manufactured and sold by a number of competitors, including Tandberg, Harmonic Scientific Atlanta, Motorola, and Thomson. Neither IBM nor HP have ever produced a video encoder to compete in this market.  To the extent our marketing partners are unsuccessful in entering this new market, we will not derive the amount of licensing revenue currently anticipated by management.

On a technology basis, CodecSys competition varies by market sector, with codecs and codec suppliers like Microsoft Windows Media Player, Real Networks’ Real Player, Apple, QuickTime, MPEG2, MPEG4, On2, DivX and many others.  There are several companies, including Akamai, Inktomi, Activate and Loudeye, that utilize different codec systems.  These companies specialize in encoding, hosting and streaming content services primarily for news/entertainment clients with large consumer audiences.  All are larger and have greater financial resources than we have.

Employees

We currently employ 41 full-time personnel at our executive offices and studio facilities in Salt Lake City, Utah, and 4 employees outside of Utah.  In January 2009, we reduced our employee count by terminating 12 individuals, most of whom worked in technical positions.  We engage independent contractors and employ the services of independent sales representatives as well as voice and production talent on an “as needed” basis at our recording studios.

Government Regulation

We have seven licenses issued by the Federal Communications Commission for satellite uplinks, Ethernet, radio connections and other video links between our facilities and third-party uplinks.  Notwithstanding these licenses, all of our activities could be performed outside these licenses with third-party vendors.  All material business activities are subject to general governmental regulations with the exception of actual transmission of video signals via satellite.

Properties

Our executive offices are located at 7050 Union Park Ave., Suite 600, Salt Lake City, Utah 84047.  We occupy the space at the executive offices under a twelve month lease, the term of which ends October 31, 2011.  The lease covers approximately 13,880 square feet of office space leased at a rate of $26,316 per month.  Our production studio is located at 6952 South 185 West, Unit C, Salt Lake City, Utah 84047, and consists of approximately 15,200 square feet of space leased under a month to month contract at a rate of $11,551 per month plus utilities.  We have no other properties.

Legal Proceedings

The Company is a defendant in a lawsuit, the total amount in dispute in which is approximately $100,000. To the knowledge of management, no other litigation has been filed or threatened.

MANAGEMENT

Executive Officers and Directors

The following table sets forth the names, ages and positions of our executive officers and directors:

Name	Age	Position
William Boyd	67	Chairman of the Board
Rodney M. Tiede	50	Chief Executive Officer, President and Director
James E. Solomon	61	Chief Financial Officer and Secretary
R. Phil Zobrist	63	Director
Mark F. Spagnolo	59	Director
Steven Ledger	51	Director

William Boyd has been a director of ours since November 2007.  Mr. Boyd has served as the Chairman of the Board of Agility Recovery Solutions, a privately held disaster recovery and business continuity company since 2006.  He was CEO of Muzak Corporation from 1996 to 2000 and continued with Muzak in an advisory executive position and on the Board until August 2006.  He became associated with Muzak Corporation in 1968 as a sales representative and continued as a manager and franchise owner until he became CEO in 1996.  Mr. Boyd received a Bachelor of Arts degree in political science in 1963 from Beloit College in Wisconsin.  Mr. Boyd’s CEO level experience with Muzak and his overall experience in satellite networks, management, operations and financing matters are qualities and expertise that were determined to be particularly useful as a member of our Board.

Rodney M. Tiede has been our chief executive officer, president and a director since the acquisition of Broadcast International, or BI, in October 2003.  From August 2000 to the present, Mr. Tiede has been the president, chief executive officer and a director of BI, a wholly-owned subsidiary.  From April 2003 to the present, Mr. Tiede has also been the chief executive officer and a director of Interact Devices, Inc., or IDI, a consolidated subsidiary.  From November 1987 to August 2000, Mr. Tiede was employed as director of sales, vice president and general manager of Broadcast International, Inc., the predecessor of BI.  Mr. Tiede received a Bachelor of Science Degree in Industrial Engineering from the University of Washington in 1983.  Mr. Tiede has been a part of our operations for more than 20 years and as a result has significant knowledge, insight and understanding that he provides as a director.

James E. Solomon has served as Chief Financial Officer and Secretary from September 2008.  Mr. Solomon served as a director of ours from September 2005 to May 2011.  From 1995 to January 2002, Mr. Solomon was a business consultant primarily for emerging growth companies.  In January 2002, he formed Corporate Development Services, Inc., a business consulting firm, and has served as President since its formation.  From June 1993 to the present, Mr. Solomon has been an adjunct professor at the Graduate School of Business at the University of Utah.  Mr. Solomon served on the Board of Directors of Nevada Chemicals, Inc., a public company, until October 2008, as well as several privately-held companies. Mr. Solomon received a Bachelor of Science Degree in Finance from the University of Utah in 1972.  Mr. Solomon became a Certified Public Accountant in 1974.

R. Phillip Zobrist has been a member of our board of directors since June 2009.  He currently manages his own investments and since 1996 has been President and Chairman of the Board of Valley Property Management, a privately held real estate management company headquartered in Las Vegas, Nevada, which he founded.  He also serves as an independent consultant for Sundance Builders, LLC, a privately held real estate construction company and serves on the board of directors of Greffex, Inc., a start up bio-technology company in Aurora, Colorado.  Mr. Zobrist was the president and CEO of a $150 million enterprise for more than ten years and gained valuable business experience in dealing with financing, employee relations, and sales and marketing that make his advice and counsel valuable for the Company.

Mark F. Spagnolo has been a director of ours since May 2010.  Mr. Spagnolo has served as the President of Spagnolo Group, LP, a privately held technology consulting company from 2002 to the present.  From 2005 to 2009 he served as the President and CEO of Airband Communications, Inc., a privately held communications company specializing in providing services to enterprises using wireless technology.  From July 2003 to September 2004,  Mr. Spagnolo served as the CEO of Broadwing Communications, Inc., a privately held communications company, which provided communications to enterprises and operated nationwide fiber optic networks.   He served as the President and CEO of MFN from 2001 to 2002, as President and CEO of SiteSmith, a privately held company founded to deliver internet outsourcing services to Global 2000 customers from 200 to 2001. He served as President and CEO of UUNET, an industry leading internet communications company from 1997 to 2000.  Mr. Spagnolo earned a Bachelor of Science Degree in Industrial Engineering from Newark College of Engineering in 1973. Mr. Spagnolo has been active in the technology and communications industry throughout his career including developing products and bringing them to market.  Since we are engaged in bringing a software product used in the communications industry to market, his experience was deemed valuable to us.

Steven Ledger has been a director of ours since May 2011.  Mr. Ledger is the Founder, and from September 2002 to the present, has been the Managing Partner at Tamalpais Partners LLC, a privately held company that acts as a principal investor in, and advisor to, emerging growth companies.  From August 1999 to December 2002 he served as co-founder and managing partner of eCompanies Venture Group, a privately held company that managed an Internet focused, strategic venture capital fund whose investors included Sprint, Disney, Earthlink and Sun America. From January 1994 to December 1999, Mr. Ledger served as the co-founder and managing partner of Storie Partners, L.P., a technology focused investment fund that provided early lead investment capital to Earthlink Networks and SeeBeyond Technologies Corporation (acquired by Sun Microsystems). From September, 1989 to October, 1993 Mr. Ledger was a managing partner with Kayne Anderson Investment Management. Mr. Ledger graduated from the University of Connecticut in 1982 with a BA in Economics.  Mr. Ledger’s experience in advising emerging growth businesses, together with his various roles with investment funds, provide Mr. Ledger with expertise enabling critical input to our Board decision-making process.

Our directors generally serve until the next annual or special meeting of shareholders held for the purpose of electing directors.  Our officers generally serve at the discretion of the board of directors.  One of our directors, Mr. Tiede, is an employee who serves as our president and chief executive officer.  The employment service of Mr. Tiede is governed by the terms of an employment contract.  See “Employment Contracts” in Item 11 below.

As noted above, Mr. Tiede has served as an officer and director of BI since August 2000 and as an officer and director of IDI since April 2003.  During 2001 and 2002, BI entered into various licensing agreements with IDI and purchased shares of convertible preferred stock of IDI.  Management of BI determined that the CodecSys technology being developed by IDI represented a significant opportunity for BI and its future business prospects.  By April 2003, the financial condition of IDI had deteriorated significantly and BI provided a line of credit to IDI to sustain its operations.  At such time, BI also assumed operational control of IDI.  By October 2003, management of BI realized that IDI could not survive on its own notwithstanding the financial support provided by BI.  Accordingly, IDI filed for bankruptcy protection under chapter 11 of the federal bankruptcy code on October 23, 2003.  Over the next seven months, IDI continued its limited operations and designed a bankruptcy plan of reorganization which was confirmed on May 18, 2004.  Under the plan of reorganization, Broadcast International issued shares of our common stock to creditors of IDI and assumed certain liabilities of IDI in exchange for shares of the common stock of IDI representing majority ownership of IDI.  Since confirmation of the plan of reorganization, the operations of IDI have been consolidated with ours.

Board and Committee Matters

We maintain an audit committee of the board and a compensation committee of the board, each of which is discussed below.  We have not established a nominating committee of the board.  Our entire board of directors participates in the selection and nomination of candidates to serve as directors.  Our board has determined that three of our current directors are “independent” under the definition of independence in the Marketplace Rules of the NASDAQ listing standards, but that Mr. Tiede, our chief executive officer and president, is not independent.

We do not have a formal policy concerning shareholder recommendations of candidates for board of director membership.  Our board views that such a formal policy is not necessary at the present time given the board’s willingness to consider candidates recommended by shareholders.  Shareholders may recommend candidates by writing to our Secretary at our principal offices: 7050 Union Park Avenue, Suite 600, Salt Lake City, Utah 84047, giving the candidate’s name, contact information, biographical data and qualifications.  A written statement from the candidate consenting to be named as a candidate and, if nominated and elected, to serve as a director should accompany any such recommendation.  Shareholders who wish to nominate a director for election are generally advised to submit a shareholder proposal no later than December 31 for the next year’s annual meeting of shareholders.

Audit Committee and Financial Expert

Our audit committee currently includes Messrs. Boyd, Zobrist and Spagnolo.  Mr. Boyd serves as chairman of the audit committee.  The functions of the audit committee include engaging an independent registered public accounting firm to audit our annual financial statements, reviewing the independence of our auditors, the financial statements and the auditors’ report, and reviewing management’s administration of our system of internal control over financial reporting and disclosure controls and procedures.  The board of directors has adopted a written audit committee charter.  A current copy of the audit committee charter is available to security holders on our website at www.brin.com.  Our board has determined that each of the members of the audit committee is “independent” under the definition of independence in the Marketplace Rules of the NASDAQ listing standards.

Our board of directors has determined that Mr. Boyd meets the requirements of an “audit committee financial expert” as defined in applicable SEC regulations.

Compensation Committee

Our compensation committee currently includes Messrs. Boyd, Zobrist and Spagnolo.  Mr. Zobrist serves as chairman of the compensation committee.  The functions of the compensation committee include reviewing and approving corporate goals relevant to compensation for executive officers, evaluating the effectiveness of our compensation practices, evaluating and approving the compensation of our chief executive officer and other executives, recommending compensation for board members, and reviewing and making recommendations regarding incentive compensation and other employee benefit plans.  The board of directors has adopted a written compensation committee charter.  A current copy of the compensation committee charter is available to security holders on our website at www.brin.com.  Our board has determined that each of the members of the compensation committee is “independent” under the definition of independence in the Marketplace Rules of the NASDAQ listing standards.

Communication with the Board

We have not, to date, developed a formal process for shareholder communications with the board of directors.  We believe our current informal process, in which any communication sent to the board of directors, either generally or in care of the chief executive officer, secretary or other corporate officer or director, is forwarded to all members of the board of directors, has served the board’s and the shareholders’ needs.

Conflicts of Interests

On an annual basis, each director and executive officer is obligated to complete a director and officer questionnaire  that requires disclosure of any transactions with our company, including related person transactions reportable under SEC rules, in which the director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest.  Under our company’s standards of conduct for employees, all employees, including the executive officers, are expected to avoid conflicts of interest.  Pursuant to our code of ethics for the chief executive officer and senior finance officers (as discussed below), such officers are prohibited from engaging in any conflict of interest unless a specific exception has been granted by the board.  All of our directors are subject to general fiduciary standards to act in the best interests of our company and our shareholders.  Conflicts of interest involving an executive officer or a director are generally resolved by the board.

Code of Ethics

We have adopted a code of ethics for our principal executive officer, principal financial officer, controller, or persons performing similar functions.  A copy of the code of ethics is included on our website at www.brin.com.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

Throughout this section, the individuals who served as our chief executive officer and chief financial officer during 2010 are collectively referred to as the “named executive officers.”

The compensation committee has overall responsibility to review and approve our compensation structure, policy and programs and to assess whether the compensation structure establishes appropriate incentives for management and employees.  The compensation committee annually reviews and determines the salary and any bonus and equity compensation that may be awarded to our chief executive officer, or CEO, and our chief financial officer, or CFO.  The compensation committee oversees the administration of our long-term incentive plan and employee benefit plans.

The compensation committee’s chairman regularly reports to the board on compensation committee actions and recommendations.  The compensation committee has authority to retain, at our expense, outside counsel, experts, compensation consultants and other advisors as needed.

2010 Company Performance.  Because of the stage of our company’s development, the compensation committee looks at various factors in evaluating the progress the company has made and the services provided by the named executive officers.  In considering executive compensation, the compensation committee noted certain aspects of our financial performance and accomplishments in 2010 including the following:

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Operations.  Our revenues increased approximately 102% from $3,627,571 in 2009 to $7,313,218 in 2010, which was principally the result of entering into a service agreement with a Fortune 10 financial customer, which was our largest customer in 2010.  This customer has more retail locations than all of our other existing customers combined.  We were able to install our proprietary digital signage delivery and management hardware and software, which incorporates portions of our CodecSys software, at approximately 2,100 locations and commenced receiving revenues from this new customer in the fourth quarter of 2009. We expanded the network in 2010 and received a grade of 100% vendor satisfaction from the customer’s vendor evaluation team.

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CodecSys Milestones.  Our executive officers also made significant progress on the development of our CodecSys technology.  As a result of these efforts,  IBM, Microsoft and HP have included our video compression technology as a video compression solution and have proceeded with sales presentations and testing with their large video customers, which include large broadcasters, cable companies and satellite companies.

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During 2010 we installed our CodecSys version 2.0 in 14 test locations consisting principally of large international telco’s and have moved toward contract with most of the test sites.

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Throughout 2010, we were required to continually seek investment capital to allow us to continue our operations.  We were successful in December of 2010 in completing an equity raise that allowed us to restructure our senior secured convertible debt in which we decreased our debt from $17,500,000 to $5,500,000 through repayment, issuance of common stock, and inducing the holder of the debt to forgive approximately $7,100,000 of the debt.  The due date of the existing debt of the Company has all been extended for three years giving us the time needed to fully commercialize our CodecSys technology.

Compensation Philosophy. Our general compensation philosophy is designed to link an employee’s total cash compensation with our performance, the employee’s department goals and individual performance.  Given our stage of operations and limited capital resources, we are subject to various financial restraints in our compensation practices.  As an employee’s level of responsibility increases, there is a more significant level of variability and compensation at risk.  The compensation committee believes linking incentive compensation to our performance creates an environment in which our employees are stakeholders in our success and, thus, benefits all shareholders.

Executive Compensation Policy.  Our executive compensation policy is designed to establish an appropriate relationship between executive pay and our annual performance, our long-term growth objectives, individual performance of the executive officer and our ability to attract and retain qualified executive officers.  The compensation committee attempts to achieve these goals by integrating competitive annual base salaries with bonuses based on corporate performance and on the achievement of specified performance objectives, and to a lesser extent, awards through our long-term incentive plan, since the executive officers are founders and already large shareholders.  The compensation committee believes that cash compensation in the form of salary and bonus provides our executives with short-term rewards for success in operations.  The compensation committee also believes our executive compensation policy and programs do not promote inappropriate risk-taking behavior by executive officers that could threaten the value of our company.

In making compensation decisions, the compensation committee compares each element of total compensation against companies referred to as the “compensation peer group.”  The compensation peer group is a group of companies that the compensation committee selected from readily available information about small companies engaged in similar businesses and with similar resources.  The compensation committee selected these companies from research on its own and with limited consultation with outside consultants given the size of the company and its resources to retain such experts.  The types of companies selected for the peer group included publically-traded technology development companies in the software industry.  In two instances, software development companies in the video compression industry were selected, but since there are relatively few companies in the rather narrow field of software development for video compression, additional software development companies engaged in development of non-related software were also selected.  The compensation committee determined these companies were appropriate for inclusion in the peer group because of the similar nature of their businesses and their general stage of development and financial resources.

Role of Executive Officers in Compensation Decisions

The compensation committee makes all compensation decisions for the named executive officers and approves recommendations regarding equity awards to all of our other senior management personnel. The CEO annually reviews the performance of the CFO and other senior management.  The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the compensation committee.  The compensation committee is charged with the responsibility of ensuring a consistent compensation plan throughout the company and providing an independent evaluation of the proposed adjustments or awards at all levels of management.  As such, the compensation committee has determined that it have the discretion to modify or adjust any proposed awards and changes to management compensation to be able to satisfy these responsibilities.

2010 Executive Compensation Components

For the fiscal year ended December 31, 2010, the principal components of compensation for the named executive officers were:

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base salary; and

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performance-based bonus compensation.

Base Salary.  The compensation committee determined that the executive officers had been compensated fairly relative to similarly situated executives, and approved no 2010 increases to the base salary of the CEO and CFO.  Due to fiscal restraints, 10% of the executives’ base compensation was deferred until the completion of the equity raise in December.   In determining the base salary of each executive officer, the compensation committee relied on publicly available information gathered by the compensation committee related to salaries paid to executive officers of similarly situated small public companies.

Performance-based Incentive Compensation.  Annual incentives for the executive officers are intended to recognize and reward those employees who contribute meaningfully to an increase in shareholder value and move the company toward profitability. No bonuses were paid for 2010 due to fiscal restraints, but future bonuses will depend on achievement of objectives related to sales of products that include our CodecSys technology and anticipated revenues resulting therefrom.  During the year, however, the company was able to complete the development of products that are now ready for sale.  Actual bonuses payable for 2011will depend on the level of achievement of performance objectives established for the executive officers for the coming year and our financial condition.

Long-term Equity Incentive Compensation.  Long-term incentive compensation encourages participants to focus on our long-term performance and provides an opportunity for executive officers and certain designated key employees to increase their stake in our company through grants of options to purchase our common stock.  No stock options or other awards were granted during 2010 to any of the named executive officers, but awards were made in 2011 for the accomplishments of 2010.  The board also made awards of stock options to other employees under our equity incentive plan.

All awards made under our equity incentive plan are made at the market price at the time of the award.  Annual awards of stock options to executives are made at the discretion of the compensation committee at such times throughout the year at it deems most desirable.  Newly hired or promoted executives, other than executive officers, generally receive their award of stock options on the first business day of the month following their hire or promotion.  Grants of stock options to newly hired executive officers who are eligible to receive them are made at the next regularly scheduled compensation committee meeting following their hire date.

Perquisites and Other Personal Benefits.  We provide no perquisites to our named executive officers other than matching 401(k) contributions described below and other group benefits offered generally to all salaried employees.

Retirement and Related Plans.  We maintain a 401(k) profit sharing plan for all non-temporary employees.  Employee contributions are matched by us in an amount of 100% of employee contributions up to 3% of employee salaries and 50% of employee contributions up to an additional 2% of their salaries. Participants vest immediately in the company matching contributions.

Compensation of Chief Executive Officer.  For the fiscal year ended December 31, 2010, we paid Rodney M. Tiede, CEO, a salary of $225,000. The compensation committee met with Mr. Tiede once during 2010 to review his performance and individual objectives and goals versus results achieved.  The compensation committee reviewed all components of the CEO’s compensation, including salary, bonus, and equity incentive compensation, and under potential severance and change-in-control scenarios.  Mr. Tiede’s compensation package was determined to be reasonable and not excessive by the compensation committee based on compensation surveys for chief executive officers of small public companies.  The compensation committee determined that the recent economic recession and market conditions did not have a material impact on the compensation of the CEO or other management personnel.

Employment Contracts

In April 2004, we and Mr. Tiede entered into an employment agreement covering Mr. Tiede’s employment for a term commencing upon the execution thereof and continuing until December 31, 2006.  The contract continues for additional terms of one year each until terminated by us.  The agreement calls for payment of a gross annual salary of not less than $120,000, payable in equal bi-weekly installments for the year ended December 31, 2004, subject to such increases as the board of directors may approve.  The employment agreement further provides that Mr. Tiede shall receive a performance bonus on an annual basis equal to up to 100% of his base salary for the fiscal year then ended, the exact percentage to be determined in the sole discretion of the board of directors (or the compensation committee thereof) based upon an evaluation of the performance of Mr. Tiede during the previous fiscal year.  The agreement also provides for participation in our stock option plan, the payment of severance pay, and other standard benefits such as vacation, participation in our other benefit plans and reimbursement for necessary and reasonable business expenses.  In the event of a change in control of the company, defined as the purchase of shares of our capital stock enabling any person or persons to cast 20% or more of the votes entitled to be voted at any meeting to elect directors, Mr. Tiede shall have the right to terminate the employment agreement and receive severance pay equal to the base salary and a bonus equal to 50% of the salary for the remainder of the employment term or two years, whichever is longer.  In addition, if the change of control event results in our shareholders exchanging their shares for stock or other consideration, Mr. Tiede shall receive an amount equal to the per share price paid to the shareholders less the pre-announcement price multiplied by 50,000.

In September 2008, we and Mr. Solomon entered into an employment agreement covering Mr. Solomon’s employment for a term commencing upon the execution thereof and continuing until December 31, 2011.  The contract continues for additional terms of one year each until terminated by us.  The agreement calls for payment of a gross annual salary of not less than $225,000, payable in equal bi-weekly installments for the year ended December 31, 2008, subject to such increases as the board of directors may approve.  The employment agreement further provides that Mr. Solomon shall receive a performance bonus on an annual basis equal to up to 100% of his base salary for the fiscal year then ended, the exact percentage to be determined in the sole discretion of the board of directors (or the compensation committee thereof) based upon an evaluation of the performance of Mr. Solomon during the previous fiscal year.  The agreement also provides for participation in our stock option plan, the payment of severance pay, and other standard benefits such as vacation, participation in our other benefit plans and reimbursement for necessary and reasonable business expenses.  In the event of a change in control of the company, defined as the purchase of shares of our capital stock enabling any person or persons to cast 20% or more of the votes entitled to be voted at any meeting to elect directors, Mr. Solomon shall have the right to terminate the employment agreement and receive severance pay equal to the base salary and a bonus equal to 50% of the salary for the remainder of the employment term or two years, whichever is longer.  In addition, if the change of control event results in our shareholders exchanging their shares for stock or other consideration, Mr. Solomon shall receive an amount equal to the per share price paid to the shareholders less the pre-announcement price multiplied by 50,000.

Stock Option Plans

Under our 2004 Long-term Incentive Plan (the “2004 Plan”), the board of directors may issue incentive stock options to employees and directors and non-qualified stock options to consultants of the company.  Options generally may not be exercised until twelve months after the date granted and expire ten years after being granted. Options granted vest in accordance with the vesting schedule determined by the board of directors, usually ratably over a three-year vesting schedule upon anniversary date of the grant.  Should an employee’s, director’s or consultant’s relationship with the company terminate before the vesting period is completed, the unvested portion of each grant is forfeited.  We continue to maintain and grant awards under our 2004 Plan which will remain in effect until it expires by its terms. The number of unissued stock options authorized under the 2004 Plan at December 31, 2010 was 1,936,065.

The Broadcast International, Inc. 2008 Equity Incentive Plan (the “2008 Plan”) has become our primary plan for providing stock-based incentive compensation to our eligible employees and non-employee directors and consultants of the company. The provisions of the 2008 Plan are similar to the 2004 Plan except that the 2008 Plan allows for the grant of share equivalents such as restricted stock awards, stock bonus awards, performance shares and restricted stock units in addition to non-qualified and incentive stock options. The number of unissued shares of common stock reserved for issuance under the 2008 Plan was 2,765,000 at December 31, 2010.

The purpose of our incentive plans is to advance the interests of our shareholders by enhancing our ability to attract, retain and motivate persons who are expected to make important contributions to us by providing them with both equity ownership opportunities and performance-based incentives intended to align their interests with those of our shareholders.  These plans are designed to provide us with flexibility to select from among various equity-based compensation methods, and to be able to address changing accounting and tax rules and corporate governance practices by optimally utilizing stock options and shares of our common stock.

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the named executive officers in their respective capacities for the fiscal years ended December 31, 2010, 2009 and 2008.  When setting total compensation for each of the named executive officers, the compensation committee reviewed tally sheets which show the executive’s current compensation, including equity and non-equity based compensation.  We have omitted in this prospectus certain tables and columns otherwise required to be included because there was no compensation made with respect to such tables and columns, as permitted by applicable SEC regulations.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)	Restricted Stock Unit Awards ($)	All Other Compensation ($)(1)	Total ($)

Rodney M. Tiede President & Chief Executive Officer	2010 2009 2008	$273,078 226,923 248,835	-- -- $150,000	-- -- --	-- -- --	$7,333 7,333 6,889	$280,411 234,256 405,724
James E. Solomon Chief Financial Officer and Secretary (2)	2010 2009 2008	283,270 204,231 56,358	-- -- --	-- -- --	-- -- 480,000	11,331 9,069 --	294,601 213,300 536,358

___________________________

(1)

The amounts shown in column (g) reflect for each named executive officer matching contributions made by us to our 401(k) employee retirement plan.  The amounts shown in column (g) do not reflect premiums paid by us for any group health or other insurance policies that apply generally to all salaried employees on a nondiscriminatory basis.

(2)

Effective September 19, 2008, Mr. Solomon became our chief financial officer and secretary.  Mr. Solomon received a total of 200,000 restricted stock units in 2008.  The amount in column (f) for Mr. Solomon reflects the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2008, in accordance with ASC Topic 718, of restricted stock units granted in such year.

OTHER COMPENSATION

We do not have any non-qualified deferred compensation plan.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of shares or Units of Stock that have not Vested ($)	Number of Unearned shares, units or other rights that have not vested (#)	Market or payout value of unearned shares, units or other rights that have not vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Rodney M. Tiede	50,000	--	2.25	04/28/2014	--	--	--	--
James E. Solomon	75,000 25,000	-- --	2.25 1.17	09/15/2015 12/27/2016	--	--	--	--

Potential Payments Upon Termination or Change of Control

The amount of compensation payable to the named executive officers upon voluntary termination, retirement, involuntary not-for-cause termination, termination following a change of control and in the event of disability or death of the executive is shown below. The amounts shown assume that such termination was effective as of December 31, 2010, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation.

Payments Made Upon Termination

Regardless of the manner in which a named executive officer’s employment is terminated, he is entitled to receive amounts earned during his term of employment.  Such amounts include:

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salary;

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grants under our stock option and equity plans, subject to the vesting and other terms applicable to such grants;

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amounts contributed and vested under our 401(k) plan; and

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unused vacation pay.

Payments Made Upon Death or Disability

In the event of the death or disability of a named executive officer, in addition to the benefits listed under the headings “Payments Made Upon Termination,” the named executive officers will receive benefits under any group life or disability insurance plan, as appropriate, we may have in effect from time to time.  We currently maintain a group term life insurance plan that generally pays a death benefit equal to two times base salary up to a maximum of $300,000.

Payments Made Upon a Change of Control

If there is a change of control, which is defined as the purchase of shares of capital stock of the company enabling any person or persons to cast 20% or more of the votes entitled to be voted at any meeting to elect directors, Mr. Tiede and/or Mr. Solomon may elect to terminate employment and would receive under the terms of their employment agreements:

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a lump sum severance payment  up to  the sum of two years of  the base salary ;

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any bonus compensation earned, if any; and

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If the change of control event results in the shareholders exchanging their shares for stock, the executive would receive an amount equal to the per share price paid to shareholders, less the pre-announcement share price, multiplied by 50,000.  For example and illustration purposes only, if the share price paid to shareholders were $3.00 and the pre-announcement share price were $1.50, Mr. Tiede and Mr. Solomon would receive an amount equal to $75,000 under this provision.

In the event of a change in control as defined above, Mr. Tiede would receive a lump sum payment of $500,000 and Mr. Solomon would receive a lump sum payment of $510,000.  In addition, they would be entitled to receive the share price differential, if any, as discussed above.

Non-compete Agreement

Included in Mr. Tiede’s and Mr. Solomon’s employment agreements is a two year non-compete agreement.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

None of our executive officers served as a member of the compensation committee or as a director of any other company, one of whose executive officers served as a member of the compensation committee of the board or as a director during 2010.

Director Compensation

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the board.  In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties as well as the skill-level required by us of members of the board.

Our non-employee directors receive fees of $48,000 per year, paid quarterly, and an initial grant of stock options to purchase 100,000 shares (thereafter annual grants of 25,000 options or restricted stock units) of our common stock with an exercise price equal to the fair market value of the stock on the date of grant.  In addition, non-employee directors may be entitled to receive special awards of stock options from time to time as determined by the board.  In addition to the standard director compensation mentioned above, the chairman of the board and the chairman of each of the audit and compensation committees receive no additional fees for serving in such capacities. There is no additional compensation for meeting attendance.  Directors who are employees of Broadcast International receive no additional compensation for serving as directors. All stock options granted to outside directors are immediately exercisable and expire ten years from the date of grant.  All restricted stock units granted to outside directors are immediately vested and are settled by the issuance of our common stock upon their respective retirements from the Board of Directors.  Directors are reimbursed for ordinary expenses incurred in connection with attending board and committee meetings.  In light of recent economic conditions, the directors voluntarily deferred 25% of their 2009 compensation until the equity raise was completed, at which time the deferred compensation was paid.

Director Summary Compensation Table

The table below summarizes the compensation paid by us to our directors for the fiscal year ended December 31, 2010.

(a)	(b)	(c)	(d)	(e)
Name	Fees Earned or Paid in Cash ($)	Options/Awards ($)	Restricted Stock Units ($)	Total ($)
William Boyd	61,900	--	--	61,900
Mark F. Spagnolo	18,000	--	--	18,000
James E. Solomon (1)	--	--	--	--
Rodney M. Tiede (1)	--	--	--	--
R. Phil Zobrist	59,800	--	--	59,800

___________________________

(1)

Messers. Tiede and Solomon receive no compensation for serving as a director, but are compensated in their capacity as our president and CEO and CFO, respectively.

RELATED PARTY TRANSACTIONS

On December 23, 2009, we entered into an amendment agreement with the holder of our unsecured convertible note in the principal amount of $1.0 million.  The holder is an affiliate of ours due to his beneficial ownership of 5.9% of our outstanding common stock.  Pursuant to the amendment agreement, we extended the maturity date of the unsecured convertible note to December 22, 2010 and increased the interest rate on the note to 8%.

On November 15, 2010 we entered into an amendment dated November 15, 2010 with the holder of our $1,000,000 unsecured convertible note due December 22, 2010, pursuant to which the maturity date of such note was extended to January 1, 2011.

In connection with the Debt Restructuring, the Company amended its note with the holder of its $1.0 million unsecured convertible note, pursuant to which the maturity date of the note was extended to December 31, 2013. We issued to the holder of the note 150,000 shares of our common stock and issued a three year warrant to him to purchase up to an additional 75,000 shares of our common stock for $1.00 per share.  In addition, we committed to pay accrued interest on the note through the issuance of common stock and warrants on the same terms and conditions of the Equity Financing.

On March 26, 2010, we entered into an amendment and extension agreement with Castlerigg, the holder of our senior secured convertible note in the principal amount of $15.0 million.  Castlerigg is an affiliate of ours due to its beneficial ownership of 9.9% of our outstanding common stock.  Pursuant to the amendment and extension agreement, we extended the maturity date of the senior secured convertible note from December 21, 2010 to December 21, 2011.  This extension of the maturity date was conditioned upon us raising at least $6,000,000 of gross proceeds from the sale of our equity securities by September 30, 2010.  If the additional funding were not completed, the maturity date reverted back to December 21, 2010.  In exchange for extending the maturity date, we issued to Castlerigg 1,000,000 shares of our common stock.  In addition, we agreed to the inclusion of three additional terms and conditions in the note: (i) from and after the additional funding, we would be required to maintain a cash balance of at least $1,250,000 and provide monthly certifications of the cash balance to Castlerigg; (ii) we would not make principal payments on our $1.0 million unsecured convertible note without the written permission of Castlerigg; and (iii) we grant board observation rights to Castlerigg.

On July 30, 2010, we amended our 6.25% senior secured convertible promissory note (“Note”) and related warrants. The amendment provided for (i) the change of the maturity date from December 21, 2011 to June 21, 2012; (ii) the requirement to maintain a balance of cash and marketable securities equal to or greater than $950,000 was added as an additional condition of default in the event we completed the required capital raise described below; (iii) in the event of the completion of the required capital raise, the conversion price of the Note would be reduced to $1.80 per share instead of the price at which the new equity is sold; (iv) in the event of the completion of the required capital raise, the exercise price of the Warrants would be reduced to $1.80 per share instead of the price at which new equity were sold; (v) in the event of the completion of the required capital raise the number of warrants were to be increased from 1,875,000 to 5,208,333. The amendment was conditioned upon the Company raising at least $6,000,000 of gross proceeds from the sale of its equity securities by September 30, 2010. If the additional funding were not completed by September 30, 2010, certain provisions of the amendment agreement would have been void in that the maturity date would have reverted back to December 21, 2010, the conversion price would have become the lowest price at which equity securities had been sold, the exercise price would have become the lowest price at which equity securities have been sold, and the number of warrants then outstanding would have be determined by the original purchase documents and the Company would not have had an obligation to maintain a balance of cash and marketable securities equal to $950,000. In exchange for the amendments, the Company issued to the holder 2,000,000 shares of the Company’s common stock, par value $0.05 per share, and committed to issue another 800,000 shares upon completion of the equity financing.

On September 24, 2010, the holder of the Note extended the due date for the equity financing required by the July 30, 2010 amendment to the Note to October 31, 2010. If the additional funding were not completed by October 31, 2010, certain provisions of the amendment agreement would have been void in that the maturity date would have reverted back to December 21, 2010, the conversion price of the Note would become the lowest price at which equity securities had been sold, the exercise price of the holder’s warrants would have become the lowest price at which equity securities had been sold, and the number of warrants then outstanding would have been determined by the original purchase documents and we would not have an obligation to maintain a balance of cash and marketable securities equal to $950,000.

On October 29, 2010, we entered into an extension and amendment agreement with the holder of the Note, which provided; (i) the definition of a “Qualified Financing Transaction” was amended to mean a capital raise of $8,000,000; (ii) in the event of the completion of the required capital raise, the conversion price of the Note would be reduced to an amount equal to 150% of the lowest price at which Company common stock were sold during calendar year 2010; (iii) paragraph 9 of the 6.25% senior secured convertible promissory note entitled “Company Redemption Right” was deleted in its entirety; (iv) in the event of the completion of the required capital raise, the exercise price of the Warrants was to be reduced to an amount equal to 150% of the lowest price at which Company common stock was sold during calendar year 2010; (v) in the event of the completion of the required capital raise the number of warrants was to be increased as provided in the 6.25% senior secured convertible promissory note; and (vi) the Expiration Date of the warrants was to be amended to December 30, 2013. The amendment was conditioned upon the Company raising at least $8,000,000 of gross proceeds from the sale of its equity securities by December 3, 2010. If the additional funding was not completed by October 31, 2010, certain provisions of the amendment agreement would have been void in that the maturity date would revert back to December 21, 2010, the conversion price of the Note would become the lowest price at which equity securities had been sold in 2010, the exercise price of the holder’s warrants would have become the lowest price at which equity securities had been sold, and the number of warrants then outstanding would have been determined by the original purchase documents and we would not have an obligation to maintain a balance of cash and marketable securities equal to $950,000.

On November 15, 2010, we entered into a Fifth Amendment and Extension Agreement dated as of November 15, 2010 (the “Fifth Amendment”) with the holder of the Note. The Fifth Amendment provided that the date by which the Company must consummate a Qualified Financing Transaction (as defined in prior amendments to the Note) was extended from December 3, 2010 to December 31, 2010. If a Qualified Financing Transaction occurred by December 31, 2010, the maturity date of the Note was to be extended to June 21, 2012 (as set forth in prior amendments). If a Qualified Financing Transaction was not completed by December 31, 2010, certain provisions of the amendment agreement would have been void in that the maturity date would revert back to December 21, 2010, the conversion price of the Note would become the lowest price at which equity securities had been sold in 2010, the exercise price of the holder’s warrants would have become the lowest price at which equity securities had been sold in 2010, and the number of warrants then outstanding would have been determined by the original purchase documents and we would not have an obligation to maintain a balance of cash and marketable securities equal to $950,000.

On December 24, 2010, we closed the Debt Restructuring.  In connection therewith, we (i) issued the Amended and Restated Note in the principal amount of $5.5 million to Castlerigg, (ii) paid $2.5 million in cash to Castlerigg, (iii) cancelled warrants previously issued to Castlerigg that were exercisable for a total of 5,208,333 shares of common stock, (iv) issued 800,000 shares of common stock to Castlerigg in satisfaction of an obligation under a prior loan amendment, (v) entered into the Letter Agreement pursuant to which we paid Castlerigg an additional $2.75 million in cash in lieu of the issuance of $3.5 million in stock and warrants as provided in the Loan Restructuring Agreement, and (vi) entered into an Investor Rights Agreement with Castlerigg dated December 23, 2010 under the terms of which we agreed to register up to 2,500,000 of Castlerigg’s shares of our common stock.  As a result of the foregoing, Castlerigg forgave approximately $7.2 million of principal and accrued but unpaid interest.

The Amended and Restated Note, dated December 23, 2010, is a senior, unsecured note that matures in three years from the closing and bears interest at an annual rate of 6.25%, payable semi-annually.  We paid the first year’s interest of approximately $344,000 at the closing.  The Amended and Restated Note is convertible into shares of common stock at a conversion price of $1.35 per share, subject to adjustment.  The Amended and Restated Note is convertible in whole or in part at any time upon notice by Castlerigg to us.  The Amended and Restated Note also contains various restrictions, acceleration provisions and other standard and customary terms and conditions.  Two of our consolidated subsidiaries guaranteed our obligations under the Amended and Restated Note.

The Investor Rights Agreement provides Castlerigg with certain registration rights with respect to the Company’s securities held by Castlerigg.  These registration rights include an obligation of the Company to issue additional warrants to Castlerigg if certain registration deadlines or conditions are not satisfied.  The agreement also contains full-ratchet anti-dilution price protection provisions in the event the Company issues stock or convertible debt with a purchase price or conversion price less than the conversion price described above.

For a description of our policies and procedures related to the review, approval or ratification of related person transactions, see “Conflict of Interest Policy” under Item 10, “Directors, Executive Officers and Corporate Governance.”

PRINCIPAL AND SELLING SHAREHOLDERS

The shares of common stock being offered by the selling shareholders are those previously issued to the selling shareholders.  We are registering the shares of common stock in order to permit the selling shareholders to offer the shares for resale from time to time. Except for the ownership of the shares of common stock and the convertible note pursuant to the Loan Restructuring Agreement, the selling shareholders have not had any material relationship with us within the past three years.

The table below lists the selling shareholder and other information regarding the beneficial ownership of the shares of common stock by the selling shareholders and our principal shareholders and directors and executive officers.  None of our directors or executive officers is a selling shareholder.  Each of the selling shareholders has advised the Company that it is not a broker-dealer or an affiliate of a broker-dealer.  The second column lists the number of shares of common stock beneficially owned by the selling shareholders, based on their ownership of the common shares and convertible note, as applicable, as of May 15, 2011, assuming conversion of the convertible note held by the selling shareholders on that date, without regard to any limitations on conversions or exercise.

The third column lists the shares of common stock being offered by this prospectus by the selling shareholders.

The selling shareholders may sell all, some or none of their shares in this offering.  See “Plan of Distributions.”

	Shares Beneficially Owned Prior to Offering		Maximum Number of Shares Being Offered Pursuant to this	Shares Beneficially Owned After Offering
Shareholder	Number	Percent	Prospectus	Number	Percent

Gem Asset Management LC (1) 100 State Str. # 2b Teaneck, New Jersey 07666	9,999,999	12.7%	9,999,999	0	–
Castlerigg Master Investments Ltd. (2) c/o Sandell Asset Mgt. 40 West 57th St., 26th Fl. New York, NY 10019	9,274,074	9.9%	2,500,000	6,774,074	6.9%
Rodney M. Tiede (3) c/o Broadcast International, Inc. 7050 Union Park Avenue, Suite 600 Salt Lake City, UT 84047	3,518,541	4.6%	–	3,518,541	4.0%
Fred C Applegate Trust (4)	2,499,999	3.3%	2,499,999	0	–
John W. and Lois Teerling (5)	2,250,000	3.0%	2,250,000	0	–
R. Phillip Zobrist (6)	1,691,366	2.2%	_	1,691,366	1.9%
London Family Trust (7)	1,249,999	1.6%	1,249,999	0	–
Zeke, LP (8)	1,249,999	1.6%	1,249,999	0	–
Northwood Capital Partners, LP (9)	750,000	*	750,000	0	–
James E. Solomon (10)	720,000	*	–	720,000	*
James D. Gerson (11)	624,999	*	624,999	0	–
Porter Partners LP (12)	510,000	*	510,000	0	–
Endla K Anady MD (13)	499,999	*	499,999	0	–
Paul and Penny Goldberg (13)	499,999	*	499,999	0	–
Anthony McDermott (13)	499,999	*	499,999	0	–
Anthony McDermott IRA (13)	499,999	*	499,999	0	–
Patricia McDermott (13)	499,999	*	499,999	0	–
William Boyd (14)	475,000	*	–	475,000	*
W.A. Hitschler (15)	450,000	*	450,000	0	–
Rodney Baber IRA(16)	375,000	*	375,000	0	–
Patrick McShane IRA (16)	375,000	*	375,000	0	–
Ted Ginsberg (16)	375,000	*	375,000	0	–
Del Rey Management LP (17)	375,000	*	375,000	0	–
Mitchell and Francoise Ginsberg (18)	315,000	*	315,000	0	–
Gus Blass II (19)	300,000	*	300,000	0	–
Gus Blass II IRA (19)	300,000	*	300,000	0	–
William Scott & Karen Kaplan Living Trust (19)	300,000	*	300,000	0	–
Peter Rawlings (19)	300,000	*	300,000	0	–
John W. Teerling IRA (19)	300,000	*	300,000	0	--
Scudder Smith Family Association LLC (20)	300,000	*	300,000	0	--
Waverly Ltd Partner (21)	262,500	*	262,500	0	–
William W. Hunt Jr. IRA (22)	249,999	*	249,999	0	–
Alex & Kim Keszeli (22)	249,999	*	249,999	0	–
Alex C. Keszeli 401k (22)	249,999	*	249,999	0	_
Bee Publishing Company, Inc, (23)	225,000	*	225,000	0	–
C. Rodney O’Conner (24)	225,000	*	225,000	0	–
Richard A Jacoby (24)	225,000	*	225,000	0	_
Mark Spagnolo (25)	200,000	*	0	200,000	_
Ronald W. Lockhart Sr. IRA (26)	187,500	*	187,500	0	–
Alberto Guadagnini (27)	174,999	*	174,999	0	–
Dennis L. Adams (28)	150,000	*	150,000	0	–
Robert A. Ayerle & Christine B. Voss (28)	150,000	*	150,000	0	–
Thomas E. Carroll IRA (28)	150,000	*	150,000	0	–
Thomas F. Donohoe (28)	150,000	*	150,000	0	–
Joanne Edwards (28)	150,000	*	150,000	0	–
Bruce L & Kathyrn M. Evans (28)	150,000	*	150,000	0	_
Donald A. Harris (28)	150,000	*	150,000	0	_
Jack Meyer IRA (28)	150,000	*	150,000	0	_
Mark A. O’Brien (28)	150,000	*	150,000	0	_
Gerald & Shiela O’Conner (28)	150,000	*	150,000	0	_
Leonide C. Prince (28)	150,000	*	150,000	0	_
Caroyn Wittenbraker (28)	150,000	*	150,000	0	_
Elkhorn Partners LP (29)	150,000	*	150,000	0	_
Gerald L & Donna Brown (30)	124,999	*	124,999	0	_
John Y Chong Trustee (30)	124,999	*	124,999	0	_
John S Falconio (30)	124,999	*	124,999	0	_
Francis Kelly Sr. IRA (30)	124,999	*	124,999	0	_
Kurt Kennedy (30)	124,999	*	124,999	0	_
William J McCormick Jr (30)	124,999	*	124,999	0	_
Barbara Reiter (30)	124,999	*	124,999	0	_
Thomas W Richey IRA (30)	124,999	*	124,999	0	_
Julianna Zekan (30)	124,999	*	124,999	0	_
Alan G Stern IRA (30)	124,999	*	124,999	0	_
Alex and Kim Keszeli (30)	124,999	*	124,999	0	_
EDJ Limited (31)	90,000	*	90,000	0	_
Frederick G Schmauk III (32)	87,499	*	87,499	0	_
Edwin R Boynton (33)	75,000	*	75,000	0	_
Alice M Davis (33)	75,000	*	75,000	0	_
Joseph Kornfield (33)	75,000	*	75,000	0	_
Thomas F & Gina M O’Malley (33)	75,000	*	75,000	0	_
Richard & Stephanie Abraham (34)	62,499	*	62,499	0	_
Ed Burger IRA (34)	62,499	*	62,499	0	_
Kathrine Collom (34)	62,499	*	62,499	0	_
Ronald M Graham IRA (34)	62,499	*	62,499	0	_
Jon Heard (34)	62,499	*	62,499	0	_
William Miller (34)	62,499	*	62,499	0	_
Richard W O’Brien III (34)	62,499	*	62,499	0	_
Greg V Soto (34)	62,499	*	62,499	0	_
Michael & Maureen Cavanaugh (35)	60,000	*	60,000	0	_
Theodore A & Theresa Colella (36)	49,999	*	49,999	0	_
All directors and executive officers as a group (5 persons) (47)	6,602,901	8.5%	–	6,602,901	7.3%

___________________________

* Represents less than 1% of the issued and outstanding common stock.

(1)

Includes 6,666,666 shares of common stock and a warrant to purchase 3,333,333 shares of common stock. The control person of Gem Asset Management, LC is Daniel Lewis.

(2)

Includes 4,800,000 shares of common stock, a senior convertible note that is convertible into 4,074,074 shares of common stock and a presently exercisable warrant to acquire 400,000 shares of common stock.  In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, the number of shares of common stock into which the senior convertible note is convertible is limited pursuant to the terms of the senior convertible note to that number of shares of common stock which would result in Castlerigg Master Investments Ltd. (“Castlerigg”) and its affiliates having aggregate beneficial ownership of 9.90% of the total issued and outstanding shares of common stock (the “Ownership Limitation”).  Castlerigg and its affiliates disclaim beneficial ownership of any and all shares of common stock issuable upon any conversion of the senior convertible note if such conversion would cause the aggregate beneficial ownership of Castlerigg and its affiliates to exceed the Ownership Limitation.  Due to the Ownership Limitation, Castlerigg and its affiliates disclaim beneficial ownership of the remaining 1,295,794 shares of common stock into which the senior convertible note would otherwise be convertible.

Sandell Asset Management Corp. (“SAMC”) is the investment manager of Castlerigg.  Thomas Sandell is the controlling person of SAMC and may be deemed to share beneficial ownership of the share beneficially owned by Castlerigg.  Castlerigg International Ltd. (“Castlerigg International”) is the controlling shareholder of Castlerigg International Holdings Limited (“International Holdings”) and Castlerigg GS Holdings, Ltd. (“GS Holdings”).  International Holdings and GS Holdings are the beneficial owners of Castlerigg Offshore Holdings, Ltd. (“Offshore Holdings”).  Offshore Holdings is the controlling shareholder of Castlerigg.  Each of International Holdings, GS Holdings, Offshore Holdings and Castlerigg International may be deemed to share beneficial ownership of the shares beneficially owned by Castlerigg Master Investments Ltd.

The business address of each of these entities is as follows:  c/o Sandell Asset Management Corp. 40 W. 57th Street, 26th Floor, New York, New York 10019.

SAMC, Mr. Sandell, International Holdings, GS Holdings, Offshore Holdings and Castlerigg International each disclaims beneficial ownership of the securities with respect to which indirect beneficial ownership is described.

(3)

 Includes 500,000 Restricted Stock Units that may be settled by the issuance of 500,000 shares of our common stock and presently exercisable options to acquire 50,000 shares of common stock.

(4)

Includes 1,666,666 shares of common stock and a warrant to purchase 833,333 shares of common stock.  Fred Applegate is the trustee of the Fred C Applegate Trust.

(5)

Includes 1,500,000 shares of common stock and a warrant to purchase 750,000 shares of common stock.

(6)

Includes 1,377,908 shares, presently exercisable options to acquire 100,000 shares, warrants to purchase 63,458 shares, and Restricted Stock Units that may be settled by the issuance of 150,000 shares of our common stock.

(7)

Includes 833,333 shares of common stock and a warrant to purchase 416,666 shares of common stock.  Robert London is the controlling person of the London Family Trust

(8)

Includes 833,333 shares of common stock and a warrant to purchase 416,666 shares of common stock.  Edward N. Antonian is the controlling person of Zeke, LP.

(9)

Includes 500,000 shares of common stock and a warrant to purchase 250,000 shares of common stock. Robert A. Berlacher is the control person of Northwood Capital Partners LP.

(10)

Includes 70,000 shares of common stock, presently exercisable options to acquire 100,000 shares of common stock and Restricted Stock Units that may be settled by the issuance of 550,000 shares of our common stock.

(11)

Includes 416,666 shares of common stock and a warrant to purchase 208,333 shares of common stock.

(12)

Includes 340,000 shares of common stock and a warrant to purchase 170,000 shares of common stock.  The control person of Porter Partners, LP is Jeffery H. Porter.

(13)

Includes 333,333 shares of common stock and a warrant to purchase 166,666 shares of common stock.

(14)

Includes 75,000 shares of common stock and Restricted Stock Units that may be settled by the issuance of 300,000 shares of our common stock and presently exercisable options to acquire 100,000 shares of common stock.

(15)

Includes 300,000 shares of common stock and a warrant to purchase 150,000 shares of common stock.

(16)

Includes 250,000 shares of common stock and a warrant to purchase 125,000 shares of common stock.

(17)

Includes 250,000 shares of common stock and a warrant to purchase 125,000 shares of common stock. The control person of Del Rey Management LP is Gregory A. Bied.

(18)

Includes 210,000 shares of common stock and a warrant to purchase 105,000  shares of common stock.

(19)

Includes 200,000 shares of common stock and a warrant to purchase 100,000 shares of common stock.

(20)

Includes 200,000 shares of common stock and a warrant to purchase 100,000 shares of common stock.  The control person of Scudder Smith Family Association LLC is Helen W. Smith.

(21)

Includes 175,000 shares of common stock and a warrant to purchase 87,500 shares of common stock.  The control person of Waverly Limited Partnership is Graham R. Smith.

(22)

Includes 166,666 shares of common stock and a warrant to purchase 83,333 shares of common stock.

(23)

Includes 150,000 shares of common stock and a warrant to purchase 75,000 shares of common stock.  The controlling person of Bee Publishing Company, Inc. is H. Smith.

(24)

Includes 150,000 shares of common stock and a warrant to purchase 75,000 shares of common stock.

(25)

Includes Restricted Stock Units that may be settled by the issuance of 200,000 shares of common stock.

(26)

Includes 125,000 shares of common stock and a warrant to purchase 62,500 shares of common stock.

(27)

Includes 116,666 shares of common stock and a warrant to purchase 58,333 shares of common stock.

(28)

Includes 100,000 shares of common stock and a warrant to purchase 50,000 shares of common stock.

(29)

Includes 100,000 shares of common stock and a warrant to purchase 50,000 shares of common stock. The controlling person of Elkhorn Partners LP is Alan S. Parson.

(30)

Includes 83,333 shares of common stock and a warrant to purchase 41,666 shares of common stock.

(31)

Includes 60,000 shares of common stock and a warrant to purchase 30,000 shares of common stock. The controlling person of EDJ Limited is Jeffery H. Porter.

(32)

Includes 58,333 shares of common stock and a warrant to purchase 29,166 shares of common stock.

(33)

Includes 50,000 shares of common stock and a warrant to purchase 25,000 shares of common stock.

(34)

Includes 41,666 shares of common stock and a warrant to purchase 20,833 shares of common stock.

(35)

Includes 40,000 shares of common stock and a warrant to purchase 20,000 shares of common stock.

(36)

Includes 33,333 shares of common stock and a warrant to purchase 16,666 shares of common stock.

(37)

Includes 4,489,449 shares, Restricted Stock Units that may be settled by the issuance of 1,950,000 shares of our common stock upon retirement, presently exercisable options to acquire a total of 100,000 shares of common stock and warrants to acquire 63,458 shares of our common stock held by all directors and executive officers.

PLAN OF DISTRIBUTION

This prospectus relates to the resale of up to 34,662,465 shares of our common stock owned by the selling shareholders, including up to 10,720,821 shares of our common stock upon exercise of certain warrants held by the selling shareholders to permit the resale of these shares of common stock by the holders of the common stock from time to time on and after the date of this prospectus.  We will not receive any of the proceeds from the sale by the selling shareholders of the shares of common stock.  We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling shareholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents.  If the shares of common stock are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions.  The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices.  These sales may be effected in transactions, which may involve crosses or block transactions,

•

on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•

in the over-the-counter market;

•

in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•

through the writing of options, whether such options are listed on an options exchange or otherwise;

•

through ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•

in block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•

through purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•

in an exchange distribution in accordance with the rules of the applicable exchange;

•

through privately negotiated transactions;

•

in short sales;

•

through sales pursuant to Rule 144;

•

in which broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•

in a combination of any such methods of sale; and

•

through any other method permitted pursuant to applicable law.

If the selling shareholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved).  In connection with sales of the shares of common stock or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume.  The selling shareholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales.  The selling shareholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling shareholders may pledge or grant a security interest in some or all of the convertible note or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended (the “1933 Act”), amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.  The selling shareholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the 1933 Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the 1933 Act.  At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers.  In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling shareholders and any other participating person.  Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock.  All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock in this offering, estimated to be $4,024.31 in total, including, without limitation, Securities and Exchange Commission (“SEC”) filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any.  We will indemnify the selling shareholders against liabilities, including some liabilities under the 1933 Act, in accordance with the investor rights agreements, or the selling shareholders will be entitled to contribution.  We may be indemnified by the selling shareholders against civil liabilities, including liabilities under the 1933 Act, that may arise from any written information furnished to us by the selling shareholders specifically for use in this prospectus, in accordance with the related investor rights agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF OUR CAPITAL STOCK

Our authorized capital stock presently consists of 180,000,000 shares of common stock, par value $0.05 per share and 20,000,000 shares of preferred stock, no par value.  As of May 15, 2011, we had 75,575,733 shares of common stock outstanding, and no shares of preferred stock outstanding.  The following is a summary of the terms of our capital stock.

Common Stock

Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of the shareholders and do not have cumulative voting rights.  Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election.  Holders of common stock are entitled to receive ratably any dividends, as may be declared by the board of directors out of funds legally available therefor, subject to the rights of the holders of preferred stock.  Upon the liquidation, dissolution or winding up of our company, the holders of common stock, subject to the rights of the holders of preferred stock, are entitled to receive ratably our net assets available after the payment of our debts and other liabilities.  Holders of common stock have no preemptive, subscription, redemption or conversion rights.  The outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

Our board of directors has the authority, without further action by the shareholders, to issue up to 20,000,000 shares of preferred stock in one or more series and to fix the designations, powers, preferences, privileges and relative participating, option, or special rights and the qualifications, limitations, or restrictions of those series, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock.  The board of directors, without shareholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock.  Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control or make removal of management more difficult.  The issuance of preferred stock may have the effect of decreasing the market price of our common stock and may adversely affect the voting and other rights of the holders of our common stock.

Senior Unsecured Convertible Note

On December 24, 2007, we entered into a securities purchase agreement in which we raised $15,000,000 (less $937,000 of prepaid interest) through the issuance of a senior secured convertible note.  On December 24, 2010, we closed on the Debt Restructuring pursuant to which we issued the Amended and Restated Note in the principal amount of $5.5 million to Castlerigg.  The Amended and Restated Note, dated December 23, 2010, is a senior, unsecured note that matures in three years from the closing and bears interest at an annual rate of 6.25%, payable semi-annually.  The Amended and Restated Note is convertible at any time upon notice by Castlerigg to us into shares of common stock at a conversion price of $1.35 per share, subject to adjustment.  The Amended and

Restated Note also contains various restrictions, acceleration provisions and other standard and customary terms and conditions.  Two of our consolidated subsidiaries guaranteed our obligations under the Amended and Restated Note.

Unsecured Convertible Note

On November 2, 2006, we closed on a convertible note securities agreement dated October 28, 2006 with an individual that provided we issue to the convertible note holder (i) an unsecured convertible note in the principal amount of $1,000,000 representing the funding received by us from an affiliate of the convertible note holder on September 29, 2006.   In connection with the Debt Restructuring, the Company amended the note with the holder of its $1.0 million unsecured convertible note, pursuant to which the maturity date of the note was extended to December 31, 2013. The unsecured convertible note is convertible into shares of our common stock at a conversion price of $.60 per share, convertible any time during the term of the note, and is subject to standard anti-dilution rights.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources.”

Equity Compensation Plans

The following table sets forth, as of December 31, 2010, information regarding our compensation plans under which shares of our common stock are authorized for issuance.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding outstanding securities)
Equity compensation plans approved by security holders(1)	950,000	$1.69	2,765,000
Equity compensation plans not approved by security holders (2)	4,111,530	$1.53	936,065
Total	4,996,530	$1.47	4,521,179

___________________________

(1)

Our 2008 Plan provides for the grant of stock options, stock appreciation rights, restricted stock, and restricted stock units to our employees, directors and consultants.  The plan covers a total of 4,000,000 shares of our common stock.  As of December 31, 2010, restricted stock units covering 250,000 units had been settled through the issuance of common stock and 885,000 were outstanding.  The plan is administered by our board of directors or compensation committee of the board.  Awards may be vested on such schedules determined by the plan administrator.

(2)

Our long-term incentive plan provides for the grant of stock options, stock appreciation rights and restricted stock to our employees, directors and consultants.  The plan covers a total of 6,000,000 shares of our common stock.  As of December 31, 2010, options to purchase 232,291 shares of common stock had been exercised.  All awards must be granted at fair market value on the date of grant.  The plan is administered by our board of directors or compensation committee of the board.  Awards may be vested on such schedules determined by the plan administrator.

Other Warrants

We have previously issued additional warrants in several private transactions.  Under the terms of these warrants, as of May 15, 2011, an aggregate of 12,302,005 shares of our common stock may be purchased at exercise prices ranging from $0.04 to $6.25 per share.  The warrants may be exercised anytime prior to their expiration dates which range from May 2011 to December 2015.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our amended and restated articles of incorporation provide for limitation of liability of our directors and for indemnification of our directors and officers to the fullest extent permitted under Utah law.  Our directors and officers may be liable for a breach or failure to perform their duties in accordance with Utah law only if their breach or failure to perform constitutes gross negligence, willful misconduct or intentional harm on our company or our shareholders.  Our directors may not be personally liable for monetary damages for action taken or failure to take action as a director except in specific instances established by Utah law.

In accordance with Utah law, we may generally indemnify a director or officer against liability incurred in a proceeding if he or she acted in good faith, and believed that his or her conduct was in our best interest and that he or she had no reason to believe his or her conduct was unlawful.  We may not indemnify a director or officer if the person was adjudged liable to us or in the event it is adjudicated that the director or officer received an improper personal benefit.

Under Utah law, we will indemnify a director or officer who is successful on the merits or otherwise in defense of any proceeding, or in the defense of any claim, issue or matter in the proceeding, to which he or she was a party because he or she is or was a director or an officer, as the case may be, against reasonable expenses incurred by him or her in connection with the proceeding or claim with respect to which he or she has been successful.

We maintain a directors’ and officers’ liability insurance policy which, subject to the limitations and exclusions stated therein, covers our directors and officers for certain actions or inactions they may take or omit to take in their capacities as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

EXPERTS

HJ & Associates, LLC, an independent registered public accounting firm, has audited our consolidated financial statements for the years ended December 31, 2010 and 2009 as set forth in their report dated March 31, 2011 which is included in this prospectus.  Our financial statements are included herein in reliance on HJ & Associates, LLC and its respective report, given its authority as an expert in accounting and auditing matters.

LEGAL OPINION

The validity of the securities offered by this prospectus will be passed upon by Reed Benson, Esq., Salt Lake City, Utah.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-1 that we have filed with the SEC relating to the issuance of shares of our common stock covered by this prospectus.  As described below, you may obtain from the SEC a copy of the registration statement and exhibits that we filed with the SEC when we registered our securities.  The registration statement may contain additional information that may be important to you.  Statements made in this prospectus about legal documents may not necessarily be complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC.

We also file annual, quarterly and periodic reports, proxy statements and other information with the SEC.  Such reports, proxy statements and other information can be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at Room 1580, 100 F Street N.E., Washington, D.C. 20549.  Please call the SEC at 1-888-SEC-0330 for further information on the public reference room.  Our SEC filings are also available to the public on the SEC’s website at http://www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

Audited Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2010 and December 31, 2009	F-3
Consolidated Statements of Operations for the years ended December 31, 2010 and December 31, 2009	F-5
Consolidated Statements of Stockholders’ Equity (Deficit) for the years ended December 31, 2010 and December 31, 2009	F-6
Consolidated Statements of Cash Flows for the years ended December 31, 2010 and December 31, 2009	F-8
Notes to Consolidated Financial Statements	F-10

Unaudited Consolidated Condensed Financial Statements

Unaudited Consolidated Condensed Balance Sheets as of March 31, 2011	F-31

Unaudited Consolidated Condensed Statements of Operations for Three Months ended March 31, 2010 and 2011	F-32

Unaudited Consolidated Condensed Statements of Cash Flows for the Three Months ended March 31, 2010 and 2011	F-33

Notes to Unaudited Consolidated Condensed Financial Statements	F-34

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders of
Broadcast International, Inc.
Salt Lake City, Utah

We have audited the accompanying consolidated balance sheets of Broadcast International, Inc. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Broadcast International, Inc. and subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

/s/ HJ & Associates, LLC

HJ & Associates, LLC

Salt Lake City, Utah
March 31, 2011

BROADCAST INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS

	DEC 31, 2009	DEC 31, 2010
ASSETS:
Current Assets
Cash and cash equivalents	$263,492	$6,129,632
Trade accounts receivable, net	1,187,660	1,125,055
Inventory	105,410	52,175
Prepaid expenses	128,042	190,877
Total current assets	1,684,604	7,497,739
Property and equipment, net	3,811,377	2,419,891
Other Assets, non current
Debt offering costs	447,525	--
Patents, net	177,413	167,410
Long-term investments	274,264	--
Deposits and other assets	422,974	624,598
Total other assets, non current	1,322,176	792,008

Total assets	$6,818,157	$10,709,638

LIABILITIES AND STOCKHOLDERS DEFICIT
LIABILITIES
Current Liabilities
Accounts payable	$2,023,378	$1,552,006
Payroll and related expenses	385,349	341,255
Other accrued expenses	180,695	381,015
Unearned revenue	91,729	139,437
Current portion of notes payable (net of discount of $4,078,631 and $0, respectively)	13,354,166	775,000
Other current obligations	1,238,779	1,426,834
Derivative valuation	969,900	14,759,300
Total current liabilities	18,243,996	19,374,847
Long-term Liabilities
Long-term portion of notes payable (net of discount of $0 and $992,832, respectively)	162,500	6,187,984
Other long-term obligations	2,494,512	1,067,649
Total long-term liabilities	2,657,012	7,255,633
Total liabilities	20,901,008	26,630,480
Commitments and contingencies	--	--
STOCKHOLDERS’ DEFICIT:
Preferred stock, no par value, 20,000,000 shares authorized; none issued	--	--
Common stock, $.05 par value, 180,000,000 shares authorized; 39,690,634 and 74,078,153 shares issued as of December 31, 2009 and December 31, 2010, respectively	1,984,532	3,703,908
Additional paid-in capital	77,760,811	92,867,561
Accumulated deficit	(93,828,194)	(112,492,311)
Total stockholders’ deficit	(14,082,851)	(15,920,842)

Total liabilities and stockholders’ deficit	$6,818,157	$10,709,638

See accompanying notes to consolidated financial statements

BROADCAST INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended Dec 31, 2009	For the Year Ended Dec 31, 2010

Net sales	$3,627,571	$7,313,218
Cost of sales	3,180,284	5,185,779
Gross profit	447,287	2,127,439

Operating expenses:
Administrative and general	5,991,317	4,139,717
Selling and marketing	651,322	254,002
Research and development	3,584,019	2,711,933
Depreciation and amortization	756,481	766,614
Total operating expenses	10,983,139	7,872,266
Total operating loss	(10,535,852)	(5,744,827)

Other income (expense):
Interest income	19,055	3,295
Interest expense	(6,605,988)	(11,354,858)
Gain (loss) on derivative valuation	3,579,600	(3,480,311)
Gain (loss) on sale of securities	208,029	(49,264)
Equity issuance costs related to warrants	--	(1,102,682)
Gain on debt restructuring	--	3,062,457
Other income (expense), net	(45,533)	2,073
Total other income (expense)	(2,844,837)	(12,919,290)

Loss before income taxes	(13,380,689)	(18,664,117)
Provision for income taxes	--	--
Net loss	$(13,380,689)	$(18,664,117)

Loss per share basic and diluted	$(0.34)	$(0.43)

Weighted average shares basic and diluted	39,235,000	43,353,000

See accompanying notes to consolidated financial statements

BROADCAST INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS DEFICIT
YEARS ENDED DECEMBER 31, 2010 AND 2009

			Additional Paid-in Capital	Retained Earnings (Deficit)	Equity (Deficit)
	Common Stock
	Shares	Amount

Balance, December 31, 2008	38,761,760	$1,938,088	$74,727,642	$(80,447,505)	$(3,781,775)

Common stock issued for services and prepaid services	207,432	10,372	233,628	--	244,000

Common stock issued for purchase of software license	250,000	12,500	312,500	--	325,000

Common stock issued for settlement of Restricted Stock Units	250,000	12,500	(12,500)	--	--

Common stock issued for warrant exercises	50,000	2,500	56,000	--	58,500

Common stock issued in exchange for IDI shares	165,048	8,252	248,013	--	256,265

Stock based compensation	6,394	320	2,195,528	--	2,195,848

Net loss	--	--	--	(13,380,689)	(13,380,689)

Balance, December 31, 2009	39,690,634	$1,984,532	$77,760,811	$(93,828,194)	$(14,082,851)

See accompanying notes to consolidated financial statements

BROADCAST INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS DEFICIT
YEARS ENDED DECEMBER 31, 2010 AND 2009 (Continued)

			Additional Paid-in Capital	Retained Earnings (Deficit)	Equity (Deficit)
	Common Stock
	Shares	Amount
Balance, December 31, 2009	39,690,634	$1,984,532	$77,760,811	$(93,828,194)	$(14,082,851)

Common stock issued for cash	2,558,325	127,916	1,407,084	--	1,535,000

Common Stock Issued for Sr. Convertible note extension	3,000,000	150,000	3,140,000	--	3,290,000

Common stock issued for debt restructuring	800,000	40,000	760,000	--	800,000

Common stock issued for equity financing and bridge loan, net of costs	24,999,981	1,249,999	3,932,268	--	5,182,267

Common stock issued for services and prepaid services	458,974	22,949	414,553	--	437,502

Common stock issued on debt conversion	1,590,049	79,502	1,496,998	--	1,576,500

Common stock issued for interest	168,223	8,411	96,553	--	104,964

Common stock issued for purchase of software license	200,000	10,000	206,000	--	216,000

Common stock issued for settlement of Restricted Stock Units	35,000	1,750	(1,750)	--	--

Common stock issued for brokerage commissions	600,000	30,000	(30,000)	--	--

Common stock issued for unsecured convertible note extension	150,000	7,500	127,500	--	135,000

Equity issuances related to warrants	--	--	1,074,505	--	1,074,505

Termination of sr. convertible 6.25% note warrant	--	--	1,354,167	--	1,354,167

Common stock retirements for warrant exchanges	(177,500)	(8,874)	8,874	--	--

Issuance costs for unsecured convertible note	--	--	2,800	--	2,800

Common stock issued in exchange for IDI shares	4,467	223	3,800	--	4,023

Stock based compensation	--	--	1,113,398	--	1,113,398

Net loss	--	--	--	(18,664,117)	(18,664,117)

Balance, December 31, 2010	74,078,153	$3,703,908	$92,867,561	$(112,492,311)	$(15,920,842)

See accompanying notes to consolidated financial statements

BROADCAST INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended Dec 31, 2009	For the Year Ended Dec 31, 2010

Cash flows from operating activities:
Net loss	$(13,380,689)	$(18,664,117)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	907,311	1,572,934
Common stock issued for services	244,000	437,501
Common stock issued for interest	--	104,964
Common stock issued for note extensions	--	3,290,000
Non-cash interest upon conversion of convertible notes	--	864,115
Common stock issued for in process research and development	256,265	4,024
Accretion of discount on convertible notes payable	4,465,488	4,193,684
Capitalized interest on notes payable	1,396,250	1,491,162
Equity issuance costs related to warrants	--	1,102,682
Stock based compensation	2,195,848	1,113,398
Loss on sale of assets	34,329	--
Gain on debt restructuring	--	(3,062,457)
Gain (loss) on derivative liability valuation	(3,579,600)	3,480,311
Loss (gain) on sale of securities available for sale	(208,029)	49,264
Allowance for doubtful accounts	82,325	(41,824)
Changes in assets
Decrease (increase) in accounts receivable	(912,764)	104,429
Decrease (increase) in inventories	(56,232)	53,235
Decrease in debt offering costs	459,000	447,525
Decrease (increase) in prepaid and other assets	(7,322)	101,541
Changes in liabilities
Decrease (increase) accounts payable	1,282,493	(475,462)
Decrease accrued expenses	(355,553)	(76,647)
Increase in deferred revenues	91,301	47,708
Net cash used in operating activities	(7,085,579)	(3,862,030)

Cash flows from investing activities:
Purchase of equipment	(2,544,381)	(167,355)
Proceeds from the sale of auction rate preferred securities	2,350,000	225,000
Proceeds from sale of assets	4,451	--
Net cash provided by investing activities	(189,930)	57,645

Cash flows from financing activities:
Proceeds from the exercise of options and warrants	58,500	--
Proceeds from equity financing	--	12,703,814
Payments on principal on debt	(1,615,052)	(7,843,289)
Proceeds from equipment financing	4,100,670	1,535,000
Proceeds from notes payable	1,436,547	3,275,000
Net cash provided by financing activities	3,980,665	9,670,525

Net increase (decrease) in cash and cash equivalents	(3,294,844)	5,866,140
Cash and cash equivalents, beginning of period	3,558,336	263,492

Cash and cash equivalents, end of period	$263,492	$6,129,632

Supplemental disclosure of cash flow information:
Interest paid	$258,269	$840,755
Income taxes paid	$--	$--

See accompanying notes to consolidated financial statements

BROADCAST INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
DECEMBER 31, 2010 AND 2009

Note 1 – Organization and Basis of Presentation

Broadcast International, Inc. (the Company) is the consolidated parent company of BI Acquisitions, Inc. (BI), a wholly-owned subsidiary, and Interact Devices, Inc. (IDI), a 94% owned subsidiary.

BI was incorporated in Utah in December 1999 and began operations in January 2000.  BI provides satellite uplink services and related equipment services, communication networks, and video and audio production services primarily to large retailers, other businesses, and to a third-party provider of in-store music and video.

On October 1, 2003, the Company (formerly known as Laser Corporation) acquired BI by issuing shares of its common stock representing 98% of the total equity ownership in exchange for all of the issued and outstanding BI common stock.  The transaction was accounted for as a reverse acquisition, or recapitalization of BI, with BI being treated as the accounting acquirer. Effective January 13, 2004, the company changed its name from Laser Corporation to Broadcast International, Inc.

On May 18, 2004, the Debtor-in-Possession’s Plan of Reorganization for IDI was confirmed by the United States Bankruptcy Court. As a result of this confirmation and subsequent share acquisitions, for the years ended December 31, 2010 and 2009, the Company owned, on a fully diluted basis, approximately 55,482,997 and 55,415,997 common share equivalents of IDI, representing approximately 94% of the equity of IDI.

The audited consolidated financial statements herein include operations from January 1, 2008 to December 31, 2010. IDI produced losses from operations during the period; therefore, 100% of the results from operations have been included in the Company’s consolidated statements.

Note 2 - Significant Accounting Policies

Management Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.  Actual results could differ from those estimates.

Cash and Cash Equivalents

We consider all cash on hand and in banks, and highly liquid investments with maturities of three months or less, to be cash equivalents. At December 31, 2010 and 2009, we had bank balances of $5,879,632 and $13,492, respectively in the excess of amounts insured by the Federal Deposit Insurance Corporation. We have not experienced any losses in such accounts, and believe we are not exposed to any significant credit risk on cash and cash equivalents.

Current financial market conditions have had the effect of restricting liquidity of cash management investments and have increased the risk of even the most liquid investments and the viability of some financial institutions.  We do not believe, however, that these conditions will materially affect our business or our ability to meet our obligations or pursue our business plans.

Account Receivables

Trade account receivables are carried at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis. Management determines the allowance for doubtful accounts by identifying troubled accounts and by using historical experience applied to an aging of accounts. Trade receivables are written off when deemed uncollectible. Recoveries of trade receivables previously written off are recorded when received.

A trade receivable is considered to be past due if any portion of the receivable balance is outstanding for more than 90 days. After the receivable becomes past due, it is on non-accrual status and accrual of interest is suspended.

Inventories

Inventories consisting of electrical and computer parts are stated at the lower of cost or market determined using the first-in, first-out method.

Property and Equipment

Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the property, generally from three to five years.  Repairs and maintenance costs are expensed as incurred except when such repairs significantly add to the useful life or productive capacity of the asset, in which case the repairs are capitalized.

Patents and Intangibles

Patents represent initial legal costs incurred to apply for United States and international patents on the CodecSys technology, and are amortized on a straight-line basis over their useful life of approximately 20 years.  We have filed several patents in the United States and foreign countries. As of December 31, 2010, the United States Patent and Trademark Office had approved four patents.  Additionally, eleven foreign countries had approved patent rights.  While we are unsure whether we can develop the technology in order to obtain the full benefits, the patents themselves hold value and could be sold to companies with more resources to complete the development. On-going legal expenses incurred for patent follow-up have been expensed from July 2005 forward.

Amortization expense recognized on all patents totaled $10,003 and $7,777 for the year ended December 31, 2010 and 2009, respectively.

Estimated amortization expense, if all patents were issued at the beginning of 2011, for each of the next five years is as follows:

Year ending December 31:
2011	$12,231
2012	12,231
2013	11,763
2014	11,763
2015	11,763

Long-Lived Assets

We review our long-lived assets, including patents, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability of assets held and used is measured by a comparison of the carrying amount of an asset to future un-discounted net cash flows expected to be generated by the asset.  If such assets are considered to be impaired, then the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets.  Fair value is determined by using cash flow analyses and other market valuations. After our review at December 31, 2010 it was determined that no adjustment was required.

Stock-based Compensation

In accordance with ASC Topic 718, stock-based compensation cost is estimated at the grant date, based on the estimated fair value of the awards, and recognized as expense ratably over the requisite service period of the award for awards expected to vest.

Income Taxes

We account for income taxes in accordance with the asset and liability method of accounting for income taxes prescribed by ASC Topic 740.  Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to the taxable income in the years in which those temporary differences are expected to be recovered or settled.

Revenue Recognition

We recognize revenue when evidence exists that there is an arrangement between us and our customers, delivery of equipment sold or service has occurred, the selling price to our customers is fixed and determinable with required documentation, and collectability is reasonably assured. We recognize as deferred revenue, payments made in advance by customers for services not yet provided.

When we enter into a multi-year contract with a customer to provide installation, network management, and satellite transponder and help desk, or combination of these services, we recognize this revenue as services are performed and as equipment is sold.  These agreements typically provide for additional fees, as needed, to be charged if on-site visits are required by the customer in order to ensure that each customer location is able to receive network communication. As these on-site visits are performed the associated revenue and cost are recognized in the period the work is completed. If we install, for an additional fee, new or replacement equipment to an immaterial number of new customer locations, and the equipment immediately becomes the property of the customer, the associated revenue and cost are recorded in the period in which the work is completed.

In instances where we have entered into license agreements with a third parties to use our technology within their product offering, we recognize any base or prepaid revenues over the term of the agreement and any per occurrence or periodic usage revenues in the period they are earned.

Research and Development

Research and development costs are expensed when incurred.  We expensed $2,711,933 and $3,584,019 of research and development costs for the years ended December 31, 2010 and 2009, respectively.

Concentration of Credit Risk

Financial instruments, which potentially subject us to concentration of credit risk, consist primarily of trade accounts receivable. In the normal course of business, we provide credit terms to our customers. Accordingly, we perform ongoing credit evaluations of our customers and maintain allowances for possible losses which, when realized, have been within the range of management’s expectations.

In 2010 and 2009, we had one customer that individually constituted 87% and 72%, respectively of our total revenues, with no other single customer representing more than 5% of total revenues.  Our largest customer signed a three year contact which we began servicing in the second half of 2009.

Loss per Common Share

The computation of basic loss per common share is based on the weighted average number of shares outstanding during each year.

The computation of diluted earnings per common share is based on the weighted average number of shares outstanding during the year, plus the dilutive common stock equivalents that would rise from the exercise of stock options, warrants and restricted stock units outstanding during the year, using the treasury stock method and the average market price per share during the year. Options and warrants to purchase 20,442,170 shares of common stock at prices ranging from $.33 to $36.25 per share were outstanding at December 31, 2010. Options and warrants to purchase 13,167,337 shares of common stock at prices ranging from $.04 to $36.25 per share were outstanding at December 31, 2009. There were 950,000 and 975,000 restricted stock units outstanding at December 31, 2010 and 2009, respectively. As we experienced a net loss during the years ended December 31, 2010 and 2009, no common stock equivalents have been included in the diluted earnings per common share calculation as the effect of such common stock equivalents would be anti-dilutive.

Advertising Expenses

We follow the policy of charging the costs of advertising to expense as incurred.  Advertising expense for the years ended December 31, 2010 and 2009 were $7,704 and $4,013, respectively.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Reclassifications

Certain reclassifications have been made to the 2009 financial statements in order for them to conform to the classifications used for the 2010 year.

Recent Accounting Pronouncements

In August 2010, the FASB issued ASU No 2010-22, Accounting for Various Topics. Technical Corrections to SEC Paragraphs- An announcement made by the staff of US Securities and Exchange Commission. This Update makes changes to several of the SEC guidance literature within the Codification.  Some of the changes relate to (1) Oil and Gas Exchange Offers, (2) Accounting for Divestiture of a Subsidiary or Other Business Operations, (3) Replaces “Push Down” basis accounting references with “New” basis of accounting to be used in the acquired companies financial statements, (4) Fees paid to an investment banker in connection with an acquisition or asset purchase, when the investment banker is also providing interim financing or underwriting services must be allocated between the related service and debt issue costs. The amendments in this Update are effective immediately.  The Company doesn’t expect this guidance to have a significant impact on its financials since there are no changes to accounting that were not already being applied by the Company.

In July 2010, the FASB issued ASU No 2010-20, Receivables (Topic 310) – Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses. This Update requires additional disclosures for financing receivables, excluding short-term trade accounts receivables and or receivables measured at fair value.  The new disclosures are designed to allow a user to better evaluate a company’s credit risk in the portfolio of financing receivables, how the risk is analyzed and in allowing for credit losses and the reason for the changes in the allowance for credit losses.  Some of the additional disclosures required are to provide a rollforward of allowance for credit losses by portfolio segment basis, credit quality of indicators of financing receivables by class of financing receivables, the aging of financing receivables by class of financing receivable, significant purchases and sales of financing receivables by portfolio segment, amongst other requirements.  The amendments in this Update are effective for reporting periods ending on or after December 15, 2010 for disclosures as of the end of the reporting period and disclosures related to activity are effective for reporting periods beginning on or after December 15, 2010 for public entities.  For nonpublic entities, the disclosures are effective for annual reporting periods ending on or after December 15, 2011. Comparative disclosures for earlier reporting periods are encouraged, but not required.  The Company doesn’t expect this guidance to have a significant impact on its financials since it doesn’t have any finance receivables.  The receivables are short-term trade receivables.

In February 2010, the FASB issued ASU No 2010-10, Consolidation (Topic 810) – Amendments for Certain Investment Funds.  This update provides for the deferral of the consolidation requirements under Topic 810 for a reporting entity’s interest in an entity 1) that has all the attributes of an investment company or 2) for which it is industry practice to apply measurement principles for financial reporting purposes that are consistent with those followed by investment companies.  The amendments are effective as of the first annual period that begins after November 15, 2009, and for interim periods within that period.  The Company will adopt this Update on January 1, 2010 and it didn’t have a significant impact on the financials since the Company has no interest in investment type companies.

In February 2010, the FASB issued ASU No 2010-08, Technical Corrections to Various Topic.  This update provides clarifications, eliminates inconsistencies and outdated provisions within the guidance.  None of the provisions fundamentally change US GAAP, but certain clarifications regarding hedging and derivatives may cause a change in the application of that Subtopic.  The amendments are effective for the first reporting beginning after issuance – March 31, 2010 for the Company.  The amendments were reviewed and no items of significance were noted. As such, this update is not expected to have a significant impact on the Company’s financial statements.

In January 2010, the FASB issued ASU No 2010-06, Fair Value Measurements and Disclosures (Topic 820) Improving Disclosures about Fair Value Measurements. This update provides amendment to the codification regarding the disclosures required for fair value measurements.  The key additions area as follows: 1) Disclose transfer in and out of Level 1 and 2, 2) Activity in Level 3 should show information about purchases, sales, settlements, etc on a gross basis rather than as net basis, and 3) Additional disclosures about inputs and valuation techniques.  The new disclosure requirements are effective for interim and annual periods beginning after December 31, 2009, except for the gross disclosures of purchases, etc which is effective for periods beginning after December 15, 2010.  The Company will adopt this Update on January 1, 2010 and doesn’t expect it will have a significant impact on the financials since there aren’t many items recorded at fair value, but additional disclosures about inputs and valuation techniques will be made.

In January 2010, the FASB issued ASU No 2010-04, Accounting for Various Topics – Technical Corrections to SEC Paragraphs.  This update provides updates/corrections to various topics of the codification with regards to the SEC’s position on various matters.  There is no new guidance, but adjustments to the SEC’s position on already issued updates.  Some of the main topics covered are as follows: 1) Requirements for using push down accounting in an acquisition 2) appropriate balance sheet presentation of unvested, forfeitable equity instruments are issued to nonemployees as consideration for future services – these are to be treated as not issued and no entry recorded until the instruments are earned. 3) intangible assets arising from insurance contracts acquired in a business combination.  The corrections are applicable for 2009 since the updates relate to already issued guidance.  The main issue that may impact the Company is the accounting for unvested, forfeitable equity instruments.  The Company will evaluate and determine if there are any contracts with non-employees for which equity instruments are granted and ensure they are accounted for in accordance with the update.

Note 3 – Accounts Receivable

Included in our $1,125,055 and $1,187,660 net accounts receivable for the years ending December 2010 and 2009, respectively, were (i) $1,031,796 and $1,211,815 for billed trade receivables, respectively; (ii) $143,542 and $69,833 of unbilled trade receivables, respectively; (iii) $207 and $179 for employee travel advances and other receivables, respectively; less (iv) $50,490 and $94,167 for allowance for uncollectible accounts, respectively.

Included in the numbers above is our single largest customer for each year ended December 31, 2010 and, 2009, which provided 87% and 72% of total revenue and represented 88% of our trade receivables on December 31, 2010 and 2009, respectively. Our largest customer signed a three year agreement which we began servicing in the second half of 2009.  Any material reduction in revenues generated from our largest customer could harm our results of operations, financial condition and liquidity.

Note 4 – Equity Financing and the Debt Restructuring

On December 24, 2010, we closed on an equity financing (the “Equity Financing”) as well as a restructuring of our outstanding convertible indebtedness (the “Debt Restructuring”).  The Equity Financing and the Debt Restructuring are described as follows.

We entered into a Placement Agency Agreement, dated December 17, 2010, with Philadelphia Brokerage Corporation (“PBC”), pursuant to which PBC agreed to act as the exclusive agent of the Company on a “best efforts” basis with respect to the sale of up to a maximum gross consideration of $15,000,000 of units of the Company’s securities, subject to a minimum gross consideration of $10,000,000.  The Units consisted of two shares of our common stock and one warrant to purchase a share of our common stock.  The Company agreed to pay PBC a commission of 8% of the gross offering proceeds received by the Company, to issue PBC 40,000 shares of its common stock for each $1,000,000 raised, and to pay the reasonable costs and expenses of PBC related to the offering.  The Company also agreed to pay PBC a restructuring fee in the amount of approximately $180,000 upon the closing of the Equity Financing and the simultaneous Debt Restructuring.

Pursuant to the Placement Agency Agreement, we entered into Subscription Agreements dated December 23, 2010 with select institutional and other accredited investors for the private placement of 12,500,000 units of our securities.  The Subscription Agreements included a purchase price of $1.20 per unit, with each unit consisting of two shares of common stock and one warrant to purchase an additional share of common stock.  The warrants have a term of five years and an exercise price of $1.00 per share.

Net proceeds from the Equity Financing, after deducting the commissions and debt restructuring fees payable to PBC and the estimated legal, printing and other costs and expenses related to the financing, were approximately $13.5 million.  We used a portion of the net proceeds of the Equity Financing to pay down debt and the remainder will be used for working capital.

On November 29, 2010, we entered into a bridge loan transaction with three accredited investors pursuant to which we issued unsecured notes in the aggregate principal amount of $1.0 million.  Upon the closing of the Equity Financing, the lenders converted the entire principal amount plus accrued interest into the same units offered in the Equity Financing and the proceeds from the bridge loan transaction were treated as funds raised with respect to the financing.

In connection with the Equity Financing and under the terms of the Subscription Agreements, the Company agreed to prepare and file, within 60 days following the issuance of the securities, a registration statement covering the resale of the shares of common stock sold in the financing and the shares of common stock underlying the warrants.  If the Company fails to file the registration statement within 60 days or to have the registration statement declared effective within 120 days following the date of the filing of the registration statement, the Company will be obligated to issue additional warrants to the investors to purchase an additional 1,250,000 shares for each 30-day period after the deadlines, until either the registration statement is filed or declared effective, as the case may be.

On December 24, 2010, we also closed on the Debt Restructuring.  In connection therewith, we (i) issued an Amended and Restated Senior Convertible Note in the principal amount of $5.5 million (the “Amended and Restated Note”) to Castlerigg Master Investment Ltd. (“Castlerigg”), (ii) paid $2.5 million in cash to Castlerigg, (iii) cancelled warrants previously issued to Castlerigg that were exercisable for a total of 5,208,333 shares of common stock, (iv) issued 800,000 shares of common stock to Castlerigg in satisfaction of an obligation under a prior loan amendment, (v) entered into the Letter Agreement pursuant to which we paid Castlerigg an additional $2.75 million in cash in lieu of the issuance of $3.5 million in stock and warrants as provided in the loan restructuring agreement under which the Amended and Restated Note and other documents was issued (the “Loan Restructuring Agreement”), and (vi) entered into an Investor Rights Agreement with Castlerigg dated December 23, 2010.  As a result of the foregoing, Castlerigg forgave approximately $7.2 million of principal and accrued but unpaid interest.

The Amended and Restated Note, dated December 23, 2010, is a senior, unsecured note that matures in three years from the closing and bears interest at an annual rate of 6.25%, payable semi-annually.  We paid the first year’s interest of approximately $344,000 at the closing.  The Amended and Restated Note is convertible into shares of common stock at a conversion price of $1.35 per share, subject to adjustment.  The Amended and Restated Note is convertible in whole or in part at any time upon notice by Castlerigg to us.  The Amended and Restated Note also contains various restrictions, acceleration provisions and other standard and customary terms and conditions.  Two of our consolidated subsidiaries guaranteed our obligations under the Amended and Restated Note.

The Investor Rights Agreement provides Castlerigg with certain registration rights with respect to the Company’s securities held by Castlerigg.  These registration rights include an obligation of the Company to issue additional warrants to Castlerigg if certain registration deadlines or conditions are not satisfied.  The agreement also contains full-ratchet anti-dilution price protection provisions in the event the Company issues stock or convertible debt with a purchase price or conversion price less than the conversion price described above.

In connection with the Debt Restructuring, the Company amended the note with the holder of a $1.0 million unsecured convertible note, pursuant to which the maturity date of the note was extended to December 31, 2013.  We also issued 150,000 shares to the holder of this note as consideration to extend the term of the note.

Warrants totaling 12,499,980 issued under the Placement Agency Agreement contain price protection adjustments in the event we issue new common stock or common stock equivalents in certain transactions at a price less than $1.00 per share and were accounted for as embedded derivatives and valued on the transaction date using a Black Schools pricing model. We recorded an aggregate derivative liability of $10,750,000 at December 31, 2010 related to these warrants and valuation gain of $2,250,000 for the year ended December 31, 2010 to reflect the change in value of the aggregate derivative The aggregate derivative liability of $10,750,000 was calculated at December 31, 2010 using the Black-Schools pricing model with the following assumptions: (i) risk free interest rate of 2.01%, (ii) expected life (in years) of 5.0 for the; (iii) expected volatility of 87.38%, (iv) expected dividend yield of 0.00%; and (v) stock trading price of $1.20.

Note 5 – Notes Payable

The recorded value of our notes payable (net of debt discount) for the years ending December 31, 2010 and 2009 was as follows:

	December 31, 2009	December 31, 2010

Senior Secured 6.25% Convertible Note	$12,317,619	$6,180,816
Unsecured Convertible Note	1,000,000	7,168
Auction Rate Preferred Securities Secured Note	162,500	-
AFCO Note Payable	36,547	-
Pledged A/R Note Payable	-	775,000
Total	13,516,666	18,424,769
Less Current Portion	(13,354,166)	(775,000)
Total Long-term	$162,500	$6,187,984

Secured 6.25% Convertible Note

On December 24, 2007, we entered into a securities purchase agreement in which we raised $15,000,000 (less $937,000 of prepaid interest).  We used the proceeds from this financing to support our CodecSys commercialization and development and for general working capital purposes.  Pursuant to the financing, we issued a senior secured convertible note in the principal amount of $15,000,000 (which principal amount has been increased as discussed below).The senior secured convertible note was originally due December 21, 2010, but has been conditionally extended to December 21, 2011 depending on our future financing efforts as discussed below. Because of this financing condition, the note may revert back to December 21, 2010. The senior secured convertible note bears interest at 6.25% per annum (which rate has been changed as discussed below) if paid in cash.  Interest for the first year was prepaid at closing.  Interest-only payments thereafter in the amount of $234,375 are due quarterly and commenced in April 2009.  Interest payments may be made through issuance of common stock in certain circumstances or may be capitalized and added to the principal.  The original principal of the note was convertible into 2,752,294 shares of our common stock at a conversion price of $5.45 per share, convertible any time during the term of the note.  We granted a first priority security interest in all of our property and assets and of our subsidiaries to secure our obligations under the note and related transaction agreements. In August 2009 we received a waiver from the note holder releasing their security interest for the equipment purchased under our sale lease back financing. See Note 9.

In connection with the 2007 financing, the senior secured convertible note holder received warrants to acquire 1,875,000 shares of our common stock exercisable at $5.00 per share.  We also issued to the convertible note holder 1,000,000 shares of our common stock valued at $3,750,000 and incurred an additional $1,377,000 for commissions, finders fees and other transaction expenses, including the grant of a three-year warrant to purchase 112,500 shares of our common stock to a third party at an exercise price of $3.75 per share, valued at $252,000.  A total of $1,377,000 was included in debt offering costs and is being amortized over the term of the note.

From March 26, 2010 through October 29, 2010, we entered into a series of amendments to the senior secured convertible note.  Each of these amendments is described below.

On March 26, 2010, we entered into an amendment and extension agreement with the holder of the senior secured convertible note.  The agreement conditionally amended the maturity date of the note to December 21, 2011.  If we are unsuccessful in raising at least $6.0 million in equity financing before September 30, 2010, the maturity date of the note will automatically be restored to its original date of December 21, 2010.  In consideration of entering into the agreement, the note holder was issued 1,000,000 shares of our restricted common stock valued at $990,000.  In addition, we agreed to the inclusion of three additional terms and conditions in the note: (i) from and after the additional funding, we will be required to maintain a cash balance of at least $1,250,000 and provide monthly certifications of the cash balance to the note holder; (ii) we will not make principal payments on our outstanding $1.0 million unsecured convertible note without the written consent of the holder of the senior secured convertible note; and (iii) we will grant board observation rights to the note holder.  Given these additional terms, unless the senior secured convertible note holder provides consent, of which there can be no assurance, we will be precluded from repaying the $1.0 million unsecured convertible note when it becomes due on December 22, 2010.

On July 30, 2010, we entered into a further amendment agreement with the holder of the senior secured convertible note regarding the note and warrant reset provisions.  The July 30, 2010 amendment conditionally amended the maturity date of the note to June 21, 2012.  If we are unsuccessful in raising the $6.0 million in equity financing referenced above, the maturity date of the note will automatically be restored to its original date of December 21, 2010.  The holder of the note agreed to a conversion price of the note of $1.80 per share instead of the price at which we sell equity between now and September 30, 2010 and reduced the required cash balance referenced in the March 26, 2010 amendment above from $1,250,000 to $950,000.  In addition, the number of warrants originally granted to the holder pursuant to the 2007 financing increased from 1,875,000 to 5,208,333 and were exercisable at $1.80 per share instead of $5.00 per share.  The warrants continued to be exercisable any time for the five years from the original date of grant.  In consideration of entering into the July 30, 2010 amendment the note holder was issued 2,000,000 shares of common stock and would be issued an additional 800,000 shares of our common stock contingent upon completion of the required equity raise.

On September 27, 2010, we entered into a further amendment agreement with the holder of the senior secured convertible note regarding the note.  Pursuant to this amendment, the due date for the required equity financing was extended to October 31, 2010.

On October 29, 2010, we entered into a fourth amendment agreement with the holder of the senior secured convertible note regarding the note and warrant provisions.  The fourth amendment (i) increased the amount of the required equity raise to $8.0 million, approximately $2.5 million of which had been raised or committed by investors at the time of the amendment; (ii) extended the time in which we can complete the equity financing to December 3, 2010; (iii) deleted the provision of the senior secured convertible note that granted the Company the option to redeem the note prior to its maturity date; (iv) changed the conversion price of the note upon successful completion of the required capital raise to an amount equal to 150% of the lowest price at which Company common stock is sold during calendar year 2010; (v) changed the exercised price of the warrants to an amount equal to 150% of the lowest price at which Company common stock is sold during calendar year 2010; (vi) provides that if we are successful in completing the required capital raise the number of warrants will be increased as currently provided in the 6.25% senior secured convertible promissory note; and (vii) extended the expiration date of the warrants to December 31, 2013.

If the additional funding was not completed by December 3, 2010, certain provisions of the prior amendments became void in that the maturity date will revert back to December 21, 2010, the conversion price became the lowest price at which equity securities had been sold, the exercise price became the lowest price at which equity securities have been sold, the number of warrants then outstanding would be determined by the original purchase documents, and the Company would not have an obligation to maintain a balance of cash and marketable securities equal to $950,000.

On December 24, 2010, we closed on the Debt Restructuring.  In connection therewith, we (i) issued an Amended and Restated Senior Convertible Note in the principal amount of $5.5 million (the “Amended and Restated Note”) to Castlerigg Master Investment Ltd. (“Castlerigg”), (ii) paid $2.5 million in cash to Castlerigg, (iii) cancelled warrants previously issued to Castlerigg that were exercisable for a total of 5,208,333 shares of common stock, (iv) issued 800,000 shares of common stock to Castlerigg in satisfaction of an obligation under a prior loan amendment, (v) entered into the Letter Agreement pursuant to which we paid Castlerigg an additional $2.75 million in cash in lieu of the issuance of $3.5 million in stock and warrants as provided in the loan restructuring agreement under which the Amended and Restated Note and other documents was issued (the “Loan Restructuring Agreement”), and (vi) entered into an Investor Rights Agreement with Castlerigg dated December 23, 2010.  As a result of the foregoing, Castlerigg forgave approximately $7.2 million of principal and accrued but unpaid interest. The Debt Restructuring was considered a troubled-debt restructuring and a gain on debt restructuring of $3,062,457 was recorded during the year ended December 31, 2010, which was the difference between the adjusted carrying value of the original note and the carrying value of the Amended and Restated Note.

The Amended and Restated Note, dated December 23, 2010, is a senior, unsecured note that matures in three years from the closing and bears interest at an annual rate of 6.25%, payable semi-annually.  We paid the first year’s interest of approximately $344,000 at the closing.  The Amended and Restated Note is convertible into shares of common stock at a conversion price of $1.35 per share, subject to adjustment.  The Amended and Restated Note is convertible in whole or in part at any time upon notice by Castlerigg to us.  The Amended and Restated Note also contains various restrictions, acceleration provisions and other standard and customary terms and conditions.  Two of our consolidated subsidiaries guaranteed our obligations under the Amended and Restated Note.

The Investor Rights Agreement provides Castlerigg with certain registration rights with respect to the Company’s securities held by Castlerigg.  These registration rights include an obligation of the Company to issue additional warrants to Castlerigg if certain registration deadlines or conditions are not satisfied.  The agreement also contains full-ratchet anti-dilution price protection provisions in the event the Company issues stock or convertible debt with a purchase price or conversion price less than the conversion price described above.

We recorded an aggregate derivative liability of $2,607,400 and $765,300 at December 31, 2010 and 2009, respectively, related to the conversion features of the Amended and Restated Note and the conversion feature and warrants related to the Original Note.  A derivative valuation loss of $1,240,711 and a derivative valuation gain of $3,017,600 was recorded during the years ended December 31, 2010 and 2009, respectively, to reflect the change in value of the aggregate derivative. The value of the warrants of the Original Note at time of cancellation was $1,354,167 was recorded to additional paid in capital. The aggregate derivative liability of $2,607,400 for the Amended and Restated Note conversion feature was calculated at December 31, 2010 using the Black-Scholes pricing model with the following assumptions: (i) risk free interest rate of 1.02%, (ii) expected life (in years) of 3.0 for the; (iii) expected volatility of 87.42% for the conversion feature, (iv) expected dividend yield of 0.00%; and (v) stock trading price of $1.20.

During the year ended December 31, 2009, the principal value of the 6.25% senior secured convertible note was increased by $1,396,250 to $16,396,250 (convertible into 3,008,486 common shares), for interest capitalized rather than making a payment in cash. During the year ended December 31, 2010, the principal value of the 6.25% senior secured convertible note was increased by $1,491,161 for interest capitalized. Capitalized interest is computed at 9%.

Debt discounts were accreted over the term of the obligation, for which $4,078,631 and $4,191,300 was included in interest expense for the years ended December 31, 2010 and 2009, respectively. The note bears a 6.25% annual interest rate payable quarterly.  For the year ended December 31, 2010, $1,465,543 ($1,491,162 offset by $25,619 note interest accrued in 2009) was included in interest expense for capitalized interest.  For the year ended

December 31, 2009, $1,372,812 ($1,396,250 offset by $23,438 note interest accrued in 2008) was included in interest expense for capitalized interest.

The $6,180,816 value of the note at December 31, 2010 consists of $5,500,000 for the principal due of the note plus $1,031,250 for aggregate future interest less $350,434 for interest withheld at closing for interest due from the initial date of the debt restructuring transaction until December 31, 2011.

Unsecured Convertible Note

On September 29, 2006, we entered into a letter of understanding with Triage Capital Management, or Triage, dated September 25, 2006.  The letter of understanding provided that Triage loan $1,000,000 to us in exchange for us entering into, on or prior to October 30, 2006, a convertible note securities agreement.  It was intended that the funding provided by Triage be replaced by a convertible note and accompanying warrants, as described below.  Effective November 2, 2006, we entered into securities purchase agreement, a 5% convertible note, a registration rights agreement, and four classes of warrants to purchase our common stock, all of which were with an individual note holder, the controlling owner of Triage, who caused our agreement with Triage to be assigned to him, which satisfied our agreement with Triage.

Pursuant to the securities purchase agreement, (i) we sold to the convertible note holder a three-year convertible note in the principal amount of $1,000,000 representing the funding received by us on September 29, 2006; (ii) the convertible note bears an annual interest rate of 5%, payable semi-annually in cash or shares of our common stock; (iii) the convertible note is convertible into shares of our common stock at a conversion price of $1.50 per share subject to full-ratchet anti-dilution price protection provisions ; and (iv) we issued to the convertible note holder four classes of warrants (A Warrants, B Warrants, C Warrants and D Warrants), which give the convertible note holder the right to purchase a total of 5,500,000 shares of our common stock as described below.  The A and B Warrants originally expired one year after the effective date of a registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”), to register the subsequent sale of shares received from exercise of the A and B Warrants. The C Warrants and D Warrants originally expired eighteen months and twenty four months, respectively, after the effective date of a registration statement to be filed under the Securities Act.  The A Warrants grant the convertible note holder the right to purchase up to 750,000 shares of common stock at an exercise price of $1.60 per share, the B Warrants grant the convertible note holder the right to purchase up to 750,000 shares of common stock at an exercise price of $1.75 per share, the C Warrants grant the convertible note holder the right to purchase up to 2,000,000 shares of common stock at an exercise price of $2.10 per share, and the D Warrants grant the convertible note holder the right to purchase up to 2,000,000 shares of common stock at an exercise price of $3.00 per share.

During the year ended December 31, 2007, the convertible note holder exercised 454,000 A Warrants. We entered into an exchange agreement dated October 31, 2007 in which the convertible note holder received 650,000 shares of our common stock in exchange for cancellation of the C and the D Warrants.  The expiration date of the A Warrants and the B Warrants was extended from January 11, 2008 to December 3, 2008. During the year ended December 31, 2008, the convertible note holder exercised 64,400 A Warrants. On December 3, 2008, the remaining 231,600 A Warrants and 750,000 B Warrants were unexercised and expired.

On December 23, 2009 we entered into an amendment with the holder of our unsecured convertible note in the principal amount of $1.0 million which (i) extended the note maturity date to December 22, 2010 and (ii) increased the annual rate of interest from 5% to 8% commencing October 16, 2009. All other terms and conditions of the note remain unchanged.

On December 24, 2010 we closed on a Debt Restructuring as mentioned above, In connection with that Debt Restructuring the Company amended the note with the holder of a $1.0 million unsecured convertible note, pursuant to which the maturity date of the note was extended to December 31, 2013.  We issued 150,000 shares to the holder of this note as consideration to extend the term of the note.

We recorded an aggregate derivative liability of $1,401,900 and $200,000 as of December 31, 2010 and 2009, respectively, related to the conversion feature of the note. A derivative valuation loss of $336,900 and $526,700, respectively, was recorded to reflect the change in value of the aggregate derivative liability since December 31, 2009 and December 31, 2008, respectively.  The aggregate derivative liability of $1,401,900 for the conversion feature of the note was calculated using the Black-Scholes pricing model with the following assumptions: (i) risk free interest rate 1.02%, (ii) expected life (in years) of 3; (iii) expected volatility of 86.96%; (iv) expected dividend yield of 0.00%; and (v) stock trading price of $1.20.

The principal value of $1,000,000 of the unsecured convertible note was accreted over the initial term of the obligation, for which $274,188 was included in interest expense for the year ended December 31, 2009. In connection with the amendment, the principal value of the note will be accreted due to the difference in the value of the conversion feature before and after the amendment.  The accretion for the year ended December 31, 2010, was $7,168 and was included in interest expense. The note currently bears an 8% annual interest rate payable semi-annually, and for the years December 31, 2010 and 2009, $159,666 and $57,689, respectively was included in interest expense.

Unsecured 3% Convertible Notes

During the year ended December 31, 2010, we entered into four convertible notes with three individuals and one corporation totaling $925,000. We used the proceeds from this financing to support our CodecSys commercialization and development and for general working capital purposes. The unsecured 3% convertible notes bore an interest rate of 3% per annum paid in cash and was due on December 31, 2012. The principal of the notes was convertible into shares of our common stock at a conversion price of $1.00 per share or at the price per share of the equity sold before September 30, 2010, and were convertible any time during the term of the notes at the option of the holders or the Company.

During the year December 31, 2010, $900,000 of the principal balance plus $8,925 of accrued interest was converted into 908,925 shares of our common stock. The remaining $25,000 principal balance was returned, at the individual’s request, and the transaction was voided.

In connection with the financing, the unsecured 3% convertible note holders received warrants to acquire 900,000 shares of our common stock exercisable at $1.50 per share. The warrants were exercisable any time for a three-year period beginning on the date of grant. The warrants and the embedded conversion feature and prepayment provision of the unsecured 3% convertible notes were accounted for as derivatives.

The principal value of $900,000 of the unsecured 3% convertible notes were accreted over the term of the obligations, until they were converted, for which $107,885 was included in interest expense. The notes bore a 3% annual interest rate, and $8,925 was included in interest expense.

The unsecured 3% convertible note holders subsequently were allowed a one-time opportunity to convert their note values into common stock at a conversion price of $.60 per share and receive one warrant for every two shares of stock with an exercise price of $1.00 per share or accept the original conversion. All holders selected the new conversion offer. As a result we issued an additional 605,949 shares of common stock to the note holders. Additionally we canceled the previously issued 900,000 warrants and issued 757,437 warrants with an exercise price of $1.00 per share.

The unsecured 3% convertible notes contained price protection adjustments in the event we issue new common stock in certain transactions at a price less than $1.00 per share and were accounted for as embedded derivatives and valued on the transaction date using a Black Schools pricing model. We recorded no aggregate derivative liability at December 31, 2010 related to these notes and valuation loss of $345,500 for the year ended December 31, 2010 to reflect the change in value of the aggregate derivative prior to conversion into equity.

Accounts Receivable Purchase Agreements

During the year ended December 31 2010 we entered into two Accounts Receivable Purchase Agreements with one individual for an aggregate amount of $675,000. In these agreements, we pledged certain outstanding accounts receivable in exchange for advanced payment and a commitment to remit to the purchaser the amount advanced upon collection from our customer. Terms of the first agreement under which we were advanced $175,000 include a 3% discount with a 3% interest fee for every 30 days the advances remain outstanding. Terms of the second agreement under which we were advanced $500,000 include a 10% discount with a 0.5% interest fee for every 30 days the advances remain outstanding. For the year ended December 31, 2010 we recorded $89,658 in interest expense.

Auction Rate Preferred Securities Secured Note

In January 5, 2009, we received a $1,400,000 loan from the brokerage company that sold us our Auction Rate Preferred Securities (“ARPS”). This loan was subject to the terms and conditions contained in a promissory note and securities agreement with the brokerage company dated December 11, 2008. The loan was secured by the ARPS held by the Company in an account at the brokerage company, and bore an interest rate equal to the federal funds rate (as quoted by Bloomberg) plus 1.75%. Interest accrued monthly and was payable on the fifth business day of every month. The principal and any accrued interest were immediately due upon demand by the lender. During the year ended December 31, 2009, we redeemed $2,350,000 (par value) of our ARPS and paid $1,237,500 of the principal balance of our ARPS note. During the year ended December 31, 2010, we redeemed the remaining ARPS balance of $300,000 (par value) and recognized a $49,264 loss on sale of available for sale securities and paid the remaining $162,500 balance of the ARPS secured note.

AFCO Note Payable

On November 6, 2009, we entered into a Commercial Premium Finance Promissory Note with AFCO Credit Corporation. The beginning principal of the note was $36,547 and is payable in 11 monthly installments beginning Jan 1, 2010 and bears a 7.8% annual interest rate. During the year ended December 31, 2010 the note was paid in full and retired. For the year ended December 31, 2010 we recorded $1,372 in interest expense.

Senior Secured 6% Convertible Notes

On May 16, 2005, we consummated a private placement of $3,000,000 principal amount of 6% senior secured convertible notes and related securities, including common stock warrants and additional investment rights, to four institutional funds.  The senior secured convertible notes were originally due May 16, 2008 and were originally convertible into 1,200,000 shares of our common stock at a conversion price of $2.50 per share.  On March 16, 2006, we entered into a waiver and amendment agreement, which adjusted the conversion rate to $1.50 per share.  The warrants and the embedded conversion feature of the senior secured convertible notes have been accounted for as derivatives. As of December 31, 2008, the entire $3,000,000 principal balance had been converted into 1,200,000 shares of our common stock. As of December 31, 2008, 1,167,298 of the original 1,200,000 warrants had been exercised leaving 32,702 which remained unexercised and expired on May 15, 2010.

As of December 31, 2010, we recorded no aggregate derivative liability and a derivative valuation gain of $4,600 to reflect the change in value of the aggregate derivative liability associated with the expiration of 32,702 warrants on May 16, 2010. As of December 31, 2009, we recorded an aggregate derivative liability $12,800 and a derivative valuation gain of $27,100 to reflect the change in value of the aggregate derivative liability since December 31, 2008.

Unsecured Short Term Notes

During the year ended December 31, 2010, we entered into five short-term notes with two individuals and three corporations totaling $700,000 of which $650,000 has been repaid to the note holders, and $50,000 (plus $1,150 of earned interest) was converted into 51,150 shares of our common stock. We used the proceeds from this financing to support our CodecSys commercialization and development and for general working capital purposes. The notes with the two individuals were dated June 7, 2010, each in the principal amount of $50,000 and due on July 31, 2010 with an annual interest rate of 12%. During the year ended December 31 2010, one of these notes was paid in full and the other was converted into shares of our common stock mentioned above.

One of the notes with one of the corporations was dated June 29, 2010 in the principal amount of $100,000, with an annual interest rate of 12%, and was originally due on July 31, 2010.  The due date, however, had been extended to December 31, 2010 and was paid in full at December 31, 2010.  Another obligation resulting from payment due on a commission agreement of $50,000, with an annual interest rate of 1% per month was paid in full during the year ended December 31, 2010. On July 1, 2010, we entered into a revolving line of credit promissory note with a company with a maximum line of credit of $500,000 to finance the purchase of equipment to be placed at customer locations. Payment on this note is due the earlier of December 31, 2010 or receipt of payment from our customer for the financed equipment. During the year ended December 31, 2010, we borrowed $500,000 on the line of credit note and repaid the balance in full. For the year December 31, 2010, an aggregate of $39,908, net of $1,150 converted into equity above, was included in interest expense related to these obligations.

Note 6 – Investment in Interact Devices, Inc (IDI)

We began investing in and advancing monies to IDI in 2001.  IDI was developing technology which became CodecSys.

On October 23, 2003, IDI filed for Chapter 11 Federal Bankruptcy protection. We desired that the underlying patent process proceed and that the development of CodecSys technology continue. Therefore, we participated in IDI’s plan of reorganization, whereby we would satisfy the debts of the creditors and obtained certain licensing rights.  On May 18, 2004, the debtor-in-possession’s plan of reorganization for IDI was confirmed by the United States Bankruptcy Court. As a result of this confirmation, we issued to the creditors of IDI approximately 111,800 shares of our common stock,  and  cash of approximately $312,768 in exchange for approximately 50,127,218 shares of the common stock of IDI, which increased our aggregate common share equivalents in IDI to approximately 51,426,719 shares.

Since May 18, 2004, we have acquired an aggregate of 4,056,278 additional common share equivalents IDI. During the years ended December 31, 2010 and 2009, we acquired 67,000 and 2,457,714 IDI common share equivalents in exchange for 4,467 and 165,048 shares of our common stock valued at $4,024 and $256,265, respectively. As of December 31, 2010, we owned approximately 55,482,997 IDI common share equivalents, representing approximately 94% of the total outstanding IDI share equivalents

Since May 18, 2004, we have advanced additional cash to IDI for the payment of operating expenses, which continues development and marketing of the CodecSys technology. As of December 31, 2010 and 2009, we have advanced an aggregate amount of $2,847,430 and $2,586,929 respectively, pursuant to a promissory note that is secured by assets and technology of IDI.

Note 7 – Operating Leases

Our executive offices are located at 7050 Union Park Avenue, Suite 600, Salt Lake City, Utah 84047.  We occupy the space at the executive offices under a 12-month lease, the term of which ends October 31, 2011.  The lease covers approximately 13,880 square feet of office space leased at a rate of $26,316 per month.  We occupy a production studio located at 6952 South 185 West, Unit C, Salt Lake City, Utah 84047, which consists of approximately 15,200 square feet on a month to month basis, at the rate of $11,551 per month. We have no other properties.  We recognized rent expense of approximately $459,283 and $516,684, in 2010 and 2009, respectively.

We also lease copy machines on multi-year leases that expire in March 2012 at a minimum rate of $672 per month.

Future minimum payments under non-cancelable operating leases at December 31, 2010 are as follow:

2011	$271,224
2012	1,344
$272,568

Note 8 – Income Taxes

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences.  Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Net deferred tax liabilities consist of the following components as of December 31, 2009 and 2010:

	2009	2010

Deferred tax assets
NOL carryforward	$19,100,275	$20,324,312
General business credit carryforwards	490,228	1,045,243
Deferred compensation	76,931	79,594
Unearned revenues	35,774	54,380
Allowance for doubtful accounts	36,725	19,691
Deferred tax liabilities
Depreciation	(647,895)	(413,391)
Valuation allowance	(19,092,038)	(21,109,829)
Net deferred tax asset	$-	$-

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income from continuing operations for the years ended December 31, 2009 and 2010 due to the following:

	2009	2010

Federal income tax (expense) benefit at statutory rates	$4,125,407	$1,268,603
State income tax (expense) benefit at statutory rates	217,127	66,769
Options issues in contract terminations	-	-
Other	-	-
Change in valuation allowance	(4,342,534)	(1,335,372)
	$-	$-

At December 31, 2010, the Company had net operating loss carryforwards of approximately $52,000,000 that may be offset against future taxable income from the year 2011 through 2030.  No tax benefit has been reported in the December 31, 2010 consolidated financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

Due to change in ownership provisions of the Tax Reform Act of 1986, net operating loss carryforwards for Federal income tax reporting purposes are subject to annual limitations.  Should a change in ownership occur, net operating loss carryforwards may be limited as to use in future years.

Note 9 – Preferred and Common Stock

We have authorized two classes of stock, 20,000,000 shares of preferred stock with no par value and 180,000,000 shares of common stock with a $0.05 par value. No preferred stock has been issued, while 74,078,153 shares of common stock were issued and outstanding at December 31, 2010. Holders of shares of common stock are entitled to receive dividends if and when declared and are entitled to one vote for each share on all matters submitted to a vote of the shareholders.

During the year ended December 31, 2010, we issued 34,387,519 (net) shares of our common stock as follows: (i) 27,558,306 for equity funding, (ii) 3,150,000 for convertible note extensions, (iii) 1,590,049 for debt to equity conversions, (iv) 600,000 commissions on equity funding, (v) 800,000 debt restructuring (vi) 458,974 shares to consultants (vii) 35,000 shares for restricted stock unit settlements, (viii) 200,000 shares for purchase of a software license, (ix) 168,233 for interest instead of cash, (x) 4,467 shares for conversion of IDI share equivalents, (xi) less 177,500 shares cancelled and converted to warrants.

During the year ended December 31, 2009, we issued 928,874 shares of our common stock as follows: (i) 250,000 shares for restricted stock unit settlements, (ii) 250,000 shares for purchase of a software license, (iii) 207,432 shares to consultants, (iv) 165,048 shares for conversion of IDI share equivalents (v) 50,000 shares for warrant conversions, and (vi) 6,394 shares for stock based compensation.

Note 10 – Stock-based Compensation

In accordance with ASC Topic 718, stock-based compensation cost is estimated at the grant date, based on the estimated fair value of the awards, and recognized as expense ratably over the requisite service period of the award for awards expected to vest.

Stock Incentive Plans

Under the Broadcast International, Inc. 2004 Long-term Incentive Plan (the “2004 Plan”), the board of directors may issue incentive stock options to employees and directors and non-qualified stock options to consultants of the company.  Options generally may not be exercised until twelve months after the date granted and expire ten years after being granted. Options granted vest in accordance with the vesting schedule determined by the board of directors, usually ratably over a three-year vesting schedule upon anniversary date of the grant.  Should an employee terminate before the vesting period is completed, the unvested portion of each grant is forfeited. We have used the Black-Scholes valuation model to estimate fair value of our stock-based awards, which requires various judgmental assumptions including estimated stock price volatility, forfeiture rates, and expected life.  Our computation of expected volatility is based on a combination of historical and market-based implied volatility.  The number of unissued stock options authorized under the 2004 Plan at December 31, 2010 was 1,936,065.

The Broadcast International, Inc. 2008 Equity Incentive Plan (the “2008 Plan”) has become our primary plan for providing stock-based incentive compensation to our eligible employees and non-employee directors and consultants of the company. The provisions of the 2008 Plan are similar to the 2004 Plan except that the 2008 Plan allows for the grant of share equivalents such as restricted stock awards, stock bonus awards, performance shares and restricted stock units in addition to non-qualified and incentive stock options. We continue to maintain and grant awards under our 2004 Plan which will remain in effect until it expires by its terms. The number of unissued shares of common stock reserved for issuance under the 2008 Plan was 2,765,000 at December 31, 2010.

Stock Options

We estimate the fair value of stock option awards granted beginning January 1, 2006 using the Black-Scholes option-pricing model. We then amortize the fair value of awards expected to vest on a straight-line basis over the requisite service periods of the awards, which is generally the period from the grant date to the end of the vesting period. The Black-Scholes valuation model requires various judgmental assumptions including the estimated volatility, risk-free interest rate and expected option term.  Our computation of expected volatility is based on a combination of historical and market-based implied volatility.  The risk-free interest rate was based on the yield curve of a zero-coupon U.S. Treasury bond on the date the stock option award was granted with a maturity equal to the expected term of the stock option award. The expected option term is derived from an analysis of historical experience of similar awards combined with expected future exercise patterns based on several factors including the strike price in relation to the current and expected stock price, the minimum vest period and the remaining contractual period.

The fair values for the options granted in 2010 and 2009 were estimated at the date of grant using the Black Scholes option-pricing model with the following weighted average assumptions:

	Year Ended December 31,
	2010	2009
Risk free interest rate	3.14%	3.48%
Expected life (in years)	7.5	10.0
Expected volatility	80.71%	81.99%
Expected dividend yield	0.00%	0.00%

The weighted average fair value of options granted during the years ended December 31, 2010 and 2009, was $0.80 and $1.11, respectively.

Warrants

We estimate the fair value of issued warrants on the date of issuance as determined using a Black-Scholes pricing model. We amortize the fair value of issued warrants using a vesting schedule based on the terms and conditions of each associated underling contract, as earned. The Black-Scholes valuation model requires various judgmental assumptions including the estimated volatility, risk-free interest rate and warrant expected exercise term.  Our computation of expected volatility is based on a combination of historical and market-based implied volatility.  The risk-free interest rate was based on the yield curve of a zero-coupon U.S. Treasury bond on the date the warrant was issued with a maturity equal to the expected term of the warrant.

 The fair values for the warrants granted in 2010 and 2009 were estimated at the date of grant using the Black Scholes option-pricing model with the following weighted average assumptions:

	Year Ended December 31,
	2010	2009
Risk free interest rate	1.00%-1.65%	1.73%
Expected life (in years)	2.98	2.40
Expected volatility	86.95%-93.75%	93.67%
Expected dividend yield	0.00%	0.00%

The weighted average fair value of warrants granted during the years ended December 31, 2010 and 2009, was $0.53 and $0.65, respectively.

For the year ended December 31, 2010 we recognized $1,113,398 of stock based compensation expense with $351,263 and $762,135 recorded in our research and development and general and administrative departments, respectively, for (i) $80,000 for 100,000 options granted to one member of the board of directors, (ii) $93,000 for 150,000 warrants issued to three new members of our advisory board, (iii) $113,576 for 460,000 warrants issued to five individuals and two corporations for consulting services, (iv) $732,822 resulting from the vesting of unexpired options and warrants issued prior to January 1, 2010 and (v) $94,000 for 100,000 restricted stock units issued to a member of the board of directors. Additionally, we issued (i) 278,824 warrants to a former member of the board of directors in exchange for the return and cancellation of 177,500 shares of our common stock, (ii) 12,499,980 warrants to investors in our Equity Financing, (iii) 4,374,297 warrants to other equity investors and (iii) 3,333,333 warrants with the July 2010 amendment to our 6.25% senior secured convertible note. There were no warrants exercised in the year ending December 31, 2010.

For the year ended December 31, 2009 we recognized $1,843,848 of stock based compensation expense with $328,163 and $1,515,685 recorded in our research and development and general and administrative departments, respectively, for (i) $56,571 for the vested portion of 354,997 options granted to twenty six employees, (ii) $652,018 resulting from the vesting of unexpired options and warrants issued prior to January 1, 2009, (iii) $458,572 for the earned portion of 2,280,000 warrants issued to one corporation and six individuals, (iv) $8,687 for the issuance of an aggregate of 6,394 shares of common stock for two members of the board of directors for services rendered prior to their resignation, (v) $748,000 for 550,000 restricted stock units awarded to two employees in exchange for surrendering 1,016,112 incentive stock options and (vi) $80,000 valuation credit related to 125,000 restricted stock units awarded to six members of the board of directors and 35,000 restricted stock units awarded to two consultants of the company for services rendered in 2007 and 2008 awarded in 2009. At December 31, 2008, a $352,000 liability was recorded for the value of the above mentioned restricted stock units. At February 16, 2009, the award date, the value was $272,000 resulting in the $80,000 expense credit mentioned above. There were 50,000 warrants exercised in the year ending December 31, 2009.

The following table summarizes option and warrant activity during the years ended December 31, 2010 and 2009.

	Options And Warrants Outstanding	Weighted Average Exercise Price

Outstanding at December 31, 2008	14,943,393	$2.20
Options granted	354,997	1.33
Warrants issued	2,280,000	1.26
Expired	(1,696,257)	2.98
Forfeited	(2,664,796)	0.84
Exercised	(50,000)	1.17

Outstanding at December 31, 2009	13,167,337	2.20
Options granted	100,000	1.05
Warrants issued	21,096,434	1.18
Expired	(6,322,527)	1.80
Forfeited	(7,589,074)	2.51
Exercised	-	-

Outstanding at December 31, 2010	20,442,170	$1.13

The following table summarizes information about stock options and warrants outstanding at December 31, 2010.

	Outstanding			Exercisable
		Weighted Average Remaining	Weighted Average		Weighted Average
Range of Exercise Prices	Number Outstanding	Contractual Life (years)	Exercise Price	Number Exercisable	Exercise Price
$0.33-0.99	1,850,079	3.82	$0.76	1,850,079	$0.76
1.00-6.25	18,589,691	4.72	1.19	18,241,583	1.17
9.50-11.50	1,600	1.17	10.50	1,600	10.50
36.25	800	0.42	36.25	800	36.25
$0.33-36.25	20,442,170	4.64	$1.15	20,094,062	$1.13

There were no options exercised in the years ended December 31, 2010 and 2009. The total intrinsic value of options and warrants available and exercisable at December 31, 2010 was approximately $3,959,159.

Restricted Stock Units

For the years ended December 31, 2010 and 2009, 100,000 and 710,000 restricted stock units were awarded, respectively. The cost of restricted stock units is determined using the fair value of our common stock on the date of the grant and compensation expense is recognized in accordance with the vesting schedule.  All of the restricted stock units vested during the year they were awarded.

The following is a summary of restricted stock unit activity for the years ended December 31, 2010 and 2009:

	Restricted Stock Units	Weighted Average Grant Date Fair Value

Outstanding at December 31, 2008	425,000	$ 2.40
Awarded at fair value	710,000	1.55
Canceled/Forfeited	--	--
Settled by issuance of stock	(250,000)	2.19
Outstanding at December 31, 2009	885,000	1.69
Awarded at fair value	100,000	0.94
Canceled/Forfeited	--	--
Settled by issuance of stock	(35,000)	1.70
Outstanding at December 31, 2010	950,000	$ 1.61
Vested at December 31, 2010	950,000	$ 1.61

For the year ended December 31, 2010, we recognized a $94,000 expense in general and administrative expenses related to the award of 100,000 restricted stock units to one member of our board of directors. During the year ended December 31, 2010, 35,000 restricted stock units were settled by two individuals through the issuance of 35,000 shares of our common stock.

For the year ended December 31, 2009, we recognized a $668,00 net expense in general and administrative expenses related to restricted stock units as follows: (i) $748,000for 550,000 restricted stock units awarded to two employees in exchange for 1,016,112 outstanding options, (ii) $80,000 valuation credit of (a) $62,500 for 125,000 restricted stock units which had been awarded to five directors for services rendered in 2007 with a value of $275,000 at December 31, 2008 and with a value of $212,500 on February 16, 2009, the award date, and (b) $17,500 for 35,000 restricted stock units which had been awarded to two consultants of the company for services rendered in 2008 with a value of $77,000 on December 31, 2008 and with a value of $59,500 on February 16, 2009, the award date.

The impact on our results of operations for recording stock-based compensation for the years ended December 31, 2010 and 2009 is as follows:

	For the years ended
	December 31,
	2010	2009
General and administrative	$762,135	1,515,6851
Research and development	351,263	328,163

Total	$1,113,398	1,843,848

Total unrecognized stock-based compensation was $461,575 at December 31, 2010, which we expect to recognize over the next three years in accordance with vesting provisions as follows:

2011	$ 396,811
2012	64,764
Total	$ 461,575

Note 11 – Equipment Financing

On August 27, 2009, we completed an equipment lease financing transaction with a financial institution.  Pursuant to the financing, we entered into various material agreements with the financial institution. These agreements are identified and summarized below.

We entered into a Master Lease Agreement dated as of July 28, 2009 with the financial institution pursuant to which we will sell to the financing institution certain telecommunications equipment to be installed at 1981 of our customer’s retail locations in exchange for a one time payment of $4,100,670 by the financial institution. We will pay to the financial institution 36 monthly lease payments and at the expiration of the equipment lease will pay the greater of the then in place fair market value of the equipment or 10% of the original purchase price.

We also entered into a security agreement with the financial institution pursuant to which we granted a first priority security interest in the equipment, whether now owned or hereafter acquired, and in our customer service agreement and service payments thereunder during the term of the equipment lease. We received a waiver from our 6.25% convertible note holder releasing their security interest in the equipment purchased under this sale lease back financing.

The sale leaseback financing arrangement with the financial institution related to the purchase and deployment of certain digital signage equipment for a new customer.  As a result of this financing, we incurred an obligation to make 36 monthly payments of approximately $141,000 plus applicable sales taxes. The proceeds of the financing are being used to purchase and install the digital signage equipment for our customer and for general working capital purposes.  We have the right to terminate the lease after making 33 payments for a termination fee of approximately $451,000 after which time we would own all of the equipment.  We have accounted for this arrangement as a capital lease.

For the year ended December 31, 2009, we had purchased approximately $2,004,623 of the equipment that will be placed at the customer sites. During 2009 we had made lease payments totaling approximately $562,794 of which $374,290 was applied toward the outstanding lease and $188,504 was included in interest expense. Additionally, we paid a lease acquisition fee of $150,792 which is being expensed over the life of the lease of which $16,744 was included in interest expense for the year ended December 31, 2009.

For the year ended December 31, 2010, we had purchased approximately $101,013 of additional equipment that will be placed at the customer sites. During 2010 we had made lease payments totaling approximately $1,688,382 of which $1,235,203 was applied toward the outstanding lease and $453,179 was included in interest expense. Additionally, we expensed $50,268 of our lease acquisition fee of $150,792 which is being recognized over the life of the lease included in interest expense for the year ended December 31, 2010.

Note 12 – Fair Value Measurements

We adopted ASC Topic 820 (originally issued as SFAS 157, “Fair Value Measurements”) as of January 1, 2008 for financial instruments measured at fair value on a recurring basis.  ASC Topic 820 defines fair value, establishes a framework for measuring fair value in accordance with accounting principles generally accepted in the United States and expands disclosures about fair value measurements.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  ASC Topic 820 establishes a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements).  These tiers include:

•

Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

We measure certain financial instruments at fair value on a recurring basis. Assets and liabilities measured at fair value on a recurring basis are as follows at December 31, 2010:

			Significant
		Quoted Prices in	Other	Significant
		Active Markets for	Observable	Unobservable
		Identical Assets	Inputs	Inputs
	Total	(Level 1)	(Level 2)	(Level 3)
Assets
Treasury cash reserve securities	6,129,632	6,129,632	--	--
Auction rate preferred securities	--	--	--	--
Total assets measured at fair value	$6,129,632	$6,129,632	$--	$--

Liabilities
Derivative valuation (1)	$14,759,300	$--	$--	$14,759,300
Total liabilities measured at fair value	$14,759,300	$--	$--	$14,759,300

(1) See Notes 4 & 5 for additional discussion.

The table below presents our assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) at December 31, 2010.  We classify financial instruments in Level 3 of the fair value hierarchy when there is reliance on at least one significant unobservable input to the valuation model.

	Derivative	Auction Rate
	Valuation	Preferred
	Liability	Securities	Total
Balance at December 31, 2009	$(969,900)	$274,264	$(695,636)
Total gains or losses (realized and unrealized)
Included in net loss	(3,480,311)	(49,264)	(3,529,575)
Valuation adjustment	--	--	--
Purchases, issuances, and settlements, net	(10,309,089)	(225,000)	(10,534,089)
Transfers to Level 3	--	--	--
Balance at December 31, 2010	$(14,759,300)	$--	$(14,759,300)

Money Market Funds and Treasury Securities

The money market funds and treasury cash reserve securities balances are classified as cash and cash equivalents on our consolidated balance sheet.

Auction Rate Preferred Securities

As of December 31 2009, we had investments in ARPS, which are classified as long-term investments on our consolidated balance sheet and were reflected at fair value. The fair values of these securities were estimated utilizing a discounted cash flow analysis of the estimated future cash flows for the ARPS as of December 31, 2009.

The ARPS held by us at December 31, 2009, totaling $300,000 ($274,264 fair value) were in AAA rated funds. During the year ended December 31, 2009, $2,350,000 of our $2,650,000 ARPS, held at December 31, 2008, were redeemed at 100% of their par value. As a result of this redemption, we recorded a $208,019 gain on sale of securities held for sale and a net reduction of $2,141,971 in our securities available for sale.

During the year ended December 31, 2010, we redeemed our remaining $300,000 ARPS ($274,264 fair value) for $225,000 through a second market broker and recognized a $49,264 loss on sale of available for sale securities. Additionally, we retired our $162,500 ARPS secured note for which the ARPS had been held as collateral.

Fair Value of Other Financial Instruments

The carrying amounts of our accounts receivable, accounts payable and accrued liabilities approximate their fair values due to their immediate or short-term maturities.  The aggregate carrying amount of the notes payable approximates fair value as the individual notes bear interest at market interest rates and there hasn’t been a significant change in our operations and risk profile.

Note 13 – Retirement Plan

We have implemented a 401(k) employee retirement plan. Under the terms of the plan, participants may elect to contribute a portion of their compensation, generally up to 60%, to the plan. We match contributions up to 100% of the first 3% of a participant’s compensation contributed to the plan and 50% of the next 2%. Employees are eligible to participate in the plan after three months of service as defined by the plan. For the years ended December 31, 2010 and 2009, we made matching contributions totaling $99,919 and $109,893, respectively.

Note 14 – Supplemental Cash Flow Information

2010

•

During the year the December 31, 2010, we issued 458,974 shares of our common stock valued in aggregate at $437,501 to three companies and three individuals for consulting services rendered the expense for which is included in our general and administrative expense.

•

During the year ended December 31, 2010 we issued 200,000 shares our common stock valued at $216,000 to a corporation for the purchase of a H.264 codec software license to be used in our CodecSys product development. We have included it as an asset on our balance sheet and will amortize it as part of cost of sales.

•

 During the year ended December 31, 2010 we acquired 67,000 IDI common share equivalents in exchange for 4,467 shares of our common stock valued at $4,024 which was expensed to research and development.

•

During the year ended December 31, 2010, we recognized $1,572,934 in depreciation and amortization expense from the following: (i) $806,321 related to cost of sales for equipment used directly by or for customers, (ii) $756,610 related to equipment other property and equipment, and (iii) $10,003 for patent amortization.

•

For the year ended December 31, 2010, an aggregate non-cash expense of $4,193,684 was recorded for the accretion of our convertible notes of which (i) $4,078,631 was related to our the senior secured 6.25% note (ii) $7,168 is for our unsecured convertible note and (iii) $107,885 was for unsecured 3%convertible notes.

•

During the year ended December 31, 2010, we issued 3,000,000and 150,000 shares our common stock valued at $3,290,000 and $135,000 to our senior secured 6.25% convertible note holder and unsecured convertible note holder , respectively as part of amendment and extension agreements.

•

During the year ended December 31, 2010 we issued 35,000 shares of our common stock to two individuals for the settlement of restricted stock units which had been awarded in 2009.

•

On December 24, 2010, we closed on the debt restructuring of our senior secured 6.25% note and issued 800,000 shares of common stock to Castlerigg in satisfaction of an obligation under a prior loan amendment.

•

On December 24, 2010, we closed on our equity financing and issued 600,000 shares our common stock to ten individuals of Philadelphia Brokerage Corporation as part of the commission due for services rendered.During the year ended December 31, 2010 we issued an aggregate of 1,758,282 shares of our common stock of which 1,590,049 shares was for debt conversions and 168,223 shares were for interest conversion. The 1,590,019 shares valued at $1, 5467,500 was for three individuals and one corporation. The 168,233 valued at $104,964 was for interest on the above mentioned notes valued at $10,075 with the remaining $94,889 for interest owed our unsecured convertible note holder.

2009

•

During the year ended December 31, 2009 we issued 207,432 shares of our commons stock valued at $244,000 to two individuals for services rendered which is included in our general and administrative expense.

•

During the year ended December 31, 2009 we issued 250,000 shares of our common stock valued at $325,000 for the purchase of a software license which we are using as part of our services provided to our single largest customer. We have included it as an asset on our balance sheet and are recognizing expense over the life or our associated customer’s contract.

•

During the year ended December 31, 2009 we acquired 2,274,714 IDI common share equivalents in exchange for 165,048 shares of our common stock valued at $256,265 which was expensed to research and development.

•

During the year ended December 31, 2009, we received $58,500 from the exercise of 50,000 warrants for one individual at an exercise price of $1.17 per share.

•

For the year ended December 31, 2009, an aggregate non-cash expense of $4,465,488 was recorded for the accretion of our convertible notes of which $4,191,300 is for the senior secured 6.25% note and $274,188 is for the unsecured convertible note.

•

 For the year ended December 31, 2009 we recognized $1,843,848 of stock based compensation expense with $328,163 and $1,515,685 recorded in our research and development and general and administrative departments, respectively, for (i) $56,571 for the vested portion of 354,997 options granted to twenty six employees, (ii) $652,018 resulting from the vesting of unexpired options and warrants issued prior to January 1, 2009, (iii) $458,572 for the earned portion of 2,280,000 warrants issued to one corporation and six individuals, (iv) $8,687 for the issuance of an aggregate of 6,394 shares of common stock for two members of the board of directors for services rendered prior to their resignation, (v) $748,000 for 550,000 restricted stock units awarded to two employees in exchange for surrendering 1,016,112 incentive stock options and (vi) $80,000 valuation credit related to 125,000 restricted stock units awarded to six members of the board of directors and 35,000 restricted stock units awarded to two consultants of the company for services rendered in 2007 and 2008 awarded in 2009. At December 31, 2008, a $352,000 liability was recorded for the value of the above mentioned restricted stock units. At February 16, 2009, the award date, the value was $272,000 resulting in the $80,000 expense credit mentioned above.

•

We paid no cash for income taxes during the years ended December 31 2010 and 2009.

Note 15 – Subsequent Events

During December 2010, we issued 158,148 shares of common stock and March, 2011, we issued an additional 135,369 shares of common stock to the holder of our unsecured convertible note in satisfaction of $176,110 of interest on the unsecured convertible note.  Also, in March 2011, in connection with the satisfaction of the accrued interest we granted to the holder a warrant to acquire up to 221,758 additional shares of our common stock at an exercise price of $.90 per share.  The warrant is exercisable at any time for a five year period

On March 21, 2011, we converted $784,292 of our short-term debt into equity through the issuance of common stock and warrants to two lenders at the same unit pricing as the Company’s recent equity raise in December 2010. In consideration of converting the short- term loans on the basis of $1.20 for two shares of common stock plus one warrant at an exercise price of $1.00, we issued 1,307,153 shares of common stock and warrants to acquire up to 653,576 shares of common stock, which warrants have a five year term and are exercisable at $1.00 per share. Our objective for converting the short-term debt into equity was to conserve cash.

BROADCAST INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2010	March 31, 2011
		(Unaudited)
ASSETS:
Current Assets
Cash and cash equivalents	$6,129,632	$3,304,891
Trade accounts receivable, net	1,125,055	1,018,513
Inventory	52,175	111,595
Prepaid expenses	190,877	275,862
Total current assets	7,497,739	4,710,861
Property and equipment, net	2,419,891	2,233,512
Other Assets, non current
Patents, net	167,410	164,872
Deposits and other assets	624,598	584,946
Total other assets, non current	792,008	749,818

Total assets	$10,709,638	$7,694,191

LIABILITIES AND STOCKHOLDERS EQUITY
LIABILITIES
Current Liabilities
Accounts payable	$1,552,006	$943,075
Payroll and related expenses	341,255	349,059
Other accrued expenses	381,015	40,673
Unearned revenue	139,437	107,808
Current notes payable	775,000	--
Other current obligations	1,426,834	1,477,283
Derivative valuation	14,759,300	11,394,100
Total current liabilities	19,374,847	14,311,998
Long-term Liabilities
Long-term portion of notes payable (net of discount of 992,832 and $909,498, respectively	6,187,984	6,271,318
Other long-term obligations	1,067,649	679,068
Total long-term liabilities	7,255,633	6,950,386
Total liabilities	26,630,480	21,262,384
Commitments and contingencies
STOCKHOLDERS’ DEFICIT:
Preferred stock, no par value, 20,000,000 shares authorized; none issued	--	--
Common stock, $.05 par value, 180,000,000 shares authorized; 74,078,153 and 75,575,733 shares issued as of December 31, 2010 and March 31, 2011, respectively	3,703,908	3,778,802
Additional paid-in capital	92,867,561	95,892,281
Accumulated deficit	(112,492,311)	(113,239,276)
Total stockholders’ deficit	(15,920,842)	(13,568,193)

Total liabilities and stockholders’ deficit	$10,709,638	$7,694,191

See accompanying notes to condensed consolidated financial statements.

BROADCAST INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the three months ended
	March 31,
	2010	2011

Net sales	$1,787,067	$1,687,264
Cost of sales	1,273,043	1,275,537
Gross profit	514,024	411,727

Operating expenses:
Administrative and general	1,210,974	2,608,372
Selling and marketing	82,451	159,937
Research and development	736,135	597,771
Depreciation and amortization	192,637	180,793
Total operating expenses	2,222,197	3,546,873
Total operating loss	(1,708,173)	(3,135,146)

Other income (expense):
Interest income	2,403	788
Interest expense	(1,715,025)	(381,189)
Gain on derivative valuation	518,000	4,219,300
Equity issuance costs related to warrants	--	(476,234)
Loss on extinguishment of debt	--	(970,033)
Loss on disposition of assets	--	(602)
Other income (expense), net	2,064	(3,849)
Total other income (expense)	(1,192,558)	2,388,181

Loss before income taxes	(2,900,731)	(746,965)
Provision for income taxes	-	-
Net loss	$(2,900,731)	$(746,965)

Net loss per share – basic & diluted	$(0.07)	$(0.01)

Weighted average shares – basic & diluted	40,039,200	74,249,600

See accompanying notes to condensed consolidated financial statements.

BROADCAST INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended
	March 31,
	2010	2011
Cash flows from operating activities:
Net loss	$(2,900,731)	$(746,965)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	389,017	382,995
Common stock issued for services	160,178	--
Common stock issued for interest	--	19,634
Accretion of discount on convertible notes payable	1,047,825	83,334
Capitalized interest on convertible note	368,916	--
Stock based compensation	383,958	1,546,542
Loss on sale of assets	--	602
Loss on extinguishment of Debt	--	970,033
Gain on derivative liability valuation	(518,000)	(4,219,300)
Warrants issued for interest	--	157,400
Warrants issued for debt extinguishment costs	--	404,000
Allowance for doubtful accounts	(23,910)	1,126
Changes in assets and liabilities:
Decrease in accounts receivable	220,998	105,416
Decrease (increase) in inventories	28,746	(59,420)
Decrease in debt offering costs	114,750	--
Decrease (increase) in prepaid and other assets	28,779	(45,333)
Increase (decrease) in accounts payable and accrued expenses	358,506	(754,590)
Decrease in deferred revenues	(89,873)	(31,629)

Net cash used in operating activities	(430,841)	(2,186,155)

Cash flows from investing activities:
Purchase of equipment	(142,433)	(194,680)

Net cash provided by investing activities	(142,433)	(194,680)

Cash flows from financing activities:
Proceeds from the exercise of options and warrants	--	18,304
Principal payments on debt	(303,146)	(438,132)
Equity issuance costs	--	(24,078)
Proceeds from notes payable	1,025,000	--

Net cash provided (used) by financing activities	721,854	(443,906)

Net increase (decrease) in cash and cash equivalents	148,580	(2,824,741)

Cash and cash equivalents, beginning of period	263,492	6,129,632

Cash and cash equivalents, end of period	$412,072	$3,304,891

Supplemental disclosure of cash flow information:
Interest paid	$130,182	$88,254
Income taxes paid	$--	$--

See accompanying notes to condensed consolidated financial statements.

BROADCAST INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

March 31, 2011

Note 1 – Basis of Presentation

In the opinion of management, the accompanying unaudited condensed consolidated financial statements of Broadcast International, Inc. (“we” or the “Company”) contain the adjustments, all of which are of a normal recurring nature, necessary to present fairly our financial position at December 31, 2010 and March 31, 2011 and the results of operations for the three months ended March 31, 2010 and 2011, respectively, with the cash flows for each of the three month periods ended March 31, 2010 and 2011, in conformity with U.S. generally accepted accounting principles.

These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2010.  Operating results for the three months ended March 31, 2011 are not necessarily indicative of the results that may be expected for the year ended December 31, 2011.

Note 2 - Reclassifications

Certain 2010 financial statement amounts have been reclassified to conform to 2011 presentations.

Note 3 – Weighted Average Shares

The computation of diluted earnings per common share is based on the weighted average number of shares outstanding during the year, plus the dilutive common stock equivalents that would rise from the exercise of stock options, warrants and restricted stock units outstanding during the year, using the treasury stock method and the average market price per share during the year.

As we experienced net losses during the three month periods ending March 31, 2011 and 2010, no common stock equivalents have been included in the diluted earnings per common share calculations as the effect of such common stock equivalents would be anti-dilutive.

Options and warrants to purchase 21,261,952 and 12,302,005, shares of common stock at prices ranging from $0.05 to $36.25 and $0.02 to $45.90 per share were outstanding at March 31, 2011 and 2010, respectively. Additionally, restricted stock units of 2,250,000 and 850,000 were outstanding at March 31, 2011 and 2010, respectively. Furthermore, the Company had convertible debt that was convertible into 5,740,741 and 4,092,844 shares of common stock at March 31, 2011 and 2010, respectively that was excluded from the calculation of diluted earnings per share because the effect was anti-dilutive.

Note 4 – Stock-based Compensation

In accordance with ASC Topic 718, stock-based compensation cost is estimated at the grant date, based on the estimated fair value of the awards, and recognized as expense ratably over the requisite service period of the award for awards expected to vest.

Stock Incentive Plans

Under the Broadcast International, Inc. 2004 Long-term Incentive Plan (the “2004 Plan”), the board of directors may issue incentive stock options to employees and directors and non-qualified stock options to consultants of the company.  Options generally may not be exercised until twelve months after the date granted and expire ten years after being granted. Options granted vest in accordance with the vesting schedule determined by the board of directors, usually ratably over a three-year vesting schedule upon anniversary date of the grant.  Should an employee terminate before the vesting period is completed, the unvested portion of each grant is forfeited. We have used the Black-Scholes valuation model to estimate fair value of our stock-based awards, which requires various judgmental assumptions including estimated stock price volatility, forfeiture rates, and expected life.  Our computation of expected volatility is based on a combination of historical and market-based implied volatility.  The number of unissued stock options authorized under the 2004 Plan at March 31, 2011 was 1,586,519.

The Broadcast International, Inc. 2008 Equity Incentive Plan (the “2008 Plan”) has become our primary plan for providing stock-based incentive compensation to our eligible employees and non-employee directors and consultants of the company. The provisions of the 2008 Plan are similar to the 2004 Plan except that the 2008 Plan allows for the grant of share equivalents such as restricted stock awards, stock bonus awards, performance shares and restricted stock units in addition to non-qualified and incentive stock options. We continue to maintain and grant awards under our 2004 Plan which will remain in effect until it expires by its terms. The number of unissued shares of common stock reserved for issuance under the 2008 Plan was 1,465,000 at March 31, 2011.

Stock Options

We estimate the fair value of stock option awards granted beginning January 1, 2006 using the Black-Scholes option-pricing model. We then amortize the fair value of awards expected to vest on a straight-line basis over the requisite service periods of the awards, which is generally the period from the grant date to the end of the vesting period. The Black-Scholes valuation model requires various judgmental assumptions including the estimated volatility, risk-free interest rate and expected option term.  Our computation of expected volatility is based on a combination of historical and market-based implied volatility.  The risk-free interest rate was based on the yield curve of a zero-coupon U.S. Treasury bond on the date the stock option award was granted with a maturity equal to the expected term of the stock option award. The expected option term is derived from an analysis of historical experience of similar awards combined with expected future exercise patterns based on several factors including the strike price in relation to the current and expected stock price, the minimum vest period and the remaining contractual period.

The fair values for the options granted for the three months ended March 31, 2011 and 2010 were estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

	Three Months Ended March 30, 2011	Three Months Ended March 30, 2010
Risk free interest rate	0.98%	3.14%
Expected life (in years)	3.0	7.5
Expected volatility	84.76%	80.71%
Expected dividend yield	0.00%	0.00%

The weighted average fair value of options granted during the three months ended March 31, 2011 and 2010 was $0.60 and $0.80, respectively.

Warrants

We estimate the fair value of issued warrants on the date of issuance as determined using a Black-Scholes pricing model. We amortize the fair value of issued warrants using a vesting schedule based on the terms and conditions of each associated underling contract, as earned. The Black-Scholes valuation model requires various judgmental assumptions including the estimated volatility, risk-free interest rate and warrant expected exercise term.  Our computation of expected volatility is based on a combination of historical and market-based implied volatility.  The risk-free interest rate was based on the yield curve of a zero-coupon U.S. Treasury bond on the date the warrant was issued with a maturity equal to the expected term of the warrant.

The fair values for the warrants issued for the three months ended March 31, 2011 and 2010 estimated at the date of issuance using the Black-Scholes option-pricing model with the following weighted average assumptions:

	Three Months Ended March 31, 2011	Three Months Ended March 31, 2010
Risk free interest rate	2.04%	1.53%
Expected life (in years)	5.00	3.00
Expected volatility	85.82%	93.75%
Expected dividend yield	0.00%	0.00%

The weighted average fair value of warrants issued during the three months ended March 31, 2011 and 2010 was $0.79 and $0.64, respectively.

Net loss for the three months ended March 31, 2011 and 2010 includes $1,546,542 and $383,958, respectively, of non-cash stock-based compensation expense. Restricted stock units and options issued to directors vest immediately. All other restricted stock units, options and warrants are subject to applicable vesting schedules. Expense is recognized proportionally as each award or grant vests.

Included in the $1,546,542 for the three months ended March 31, 2011 is (i) $1,433,000 for 1,300,000 restricted stock units issued to all 5 members of the board of directors, (ii) $50,000 for 500,000 options issued to one individual for consulting services and (iii) $63,542 resulting from the vesting of unexpired options and warrants issued prior to January 1, 2011.

Included in the $383,958 for the three months ended March 31, 2010 is (i) $80,000 for 100,000 options granted to one member of the board of directors, (ii) $96,000 for 150,000 warrants issued to three individuals for consulting services and (iii) $207,958 resulting from the vesting of unexpired options and warrants issued prior to January 1, 2010.

The impact on our results of operations for recording stock-based compensation for the three months ended March 31, 2011 and 2010 is as follows:

	For the three months ended March 31,2011	For the three months ended March 31,2010
General and administrative	$1,478,417	$296,725
Research and development	68,125	87,233

Total	$1,546,542	$383,958

Due to unexercised options and warrants outstanding at March 31, 2011, we will recognize an additional aggregate total of $413,061 of compensation expense over the next two years based upon option and warrant award vesting parameters as shown below:

2011	$330,530
2012	82,531

Total	$413,061

The following unaudited tables summarize option and warrant activity during the three months ended March 31, 2011.

	Options and Warrants Outstanding	Weighted Average Exercise Price

Outstanding at December 31, 2010	20,442,170	$1.13
Options granted	500,000	1.11
Warrants issued	1,275,334	0.68
Expired	(454)	0.33
Forfeited	(900,000)	1.22
Exercised	(55,098)	0.33

Outstanding at March 31, 2011	21,261,952	$1.12

The following table summarizes information about stock options and warrants outstanding at March 31, 2011.

	Outstanding			Exercisable
		Weighted Average Remaining	Weighted Average		Weighted Average
Range of Exercise Prices	Number Outstanding	Contractual Life (years)	Exercise Price	Number Exercisable	Exercise Price
$0.05-0.95	2,16,285	4.22	$ 0.64	2,166,285	$ 0.64
1.06-6.25	19,093,267	4.51	1.17	18,900,158	1.17
9.50-11.50	1,600	0.92	10.50	1,600	10.50
36.25	800	0.17	36.25	800	35.25
$0.05-36.25	21,261,952	4.48	$ 1.12	21,068,843	$ 1.12

Restricted Stock Units

The value of restricted stock units is determined using the fair value of our common stock on the date of the award and compensation expense is recognized in accordance with the vesting schedule. During the three months ended March 31, 2011, 1,300,000 restricted stock units were awarded. No restricted stock units were awarded in the three months ended March 31, 2010.

The following is a summary of restricted stock unit activity for the three months ended March 31, 2011.

	Restricted Stock Units	Weighted Average Grant Date Fair Value

Outstanding at December 31, 2010	950,000	$1.63
Awarded at fair value	1,300,000	1.11
Canceled/Forfeited	--	--
Settled by issuance of stock	--	--
Outstanding at March 31, 2011	2,250,000	$1.33
Vested at March 31, 2011	2,250,000	$1.33

Note 5 - Significant Accounting Policies

Cash and Cash Equivalents

We consider all cash on hand and in banks, and highly liquid investments with maturities of three months or less, to be cash equivalents. At March 31, 2011 and December 31, 2010, we had bank balances of $3,054,891 and $5,879,632, respectively, in excess of amounts insured by the Federal Deposit Insurance Corporation. We have not experienced any losses in such accounts, and believe we are not exposed to any significant credit risk on cash and cash equivalents.

Current financial market conditions have had the effect of restricting liquidity of cash management investments and have increased the risk of even the most liquid investments and the viability of some financial institutions.  We do not believe, however, that these conditions will materially affect our business or our ability to meet our obligations or pursue our business plans.

Accounts Receivable

Trade accounts receivable are carried at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis. Management determines the allowance for doubtful accounts by identifying troubled accounts and by using historical experience applied to an aging of accounts. Trade receivables are written off when deemed uncollectible. Recoveries of trade receivables previously written off are recorded when collected.

Included in our $1,018,513 and $1,125,055 net accounts receivable for the three months ended March 31, 2011 and the year ended December 31, 2010, respectively, were (i) $950,393 and $1,031,795 for billed trade receivables, respectively; (ii) $99,377 and $143,542 of unbilled trade receivables (iii) $18,603 and $208 for employee travel advances and other receivables, respectively; less (iv) ($49,860) and ($50,490) for allowance for uncollectible accounts, respectively.

Inventories

Inventories consisting of electrical and computer parts are stated at the lower of cost or market determined using the first-in, first-out method.

Property and Equipment

Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the property, generally from three to five years.  Repairs and maintenance costs are expensed as incurred except when such repairs significantly add to the useful life or productive capacity of the asset, in which case the repairs are capitalized.

Patents and Intangibles

Patents represent initial legal costs incurred to apply for United States and international patents on the CodecSys technology, and are amortized on a straight-line basis over their useful life of approximately 20 years.  We have filed several patents in the United States and foreign countries. As of March 31, 2011, the United States Patent and Trademark Office had approved four patents.  Additionally, eleven foreign countries had approved patent rights.  While we are unsure whether we can develop the technology in order to obtain the full benefits, the patents themselves hold value and could be sold to companies with more resources to complete the development. On-going legal expenses incurred for patent follow-up have been expensed from July 2005 forward.

Amortization expense recognized on all patents totaled $2,538 and $2,390 for the three months ended March 31, 2011 and 2010, respectively.

Estimated amortization expense, if all patents were issued at the beginning of 2011, for each of the next five years is as follows:

Year endingDecember 31:
2011	$ 12,231
2012	11,763
2013	11,763
2014	11,763
2015	11,763

Long-Lived Assets

We review our long-lived assets, including patents, annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability of assets held and used is measured by a comparison of the carrying amount of an asset to future un-discounted net cash flows expected to be generated by the asset.  If such assets are considered to be impaired, then the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets.  Fair value is determined by using cash flow analyses and other market valuations.

Income Taxes

We account for income taxes in accordance with the asset and liability method of accounting for income taxes prescribed by ASC Topic 740.  Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to the taxable income in the years in which those temporary differences are expected to be recovered or settled.

Revenue Recognition

We recognize revenue when evidence exists that there is an arrangement between us and our customers, delivery of equipment sold or service has occurred, the selling price to our customers is fixed and determinable with required documentation, and collectability is reasonably assured. We recognize as deferred revenue, payments made in advance by customers for services not yet provided.

When we enter into a multi-year contract with a customer to provide installation, network management, satellite transponder and help desk, or combination of these services, we recognize this revenue as services are performed and as equipment is sold.  These agreements typically provide for additional fees, as needed, to be charged if on-site visits are required by the customer in order to ensure that each customer location is able to receive network communication. As these on-site visits are performed the associated revenue and cost are recognized in the period the work is completed. If we install, for an additional fee, new or replacement equipment to an immaterial number of new customer locations, and the equipment immediately becomes the property of the customer, the associated revenue and cost are recorded in the period in which the work is completed.

In instances where we have entered into license agreements with a third parties to use our technology within their product offering, we recognize any base or prepaid revenues over the term of the agreement and any per occurrence or periodic usage revenues in the period they are earned.

Research and Development

Research and development costs are expensed when incurred.  We expensed $597,771 and $736,135 of research and development costs for the three months ended March 31, 2011 and 2010, respectively.

Concentration of Credit Risk

Financial instruments, which potentially subject us to concentration of credit risk, consist primarily of trade accounts receivable. In the normal course of business, we provide credit terms to our customers. Accordingly, we perform ongoing credit evaluations of our customers and maintain allowances for possible losses which, when realized, have been within the range of management’s expectations.

For the three months ended March 31, 2011 and 2010, we had one customer that individually constituted 87% and 90%, respectively of our total revenues.

Note 6 – Notes Payable

The recorded value of our notes payable (net of debt discount) for the three months ended March 31, 2011 and year ended December 31, 2010 was as follows:

	December 31, 2010	March 31, 2011
Senior Secured 6.25% Convertible Note	$6,180,816	$6,180,816
Unsecured Convertible Note	7,168	90,502
Pledged A/R Note Payable	675,000	--
Short Term Note Payable	100,000	--
Total	6,962,984	6,271,318
Less Current Portion	(775,000)	--
Total Long-term	$6,187,984	$6,271,318

Secured 6.25% Convertible Note

On December 24, 2007, we entered into a securities purchase agreement in which we raised $15,000,000 (less $937,000 of prepaid interest).  We used the proceeds from this financing to support our CodecSys commercialization and development and for general working capital purposes.  Pursuant to the financing, we issued a senior secured convertible note in the principal amount of $15,000,000.  The senior secured convertible note bore interest at 6.25% per annum if paid in cash.  Interest for the first year was prepaid at closing.  Interest-only payments thereafter in the amount of $234,375 were due quarterly and commenced in April 2009.  The original principal of the note was convertible into 2,752,294 shares of our common stock at a conversion price of $5.45 per share, convertible any time during the term of the note.  We granted a first priority security interest in all of our property and assets and of our subsidiaries to secure our obligations under the note and related transaction agreements.

In connection with the 2007 financing, the senior secured convertible note holder received warrants to acquire 1,875,000 shares of our common stock exercisable at $5.00 per share.  We also issued to the convertible note holder 1,000,000 shares of our common stock valued at $3,750,000 and incurred an additional $1,377,000 for commissions, finders fees and other transaction expenses, including the grant of a three-year warrant to purchase 112,500 shares of our common stock to a third party at an exercise price of $3.75 per share, valued at $252,000.  A total of $1,377,000 was included in debt offering costs and was amortized over the term of the note.

From March 26, 2010 through October 29, 2010, we entered into a series of amendments to the senior secured convertible note under which we issued to the holder of the senior secured convertible note an additional 3,000,000 shares of our common stock, increased the number of warrants by 3,333,333 shares, and reduced the warrant exercise price to $1.80 per share for all warrants, all as consideration for the amendments.

On December 24, 2010, we closed on the Debt Restructuring (as defined below).  In connection therewith, we (i) issued an Amended and Restated Senior Convertible Note in the principal amount of $5.5 million (the “Amended and Restated Note”) to Castlerigg Master Investment Ltd. (“Castlerigg”), (ii) paid $2.5 million in cash to Castlerigg, (iii) cancelled warrants previously issued to Castlerigg that were exercisable for a total of 5,208,333 shares of common stock, (iv) issued 800,000 shares of common stock to Castlerigg in satisfaction of an obligation under a prior loan amendment, (v) entered into the Letter Agreement pursuant to which we paid Castlerigg an additional $2.75 million in cash in lieu of the issuance of $3.5 million in stock and warrants as provided in the loan restructuring agreement under which the Amended and Restated Note and other documents was issued (the “Loan Restructuring Agreement”), and (vi) entered into an Investor Rights Agreement with Castlerigg dated December 23, 2010.  As a result of the foregoing, Castlerigg forgave approximately $7.2 million of principal and accrued but unpaid interest. The Debt Restructuring was considered a troubled-debt restructuring and a gain on debt restructuring of $3,062,457 was recorded during the year ended December 31, 2010, which was the difference between the adjusted carrying value of the original note and the carrying value of the Amended and Restated Note.

The Amended and Restated Note, dated December 23, 2010, is a senior, unsecured note that matures in three years from the closing and bears interest at an annual rate of 6.25%, payable semi-annually.  We paid the first year’s interest of approximately $344,000 at the closing.  The Amended and Restated Note is convertible into shares of common stock at a conversion price of $1.35 per share, subject to adjustment.  The Amended and Restated Note is convertible in whole or in part at any time upon notice by Castlerigg to us.  The Amended and Restated Note also contains various restrictions, acceleration provisions and other standard and customary terms and conditions.  Two of our consolidated subsidiaries guaranteed our obligations under the Amended and Restated Note.

The Investor Rights Agreement provides Castlerigg with certain registration rights with respect to the Company’s securities held by Castlerigg.  These registration rights include an obligation of the Company to issue additional warrants to Castlerigg if certain registration deadlines or conditions are not satisfied.  The agreement also contains full-ratchet anti-dilution price protection provisions in the event the Company issues stock or convertible debt with a purchase price or conversion price less than the conversion price described above.

As of March 31, 2011 and 2010, we recorded an aggregate derivative liability of $1,711,100 and $378,600 respectively, related to the conversion features of the Amended and Restated Note and the conversion feature and warrants related to the Original Note.  A derivative valuation gain of $896,300 and $386,600 was recorded during the three months ended March 31, 2011 and 2010, to reflect the change in value of the aggregate derivative liability since December 31, 2010 and 2009, respectively. The aggregate derivative liability of $1,711,100 for the Amended and Restated Note conversion feature was calculated at March 31,211 using the Black-Scholes pricing model with the following assumptions: (i) risk free interest rate of 1.29%, (ii) expected life (in years) of 2.7 for the; (iii) expected volatility of 84.11% for the conversion feature, (iv) expected dividend yield of 0.00%; and (v) stock trading price of $0.96.

During the three months ended March 31, 2010, debt discounts were accreted over the term of the obligation, for which $1,047,825 was included in interest expense. The note bears a 6.25% annual interest rate payable quarterly and for the three months ended March 31, 2010, $26,196 was included in interest expense. For the three months ended March 31, 2010, $343,297 ($368,916 offset by $25,619 note interest accrued in 2009) was included in interest expense for capitalized interest.

The $6,180,816 value of the note at March 31, 2011 consists of $5,500,000 for the principal due of the note plus $1,031,250 for aggregate future interest less $350,434 for interest withheld at closing for interest due from the initial date of the debt restructuring transaction until December 31, 2011.

Unsecured Convertible Note

On September 29, 2006, we entered into a letter of understanding with Triage Capital Management, or Triage, dated September 25, 2006.  The letter of understanding provided that Triage loan $1,000,000 to us in exchange for us entering into, on or prior to October 30, 2006, a convertible note securities agreement.  It was intended that the funding provided by Triage be replaced by a convertible note and accompanying warrants, as described below.  Effective November 2, 2006, we entered into securities purchase agreement, a 5% convertible note, a registration rights agreement, and four classes of warrants to purchase our common stock, all of which were with an individual note holder, the controlling owner of Triage, who caused our agreement with Triage to be assigned to him, which satisfied our agreement with Triage.

Pursuant to the securities purchase agreement, (i) we sold to the convertible note holder a three-year convertible note in the principal amount of $1,000,000 representing the funding received by us on September 29, 2006; (ii) the convertible note bears an annual interest rate of 5%, payable semi-annually in cash or shares of our common stock; (iii) the convertible note is convertible into shares of our common stock at a conversion price of $1.50 per share subject to full-ratchet anti-dilution price protection provisions ; and (iv) we issued to the convertible note holder four classes of warrants (A Warrants, B Warrants, C Warrants and D Warrants), which give the convertible note holder the right to purchase a total of 5,500,000 shares of our common stock as described below.  The A and B Warrants originally expired one year after the effective date of a registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”), to register the subsequent sale of shares received from exercise of the A and B Warrants. The C Warrants and D Warrants originally expired eighteen months and twenty four months, respectively, after the effective date of a registration statement to be filed under the Securities Act.  The A Warrants grant the convertible note holder the right to purchase up to 750,000 shares of common stock at an exercise price of $1.60 per share, the B Warrants grant the convertible note holder the right to purchase up to 750,000 shares of common stock at an exercise price of $1.75 per share, the C Warrants grant the convertible note holder the right to purchase up to 2,000,000 shares of common stock at an exercise price of $2.10 per share, and the D Warrants grant the convertible note holder the right to purchase up to 2,000,000 shares of common stock at an exercise price of $3.00 per share.

During the year ended December 31, 2007, the convertible note holder exercised 454,000 A Warrants. We entered into an exchange agreement dated October 31, 2007 in which the convertible note holder received 650,000 shares of our common stock in exchange for cancellation of the C and the D Warrants.  The expiration date of the A Warrants and the B Warrants was extended from January 11, 2008 to December 3, 2008. During the year ended December 31, 2008, the convertible note holder exercised 64,400 A Warrants. On December 3, 2008, the remaining 231,600 A Warrants and 750,000 B Warrants were unexercised and expired.

On December 23, 2009 we entered into an amendment with the holder of our unsecured convertible note in the principal amount of $1.0 million which (i) extended the note maturity date to December 22, 2010 and (ii) increased the annual rate of interest from 5% to 8% commencing October 16, 2009. All other terms and conditions of the note remain unchanged.

On December 24, 2010 we closed on a Debt Restructuring as mentioned above, In connection with that Debt Restructuring the Company amended the note with the holder of a $1.0 million unsecured convertible note, pursuant to which the maturity date of the note was extended to December 31, 2013.  We issued 150,000 shares to the holder of this note as consideration to extend the term of the note.

During March 2011, we issued 135,369 shares of common stock to the holder of our unsecured convertible note in satisfaction of $81,221 of accrued interest on the unsecured convertible note.  Also in connection with the satisfaction of the accrued interest we granted to the holder a warrant to acquire up to 221,758 additional shares of our common stock at an exercise price of $0.96 per share.  The warrant is exercisable at any time for a five year period. For the three months ended March 31, 2011, the $157,400 value of the warrant was included in interest expense.

At March 31, 2011 and 2010 we recorded an aggregate derivative liability of $1,016,300 and $73,300, respectively, related to the conversion feature of the note. A derivative valuation gain of $385,600 and $126,700, respectively, was recorded to reflect the change in value of the aggregate derivative liability since December 31, 2010 and December 31, 2009, respectively.  The aggregate derivative liability of $1,016,300 for the conversion feature of the note was calculated using the Black-Scholes pricing model with the following assumptions: (i) risk free interest rate 1.29%, (ii) expected life (in years) of 2.8; (iii) expected volatility of 83.92%; (iv) expected dividend yield of 0.00%; and (v) stock trading price of $0.96.

In connection with the amendment mentioned above, the principal value of the note will be accreted due to the difference in the value of the conversion feature before and after the amendment.  The accretion for the three months ended March 31, 2011, was $83,334 and was included in interest expense. The note currently bears an 8% annual interest rate payable semi-annually, and for each on the three month periods ended March 31, 2011 and 2010, $20,000 was included in interest expense.

Accounts Receivable Purchase Agreements

During the year ended December 31 2010 we entered into two Accounts Receivable Purchase Agreements with one individual for an aggregate amount of $775,000. In these agreements, we pledged certain outstanding accounts receivable in exchange for advanced payment and a commitment to remit to the purchaser the amount advanced upon collection from our customer. Terms of the first agreement under which we were advanced $175,000 include a 3% discount with a 3% interest fee for every 30 days the advances remain outstanding. Terms of the second agreement under which we were advanced $500,000 include a 10% discount with a 0.5% interest fee for every 30 days the advances remain outstanding.

During the three months ended March 31, 2011 we converted the remaining $675,000 of principal along with $109,292 of accrued and unpaid interest into 1,307,153 shares of our common stock and warrants to purchase an additional 653,576 shares of our common stock. The warrants contain anti-dilution price protection provisions in the event the Company issues stock or convertible debt with a purchase price or conversion price less than $1.00 per share.

At March 31, 2011 we recorded an aggregate derivative liability of $423,700 related to the warrant reset provision. A derivative valuation gain of $26,400 was recorded to reflect the change in value of the aggregate derivative liability from the time the warrants were issued.  The aggregate derivative liability of $423,700 for the reset provision of the warrants was calculated using the Black-Scholes pricing model with the following assumptions: (i) risk free interest rate 2.24%, (ii) expected life (in years) of 5; (iii) expected volatility of 85.81%; (iv) expected dividend yield of 0.00%; and (v) stock trading price of $0.96.

Short Term Note Payable

During the three months ended March 31, 2011 we remitted $100,000 principal balance and accrued interest of $8,360 to a company pursuant to a short term. The note had originated in June 2010 and bore an annual interest rate of 12%. Of the $8,360 of interest paid, $2,327 was related to and included in interest expense for the three months ended March 31, 2011.

Note 7 – Equity Financing and the Debt Restructuring

On December 24, 2010, we closed on an equity financing (the “Equity Financing”) as well as a restructuring of our outstanding convertible indebtedness (the “Debt Restructuring”).  The Equity Financing and the Debt Restructuring are described as follows.

We entered into a Placement Agency Agreement, dated December 17, 2010, with Philadelphia Brokerage Corporation (“PBC”), pursuant to which PBC agreed to act as the exclusive agent of the Company on a “best efforts” basis with respect to the sale of up to a maximum gross consideration of $15,000,000 of units of the Company’s securities, subject to a minimum gross consideration of $10,000,000.  The Units consisted of two shares of our common stock and one warrant to purchase a share of our common stock.  The Company agreed to pay PBC a commission of 8% of the gross offering proceeds received by the Company, to issue PBC 40,000 shares of its common stock for each $1,000,000 raised, and to pay the reasonable costs and expenses of PBC related to the offering.  The Company also agreed to pay PBC a restructuring fee in the amount of approximately $180,000 upon the closing of the Equity Financing and the simultaneous Debt Restructuring.

Pursuant to the Placement Agency Agreement, we entered into Subscription Agreements dated December 23, 2010 with select institutional and other accredited investors for the private placement of 12,500,000 units of our securities.  The Subscription Agreements included a purchase price of $1.20 per unit, with each unit consisting of two shares of common stock and one warrant to purchase an additional share of common stock.  The warrants have a term of five years and an exercise price of $1.00 per share.

Net proceeds from the Equity Financing, after deducting the commissions and debt restructuring fees payable to PBC and the estimated legal, printing and other costs and expenses related to the financing, were approximately $13.5 million.  We used a portion of the net proceeds of the Equity Financing to pay down debt and the remainder will be used for working capital.

On November 29, 2010, we entered into a bridge loan transaction with three accredited investors pursuant to which we issued unsecured notes in the aggregate principal amount of $1.0 million.  Upon the closing of the Equity Financing, the lenders converted the entire principal amount plus accrued interest into the same units offered in the Equity Financing and the proceeds from the bridge loan transaction were treated as funds raised with respect to the financing.

In connection with the Equity Financing and under the terms of the Subscription Agreements, the Company agreed to prepare and file, and did file, within 60 days following the issuance of the securities, a registration statement covering the resale of the shares of common stock sold in the financing and the shares of common stock underlying the warrants.  If the Company fails to have the registration statement declared effective within 120 days following the date of the filing of the registration statement, subject to certain exceptions, the Company will be obligated to issue additional warrants to the investors to purchase an additional 1,250,000 shares for each 30-day period after the deadline, until the registration statement is declared effective.

On December 24, 2010, we also closed on the Debt Restructuring.  In connection therewith, we (i) issued an Amended and Restated Senior Convertible Note in the principal amount of $5.5 million (the “Amended and Restated Note”) to Castlerigg Master Investment Ltd. (“Castlerigg”), (ii) paid $2.5 million in cash to Castlerigg, (iii) cancelled warrants previously issued to Castlerigg that were exercisable for a total of 5,208,333 shares of common stock, (iv) issued 800,000 shares of common stock to Castlerigg in satisfaction of an obligation under a prior loan amendment, (v) entered into the Letter Agreement pursuant to which we paid Castlerigg an additional $2.75 million in cash in lieu of the issuance of $3.5 million in stock and warrants as provided in the loan restructuring agreement under which the Amended and Restated Note and other documents was issued (the “Loan Restructuring Agreement”), and (vi) entered into an Investor Rights Agreement with Castlerigg dated December 23, 2010.  As a result of the foregoing, Castlerigg forgave approximately $7.2 million of principal and accrued but unpaid interest.

The Amended and Restated Note, dated December 23, 2010, is a senior, unsecured note that matures in three years from the closing and bears interest at an annual rate of 6.25%, payable semi-annually.  We paid the first year’s interest of approximately $344,000 at the closing.  The Amended and Restated Note is convertible into shares of common stock at a conversion price of $1.35 per share, subject to adjustment.  The Amended and Restated Note is convertible in whole or in part at any time upon notice by Castlerigg to us.  The Amended and Restated Note also contains various restrictions, acceleration provisions and other standard and customary terms and conditions.  Two of our consolidated subsidiaries guaranteed our obligations under the Amended and Restated Note.

The Investor Rights Agreement provides Castlerigg with certain registration rights with respect to the Company’s securities held by Castlerigg.  These registration rights include an obligation of the Company to issue additional warrants to Castlerigg if certain registration deadlines or conditions are not satisfied.  The agreement also contains full-ratchet anti-dilution price protection provisions in the event the Company issues stock or convertible debt with a purchase price or conversion price less than the conversion price described above.

During the three months ended March 31, 2011, we issued Castlerigg 400,000 warrants pursuant to a waiver agreement dated March 10, 2011 allowing the issuance of shares and warrants for the conversion of the AR Note Payable without adjusting the conversion price of there 6.25% Convertible Note.  These warrants contain full-ratchet anti-dilution price protection provisions in the event the Company issues stock or convertible debt with a purchase price or conversion price less than the conversion price described above and were accounted for as embedded derivatives and valued on the transaction date using a Black Schools pricing model.

At March 31, 2011, we recorded an aggregate derivative liability of $368,000 related to these warrants and valuation gain of $36,000 for the three months ended March 31, 2011 to reflect the change in value of the aggregate derivative from the time of issue. The aggregate derivative liability of $368,000 was calculated using the Black-Schools pricing model with the following assumptions: (i) risk free interest rate of 2.24%, (ii) expected life (in years) of 4.9; (iii) expected volatility of 84.82, (iv) expected dividend yield of 0.00%; and (v) stock trading price of $0.96.

In connection with the Debt Restructuring, the Company amended the note with the holder of a $1.0 million unsecured convertible note, pursuant to which the maturity date of the note was extended to December 31, 2013. We also issued 150,000 shares to the holder of this note as consideration to extend the term of the note.

Investor warrants totaling 12,499,9810 issued under the Placement Agency Agreement contain price protection adjustments in the event we issue new common stock or common stock equivalents in certain transactions at a price less than $1.00 per share and were accounted for as embedded derivatives and valued on the transaction date using a Black Schools pricing model.

At March 31, 2011, we recorded an aggregate derivative liability of $7,785,000 related to these warrants and valuation gain of $2,875,000 for the three months ended March 31, 2011 to reflect the change in value of the aggregate derivative from December 31, 2010. The aggregate derivative liability of $7,875,000 was calculated using the Black-Schools pricing model with the following assumptions: (i) risk free interest rate of 2.24%, (ii) expected life (in years) of 4.7; (iii) expected volatility of 84.94%, (iv) expected dividend yield of 0.00%; and (v) stock trading price of $0.96.

Note 8 – Fair Value Measurements

The Company has certain financial instruments that are measured at fair value on a recurring basis. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-tier fair value hierarchy has been established which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements).  These tiers include:

•

Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

We measure certain financial instruments at fair value on a recurring basis. Assets and liabilities measured at fair value on a recurring basis are as follows at March 31, 2011:

			Significant
		Quoted Prices in	Other	Significant
		Active Markets for	Observable	Unobservable
		Identical Assets	Inputs	Inputs
	Total	(Level 1)	(Level 2)	(Level 3)
Assets
Treasury cash reserves	3,304,891	3,304,891	--	--
Total assets measured at fair value	$3,304,891	$3,304,891	$--	$--

Liabilities
Derivative valuation (1)	$11,394,100	$--	$--	$11,394,100
Total liabilities measured at fair value	$11,394,100	$--	$--	$11,394,100

(1) See Note 6 for additional discussion.

The table below presents our assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) at March 31, 2011.  We classify financial instruments in Level 3 of the fair value hierarchy when there is reliance on at least one significant unobservable input to the valuation model.

Derivative
Valuation
Liability
Balance at December 31, 2010	$(14,759,300)
Total gains or losses (realized and unrealized)
Included in net loss	4,219,300
Valuation adjustment	--
Purchases, issuances, and settlements, net	(854,100)
Transfers to Level 3	--
Balance at March 31, 2011	$(11,394,100)

Money Market Funds and Treasury Securities

The money market funds and treasury cash reserve securities balances are classified as cash and cash equivalents on our condensed consolidated balance sheet.

Fair Value of Other Financial Instruments

The carrying amounts of our accounts receivable, accounts payable and accrued liabilities approximate their fair values due to their immediate or short-term maturities.  The aggregate carrying amount of the notes payable approximates fair value as the individual notes bear interest at market interest rates and there has not been a significant change in our operations and risk profile.

Note 9 – Equipment Financing

On August 27, 2009, we completed an equipment lease financing transaction with a financial institution.  Pursuant to the financing, we entered into various material agreements with the financial institution. These agreements are identified and summarized below.

We entered into a Master Lease Agreement dated as of July 28, 2009 with the financial institution pursuant to which we sold to the financing institution certain telecommunications equipment to be installed at 1981 of our customer’s retail locations in exchange for a one time payment of $4,100,670 by the financial institution. We will pay to the financial institution 36 monthly lease payments and at the expiration of the equipment lease will pay the greater of the then in place fair market value of the equipment or 10% of the original purchase price.

We also entered into a security agreement with the financial institution pursuant to which we granted a first priority security interest in the equipment, whether now owned or hereafter acquired, and in our customer service agreement and service payments thereunder during the term of the equipment lease. We received a waiver from our 6.25% convertible note holder releasing their security interest in the equipment purchased under our sale lease back financing. See Note 6.

The sale leaseback financing arrangement with the financial institution related to the purchase and deployment of certain digital signage equipment for a new customer.  As a result of this financing, we incurred an obligation to make 36 monthly payments of approximately $144,000 plus applicable sales taxes. The proceeds of the financing are being used to purchase and install the digital signage equipment for our customer and for general working capital purposes.  We have the right to terminate the lease after making 33 payments for a termination fee of approximately $451,000 after which time we would own all of the equipment.  We have accounted for this arrangement as a capital lease.

During the three months ended March 31, 2011 and 2010 we made lease payments totaling approximately $422,096 and $422,096 of which $337,174 and $292,568 was applied toward the outstanding lease with $84,922 and $129,528, respectively included in interest expense. Additionally, we recognized amortization of the lease acquisition fee of $12,567 which was included in interest expense for each of the three months ended March 31, 2011 and 2010, respectively.

Note 10 – Interact Devices Inc. (IDI)

We began investing in and advancing monies to IDI in 2001. IDI was developing technology which became CodecSys.

On October 23, 2003, IDI filed for Chapter 11 Federal Bankruptcy protection. We desired that the underlying patent process proceed and that the development of CodecSys technology continue. Therefore, we participated in IDI’s plan of reorganization, whereby we would satisfy the debts of the creditors and obtained certain licensing rights.  On May 18, 2004, the debtor-in-possession’s plan of reorganization for IDI was confirmed by the United States Bankruptcy Court. As a result of this confirmation, we issued to the creditors of IDI approximately 111,800 shares of our common stock, and cash of approximately $312,768 in exchange for approximately 50,127,218 shares of the common stock of IDI, which increased our aggregate common share equivalents in IDI to approximately 51,426,719 shares.

Since May 18, 2004, we have acquired an aggregate of 4,056,278 additional common share equivalents IDI. As of March 31, 2011, we owned approximately 55,482,997 IDI common share equivalents, representing approximately 94% of the total outstanding IDI share equivalents

Since May 18, 2004, we have advanced additional cash to IDI for the payment of operating expenses, which continues development and marketing of the CodecSys technology. As of March 31, 2011 and 2010, we have advanced an aggregate amount of $2,913,360 and $2,671,996 respectively, pursuant to a promissory note that is secured by assets and technology of IDI.

Note 11 – Recent Accounting Pronouncements

In April 2011, the FASB issued ASU 2011-02, Receivables (Topic 310) – A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring. This Update provides clarification to creditors on what is considered a troubled-debt restructuring. This Update applies to all creditors who that restructure receivables that fall within the scope of Subtopic 301-40, Receivables – Troubled Debt Restructuring by Creditors.  In evaluating whether it is considered a troubled-debt restructuring a creditor must conclude that both of the following exist: 1)

The restructuring constitutes a concession and 2) The debtor is experiencing financial difficulties.  The amendment provides clarification on when a concession is granted and also indicates that a debtor may experience financial difficulties, even though the debtor is not currently in payment default. The Amendments in this Update are effective for the first interim or annual period beginning on or after June 15, 2011 and should be applied retrospectively to the beginning of the annual period of adoption. An entity should disclose the necessary disclosures delayed in ASU 2011-01 for interim and annual period ending after June 15, 2011. The Company doesn’t expect this guidance to have an impact on its financials since it is not a debt creditor.

In January 2011, the FASB issued ASU 2011-01, Receivables (Topic 310) – Deferral of the Effective Date of Disclosure about Troubled Debt Restructurings in Update 2010-20. The amendments in this Update delay the effective date of the disclosures about troubled debt restructurings in Update 2010-20 for public-entity creditors and is intended to allow the Board to complete its deliberations on what constitutes a troubled-debt restructuring. The effective date of the disclosures per Update 2010-20 for public-entity creditors will be coordinated with the new proposed Update that is expected to be effective for interim and annual periods ending after June 15, 2011. The Company doesn’t expect this guidance to have an impact on its financials since it is not a debt creditor.

In December 2010, the FASB issued ASU 2010-29, Business Combinations (Topic 805) – Disclosure of Supplementary Pro Forma Information for Business Combinations. The amendments in this Update are applicable to Public Entities that have had a material business combination(s) in the current period.  The Update specifies that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination had occurred as of the beginning of the comparable prior annual reporting period only.  For example, for a calendar year-end entity, disclosures would be provided for a business combination that occurs in 20X2, as if it occurred on January 1, 20X1. Such disclosures would not be revised if 20X2 is presented for comparative purposes with the 20X3 financial statements (even if 20X2 is the earliest period presented). Previously, in practice, some preparers have presented the pro forma information in their comparative financial statements as if the business combination that occurred in the current reporting period had occurred as of the beginning of each of the current and prior annual reporting periods. Other preparers have disclosed the pro forma information as if the business combination occurred at the beginning of the prior annual reporting period only, and carried forward the related adjustments, if applicable, through the current reporting period. The Update also expands the disclosures to include a description of the nature and amount of material, non-recurring pro forma adjustments attributable to the business combination. The amendments in this Update are effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010.  The Company only expects this Update to have an impact if it enters into a material business combination in the upcoming year.  If one occurs, the guidance in the Update will be followed.

In August 2010, the FASB issued ASU No 2010-22, Accounting for Various Topics. Technical Corrections to SEC Paragraphs- An announcement made by the staff of US Securities and Exchange Commission. This Update makes changes to several of the SEC guidance literature within the Codification.  Some of the changes relate to (1) Oil and Gas Exchange Offers, (2) Accounting for Divestiture of a Subsidiary or Other Business Operations, (3) Replaces “Push Down” basis accounting references with “New” basis of accounting to be used in the acquired companies financial statements, (4) Fees paid to an investment banker in connection with an acquisition or asset purchase, when the investment banker is also providing interim financing or underwriting services must be allocated between the related service and debt issue costs. The amendments in this Update are effective immediately.  The Company doesn’t expect this guidance to have a significant impact on its financials since there are no changes to accounting that were not already being applied by the Company.

In July 2010, the FASB issued ASU No 2010-20, Receivables (Topic 310) – Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses. This Update requires additional disclosures for financing receivables, excluding short-term trade accounts receivables and or receivables measured at fair value.  The new disclosures are designed to allow a user to better evaluate a company’s credit risk in the portfolio of financing receivables, how the risk is analyzed and in allowing for credit losses and the reason for the changes in the allowance for credit losses.  Some of the additional disclosures required are to provide a rollforward of allowance for credit losses by portfolio segment basis, credit quality of indicators of financing receivables by class of financing receivables, the aging of financing receivables by class of financing receivable, significant purchases and sales of financing receivables by portfolio segment, amongst other requirements.  The amendments in this Update are effective for reporting periods ending on or after December 15, 2010 for disclosures as of the end of the reporting period and disclosures related to activity are effective for reporting periods beginning on or after December 15, 2010 for public entities.  For nonpublic entities, the disclosures are effective for annual reporting periods ending on or after December 15, 2011. Comparative disclosures for earlier reporting periods are encouraged, but not required.  This guidance doesn’t have a significant impact on its financials since it doesn’t have any finance receivables.

In April 2010, the FASB issued ASU No 2010-13, Compensation – Stock Compensation (Topic718) – Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades. This update provides clarification that an employee share-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity’s equity securities trade should not be considered to contain a condition that is not a market, performance or service condition.  Therefore, the award would be classified as an equity award if it otherwise qualifies as equity.  The amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010. The amendments in this Update should be applied by recording a cumulative-effect adjustment to the opening balance of retained earnings. The cumulative-effect adjustment should be calculated for all awards outstanding as of the beginning of the fiscal year in which the amendments are initially applied, as if the amendments had been applied consistently since the inception of the award. The cumulative-effect adjustment should be presented separately. Earlier application is permitted.  This guidance didn’t have a significant impact on its financials since it hasn’t classified any share-based payments to employees noted above as a liability.

Note 12 – Supplemental Cash Flow Information

2011

In January, 2011, we granted options to acquire up to 500,000 shares of our common stock valued at $300,000 to a consultant in consideration of consulting services to be rendered by the consultant over a one year period pursuant to a written consulting agreement.  The options are exercisable at $1.11 per share and have a three year life. The value of options is being recognized over the contract period and for the three months ended March 31, 2011, $50,000 was included in stock based compensation.

On March 21, 2011, the Company, converted $784,292 of its short-term debt into equity through the issuance of common stock and warrants to two lenders at the same unit pricing as the Equity Financing. In consideration of converting the short- term loans on the basis of $1.20 for two shares of common stock plus one warrant at an exercise price of $1.00, the Company issued 1,307,153 shares of common stock and warrants to acquire up to 653,576 shares of common stock, which warrants have a five year term and are exercisable at $1.00 per share. The Company’s objective for converting the short-term debt into equity is to conserve cash for further market development.

In March, 2011, we granted to the holder of our senior unsecured convertible note a warrant to acquire 400,000 shares of our common stock at an exercise price of $.05 per share in consideration of a waiver of the holder’s reset provision that allowed us to convert certain short terms loans to equity without causing an adjustment in the conversion price of our senior note.  The warrants have a 5 year life from the date of grant, contain full-ratchet anti-dilution price protection provisions and were valued $404,000 using a black Scholes pricing model on the date of grant.

For the three months ended March 31, 2011 an aggregate non-cash expense of $83,334 was recorded for the accretion of the unsecured convertible note.

For the three months ended March 31, 2011, we recognized $382,995 in depreciation and amortization expense from the following: (i) $202,201 related to cost of sales for equipment used directly by or for customers, (ii) $178,256 related to equipment other property and equipment, and (iii) $2,538 for patent amortization.

2010

During the three months ended March 31, 2010, we issued 149,164 shares of our common stock valued at $160,178 to three companies and three individuals for consulting services rendered the expense for which is included in our general and administrative expense.

During the three months ended March 31, 2010 we issued 200,000 shares our common stock valued at $216,000 to a corporation for the purchase of a H.264 codec software license to be used in our CodecSys product development. We have included it as an asset on our balance sheet and will amortize it as part of cost of sales.

During the three months ended March 31, 2010 we issued 1,000,000 shares our common stock valued at $990,000 to our senior secured 6.25% convertible note holder as part of the note due date extension. We included it as an asset on our balance sheet as additional note acquisition costs and will amortize it over the remaining term of the note.

For the three months ended March 31, 2010 an aggregate non-cash expense of $1,047,825 was recorded for the accretion of the senior secured 6.25% convertible note.

For the three months ended March 31, 2010, we recognized $389,017 in depreciation and amortization expense from the following: (i) $196,380 related to cost of sales for equipment used directly by or for customers, (ii) $190,247 related to equipment other property and equipment, and (iii) $2,390 for patent amortization

Note 13 – Subsequent Events

We evaluated subsequent events pursuant to ASC Topic 855 and have determined that there are no events that need to be reported.